As filed with the Securities and Exchange Commission on March 7, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STATE INVESTORS BANCORP, INC.

AND STATE-INVESTORS BANK 401(k) PLAN

(Exact name of registrant as specified in its articles of incorporation)

Louisiana	6035	27-5301129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1041 Veterans Boulevard

Metairie, Louisiana 70005

(504) 834-9400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony S. Sciortino

Chairman, President and Chief Executive Officer

State Investors Bancorp, Inc.

1041 Veterans Boulevard

Metairie, Louisiana 70005

(504) 834-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raymond A. Tiernan, Esq. Eric M. Marion, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W., 11th Floor Washington, D.C. 20005 202-347-0300	James C. Stewart, Esq. Malizia Spidi & Fisch, PC Suite 200 West 1227 25th Street, N.W. Washington, D.C. 20037 202-434-4660

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	2,909,500 shares	$10.00	$29,095,000 (1)	$3,377.93 (2)
Participation interests	380,361 interests(2)	—	—	—

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Represents shares which may be purchased by participants in the Bank of Ruston 401(k) Plan. Pursuant to Rule 457(h) of the Securities Act, as amended, no separate fee is required for the participation interests, and the number of participation interests registered has been calculated on the basis of the maximum number of shares which could be purchased utilizing the assets of such plan.

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

(Proposed Holding Company for State-Investors Bank)

Up to 2,530,000 shares of Common Stock

(Anticipated Maximum)

This prospectus describes the initial public offering of shares of State Investors Bancorp, Inc., a company being formed in connection with the conversion of State-Investors Bank from the mutual to the stock form of organization. Upon completion of the conversion and offering, all of the common stock of State-Investors Bank will be owned by State Investors Bancorp, and all of the common stock of State Investors Bancorp will be owned by public shareholders.

We are offering up to 2,530,000 shares of common stock for sale, at a price of $10.00 per share, on a priority basis to State-Investors Bank’s depositors in a subscription offering. Shares of common stock not purchased in the subscription offering may be offered to the general public in a community offering which may begin during or immediately following the subscription offering. We expect that the common stock of State Investors Bancorp will be listed on the Nasdaq Capital Market under the symbol SIBC.

Certain depositors of State-Investors Bank have priority rights to purchase shares of common stock in the subscription offering:

•	Depositors with at least $50 on deposit at State-Investors Bank at the close of business on October 31, 2009;

•	Depositors with at least $50 on deposit at State-Investors Bank at the close of business on March 31, 2011; and

•	Depositors of State-Investors Bank at the close of business on [DATE1], 2011, and borrowers as of April 22, 1993, whose loans continued to be outstanding as of [DATE1], 2011.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We must sell a minimum of 1,870,000 shares to complete the offering. We may increase the maximum shares that we sell in the offering up to 2,909,500 shares without further notice to persons who have subscribed for shares, due to regulatory considerations, demand for the shares or changes in financial market conditions. The offering is expected to terminate at 5:00 p.m., Central time, on [DATE2], 2011. We may extend this expiration date without notice to you until [DATE3], 2011. No single extension may exceed 90 days and the offering must be completed by [DATE4], 2013.

The minimum number of shares you may purchase is 25 shares. The maximum number of shares that can be ordered through a single qualifying account in the offering is 30,000 shares. Orders are irrevocable after submission unless the offering is terminated or is extended beyond [DATE3], 2011 or the number of shares of common stock to be sold increases to more than 2,909,500 shares or decreases to less than 1,870,000 shares. If the offering is extended beyond [DATE3], 2011, subscribers will be notified and will have the right to confirm, modify or rescind their purchase orders, and funds will be returned promptly to subscribers who do not respond to this notice. Funds received prior to completion of the offering will be held in a segregated account at State-Investors Bank and will earn interest at our passbook savings rate. If we terminate the offering, or if we extend the offering beyond [DATE3], 2011 and you reduce or rescind your order, we will promptly return your funds without penalty, with interest at our passbook savings rate, and deposit withdrawal authorizations will be cancelled or reduced.

Keefe, Bruyette & Woods will assist us in selling our shares of common stock on a best efforts basis, but is not required to purchase any of the common stock that is being offered. Our directors and executive officers, together with their associates, intend to purchase 230,000 shares of common stock in the offering, or 9.1% based on the maximum of the offering. These purchases will count towards the minimum purchases needed to complete the offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 10.

OFFERING SUMMARY

Price per share: $10.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	1,870,000	2,530,000	2,909,500
Gross offering proceeds	$18,700,000	$25,300,000	$29,095,000
Estimated offering expenses (excluding selling agent fees)	$825,000	$825,000	$825,000
Selling agent fees and expenses(1)	$187,550	$263,450	$307,093
Estimated net proceeds	$17,687,450	$24,211,550	$27,962,907
Estimated net proceeds per share	$9.46	$9.57	$9.61

(1)	Assumes all shares are sold in the subscription and community offering and no shares are sold in the syndicated community offering. For a description of Keefe, Bruyette & Woods’ compensation for the stock offering, see “The Conversion and Offering—Plan of Distribution and Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the stock information center at (        )         -        .

KEEFE, BRUYETTE & WOODS

The date of this prospectus is                     , 2011

STATE-INVESTORS BANK

Hammond
12
Covington Springs
59
55
Mandeville
12
10
Lake Maurepas
Lake Pontchartrain
10
10
510
Metairie
310
Harahan
New Orleans
Lac des Allemands
Lake Borgne
Lake Cataouatche

Main Office
1041 Veterans Boulevard
Metairie, LA 70005

Branches
2909 Highway 190
Mandeville, LA 70471

8384 Jefferson Hwy.
Harahan, LA 70123

301 Harrison Avenue
New Orleans, LA 70124

Arkansas
Texas
Mississippi
Louisiana

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. You should read this entire document carefully, including the sections entitled “Risk Factors” and “The Conversion and Offering,” before making a decision to invest in our common stock.

In this prospectus, unless we specify otherwise, “State Investors,” “we,” “us,” and “our” refer to State Investors Bancorp, Inc., a Louisiana corporation. “State-Investors Bank” refers to State-Investors Bank, a federally chartered savings bank in its mutual form or in its stock form as the context requires.

The Companies

State Investors Bancorp, Inc. State Investors Bancorp is a Louisiana corporation recently formed for the purpose of implementing the conversion and offering described in this prospectus. Our principal activity after the conversion will be the ownership of all of the outstanding common stock of State-Investors Bank. This offering is being made by State Investors Bancorp. Our corporate office is located at 1041 Veterans Boulevard, Metairie, Louisiana 70005.

State-Investors Bank. State-Investors Bank is a federally chartered mutual savings bank. State-Investors Bank was formed in 1894 as a Louisiana chartered mutual savings association, named “Sixth District Building & Loan Association.” Following a series of name changes, State Savings and Loan Association merged with Investors Homestead Association on December 31, 1980, and was renamed “State-Investors Savings and Loan Association.” State-Investors Savings and Loan Association converted to a federally chartered savings bank effective April 22, 1993, and changed its name to “State-Investors Bank” in 1997. State-Investors Bank is subject to regulation, supervision and examination by the Office of Thrift Supervision, as its chartering authority. The Office of the Comptroller of the Currency, which currently regulates national banks, will become State-Investors Bank’s primary federal regulator after July 21, 2011, pursuant to recently-enacted legislation. State-Investors Bank’s corporate office is located at 1041 Veterans Boulevard, Metairie, Louisiana 70005. Its telephone number at this address is (504) 832-9400. State-Investors Bank’s website is www.stateinvestors.com. The information on our website is not a part of this prospectus.

Our Business

State-Investors Bank conducts its operations through its main office in Metairie, Louisiana, located in Jefferson Parish, and three branch offices located in Jefferson, Orleans and St. Tammany Parishes, Louisiana. State-Investors Bank’s principal business has been accepting deposits from the general public and using those deposits to make residential and commercial loans to individuals and businesses located primarily in the parishes in which we have branch offices which are a part of the seven parish New Orleans-Metairie-Kenner Metropolitan Statistical Area. State-Investors Bank operates as a traditional savings and loan association with a focus on one- to four-family residential loans in its primary market area. In February 2011, we opened our new home office which replaced our former main office at the same location in Metairie, Louisiana.

At December 31, 2010, State-Investors Bank had total assets of $208.7 million, deposits of $159.1 million and total equity of $21.3 million, equal to 10.2% of total assets. Total loans, net, at December 31, 2010, amounted to $180.6 million, or 86.6% of total assets. In recent periods, we have originated primarily fixed-rate owner occupied one-to four-family residential loans of 15 to 20 year amortizations. State-Investors Bank’s investment in securities consisted exclusively of government-guaranteed adjustable-rate mortgage-backed securities totaling $9.4 million at December 31, 2010.

Following the conversion and offering, State-Investors Bank will be wholly-owned by State Investors Bancorp. State Investors Bancorp intends to contribute 50% of the net proceeds as equity capital to State-Investors Bank in exchange for the purchase of all of State-Investors Bank’s capital stock and the remaining 50% of the net proceeds will be retained by State Investors Bancorp. Initially, State Investors Bancorp intends to use the net proceeds it retains to loan funds to the employee stock ownership plan to purchase 8.0% of the shares sold in the offering and will invest the remaining amount in a deposit account at State-Investors Bank. Under applicable regulations, State Investors Bancorp may, during the first year following the conversion, assuming shareholder approval, use a portion of the net proceeds it retains to fund the proposed recognition and retention plan. See “How We Intend to Use the Proceeds from the Offering.” In the future, the proceeds from the offering are expected to provide us with additional capital which we will use to expand our business activities, enhance our existing products and services and upgrade our technology infrastructure and marketing. We also may use a portion of the net proceeds received to purchase loans and loan participation interests outside of our local market area. We expect this will facilitate our loan growth and returns and, again, help to reduce the geographic concentration risk in our portfolio. See “—Reasons for the Conversion and Offering.”

Our Business Strategy

Our business strategy is designed to operate and grow State-Investors Bank as a profitable community-oriented financial institution serving primarily individual customers and small- to medium-sized businesses in our market area. To implement this business strategy, we will strive to:

•	maintain high levels of asset quality, primarily through our disciplined and conservative lending practices;

•	grow our retail deposit accounts by focusing on the establishment of long-term customer relationships;

•	target loan growth on residential and owner occupied commercial real estate loans while funding growth with core deposits; and

•

capitalize on our senior management’s knowledge of the local real estate market and meet the needs of local residents through a community-oriented approach to banking, which focuses on local decision-making and delivering a consistent and high quality level of professional service.

Our business strategy is focused on prudent growth through our existing four branch offices. We recently completed constructing a new home office which replaced our former main office in February 2011. The approximately $3.7 million expense related to the new office is being recognized over 40 years. We have no current plans for additional growth through new branches or acquisitions but will consider opportunities if they present themselves.

Reasons for the Conversion and Offering

The conversion and offering are intended to provide an additional source of capital not currently available to State-Investors Bank. The stock savings bank form of organization is also a more common structure which may alleviate some of the uncertainties of the recently enacted financial regulatory legislation. The net proceeds raised in the offering will allow us to better serve the needs of our community by:

•	increasing capital and capital ratios of State-Investors Bank to ensure its ability to meet regulatory capital requirements, which are likely to increase in the next several years, and prudently grow;

•	enabling State-Investors Bank to increase lending limits and support the development of new products and services, although we do not anticipate significant changes in our lending practices; and

•	establishing stock-based benefit plans to attract and retain qualified personnel.

After considering the advantages and risks of the conversion and offering, the board of directors of State-Investors Bank approved the conversion and offering as being in the best interests of State-Investors Bank, its customers and members and the communities that it serves.

The Conversion and Offering

The mutual-to-stock conversion that State-Investors Bank is undertaking involves a series of transactions by which it will convert from the mutual form of organization to the public stock holding company form of organization. In connection with the conversion, State-Investors Bank will adopt a federal stock savings bank charter to authorize the issuance of shares of capital stock. After the conversion and offering are completed, all of State-Investors Bank’s stock will be owned by State Investors Bancorp, and all of State Investors Bancorp’s outstanding common stock will be owned by the public. The management and business operations of State-Investors Bank will continue after the conversion and offering. The following diagram shows our new ownership structure after completion of the conversion and offering.

Terms of the Offering

We are offering between 1,870,000 and 2,530,000 shares of common stock of State Investors Bancorp for sale at an offering price of $10.00 per share. The subscription offering is made to State-Investors Bank’s eligible account holders, our employee stock ownership plan, supplemental eligible account holders and State-Investors Bank’s voting members. Shares not purchased in the subscription offering may be made available to the public in a community offering, giving a preference to natural persons and trusts of natural persons who reside in Jefferson, Orleans and St. Tammany Parishes, Louisiana. Shares not purchased in the subscription offering or the community offering may be offered for sale through a syndicated community offering. The maximum number of shares that we sell in the offering may increase by up to 15%, to 2,909,500 shares, due to regulatory considerations, demand for the shares in the offering or changes in financial market conditions in general and with respect to financial institution stocks in particular. After submission, orders are irrevocable unless the offering is terminated or is extended beyond [DATE3], 2011 or the number of shares of common stock to be sold increases to more than 2,909,500 shares or decreases to less than 1,870,000 shares. If the offering is extended beyond [DATE3], 2011, subscribers will have the right to confirm, modify or rescind their purchase orders.

All investors will pay $10.00 per share in the offering. No commission will be charged to purchase shares of common stock. Keefe, Bruyette & Woods, our selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock, but is not obligated to purchase any shares of common stock in the offering.

Purchases By Directors and Officers

We expect our directors and executive officers, together with their associates, to subscribe for a total of 230,000 shares, which represents 12.3% and 9.1% of the total shares to be outstanding at the minimum and maximum, respectively, of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. See “Proposed Purchases of Common Stock by Management.”

How We Determined the Offering Range and the $10.00 Price Per Share

The amount of common stock we are offering in connection with the conversion is based on an independent appraisal of the estimated market value of State Investors Bancorp, assuming that the offering is completed. An appraisal firm experienced in appraisals of banks and financial institutions, RP Financial, LC., has estimated that, as of February 25, 2011, this market value ranged from $18.7 million to $25.3 million, with a midpoint of $22.0 million. Based on this valuation and the $10.00 per share price, the number of shares of common stock being offered for sale by State Investors Bancorp will range from 1,870,000 shares to 2,530,000 shares.

The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. RP Financial, LC.’s appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.

The independent appraisal will be updated prior to the completion of the conversion and offering. If the appraised value decreases below $18.7 million or increases above $29.1 million, subscribers may be resolicited with the approval of the Office of Thrift Supervision and be given the opportunity to change or cancel their orders. If you do not respond, we will cancel your stock order and return your subscription funds, with interest, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock. For a more complete discussion of the amount of stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—How We Determined the Price Per Share and the Offering Range.”

The following table presents a summary of selected pricing ratios for State Investors Bancorp, for the peer group and for all fully converted publicly traded savings banks. The figures for State Investors Bancorp are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the Pro Forma Data section of this prospectus. Compared to the average pricing ratios of the peer group, State Investors Bancorp’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 114.8% on a price-to-earnings basis, discount of 19.9% on a price-to-book value basis and discount of 21.7% on a price-to-tangible book basis.

	Price-to-Earnings Multiple(1)		Price-to-Book Value Ratio(2)	Price-to-Tangible Book Value Ratio(2)
State Investors Bancorp (pro forma):
Midpoint	32.66	x	55.56%	55.56%
Maximum	38.84		59.56	59.56
Maximum, as adjusted	46.41		63.57	63.57

Peer Group:
Average	16.20	x	74.37%	76.03%
Median	12.63		77.33	77.66

All fully-converted, publicly-traded savings banks:
Average	18.08	x	82.02%	90.28%
Median	17.80		82.66	86.05

(1)	Ratios are based on earnings for twelve months ended December 31, 2010, and share prices as of February 25, 2011.
(2)	Ratios are based on book value as of December 31, 2010, and share prices as of February 25, 2011.

RP Financial, LC. advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of ten comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial, LC. determined that our pro forma price-to-earnings ratios were generally higher than the peer group companies and our pro forma price-to-book ratios were generally lower than the peer group companies. See “The Conversion and Offering—How We Determined the Price Per Share and the Offering Range.” RP Financial, LC. also advised the board of directors that the aftermarket trading experience of thrift conversion offerings completed during the three-month period ended February 25, 2011 was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. See “The Conversion and Offering—After-Market Performance Information.” There were two standard mutual-to-stock conversion offerings completed during the three-month period ended February 25, 2011.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 10.

Conditions to Completing the Conversion

The conversion will be conducted in accordance with the terms of our plan of conversion. We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by the affirmative vote of at least a majority of the votes eligible to be cast by State-Investors Bank’s voting members;

•	we receive all regulatory approvals necessary to complete the mutual-to-stock conversion and the offering; and

•	we sell at least the minimum number of shares of common stock offered.

Regulatory approval for the conversion is contingent upon us obtaining the approval of State-Investors Bank’s voting members for the plan of conversion and the successful completion of the offering.

Benefits to Management and Potential Dilution to Shareholders Resulting From the Offering

We intend to adopt an employee stock ownership plan, which will allocate shares of our common stock to eligible employees primarily based on their compensation. Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering using funds borrowed from State Investors Bancorp. The loan from State Investors Bancorp to the employee stock ownership plan trust for the purchase of shares will have a term of 20 years. We will incur additional compensation expense as a result of the employee stock ownership plan’s release of shares over the term of the loan.

In addition, no earlier than six months after the conversion as required by applicable regulations, we intend to consider the implementation of a stock option plan and a recognition and retention plan. If the stock option plan and the recognition and retention plan are approved by shareholders and implemented within one year of the completion of the conversion and offering, the number of options granted or shares awarded may not exceed 10.0% and 4.0%, respectively, of the shares outstanding after the offering.

The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering, assuming that we initially implement a stock option plan, granting options to purchase 10.0% of the shares outstanding after the offering, and a recognition and retention plan, awarding shares of common stock equal to 4.0% of the shares outstanding after the offering, as permitted under applicable regulations. In the table below, it is assumed that, at the minimum and maximum of the offering range, a total of 1,870,000 and 2,530,000 shares, respectively, will be sold and outstanding after the offering.

Plan	Individuals Eligible to Receive Awards	Number of Shares to be Granted or Purchased		Dilution Resulting from Issuance of Shares		Estimated Value of Grants(1)
		At Maximum of Offering Range	As Percent of Shares Sold
Employee Stock Ownership Plan	Officers and employees	202,400	8.0%	—%		$2,024,000
Recognition and Retention Plan	Directors, officers and employees	101,200	4.0%	3.8	%(2)	1,012,000
Stock Option Plan	Directors, officers and employees	253,000	10.0%	9.1%		880,440

(1)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.48 per option using the Black-Scholes option pricing model with the following assumptions: a grant date share price and option exercise price of $10.00; dividend yield of zero; expected option life of 10 years; risk free interest rate of 3.30% (based on the 10-year U.S. Treasury rate); and a volatility rate of 16.16% based on an index of publicly-traded thrift institutions. The actual expense of the stock options will be determined by the grant date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.
(2)	Assumes shares of common stock to be awarded under the recognition and retention plan are issued from authorized but unissued stock. It is our intention, however, to purchase shares of our common stock on the open market to fund the recognition and retention plan.

Shareholders will experience a reduction or dilution in their ownership interest of approximately 12.3% if we use authorized but unissued shares to fund stock awards and stock option grants made under the recognition and retention plan and the stock option plan (or taken individually, 3.8% for the recognition and retention plan and 9.1% for the stock option plan). Such dilution will not occur if we determine to fund these stock benefit plans through open market purchases, as opposed to the issuance of authorized but unissued shares.

Persons Who May Order Stock in the Offering

We are offering shares of our common stock in what is called a “subscription offering” in the following order of priority:

(1)	Depositors with a minimum of $50 on deposit at State-Investors Bank at the close of business on October 31, 2009;

(2)	Our tax-qualified employee stock ownership plan;

(3)	Depositors with a minimum of $50 on deposit at State-Investors Bank at the close of business on March 31, 2011; and

(4)	Depositors of State-Investors Bank at the close of business on [DATE1], 2011, and borrowers as of April 22, 1993, whose loans continued to be outstanding as of [DATE1], 2011.

If all shares are not subscribed for in the subscription offering, we may offer shares in a community offering. The community offering, if any, may commence during the subscription offering or just after the subscription offering concludes. If a community offering is conducted, shares will be offered with a preference given first to natural persons and trusts of natural persons who reside in Jefferson, Orleans and St. Tammany Parishes, Louisiana and then to members of the general public. We may also offer shares of common stock not purchased in the subscription offering or the community offering to the public through a syndicate of broker-dealers managed by Keefe, Bruyette & Woods, referred to as a syndicated community offering. We have the right to accept or reject orders received in the community offering and the syndicated community offering, at our sole discretion.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or partially fill your order. In such an event, shares will be allocated under a formula outlined in the plan of conversion and as described in the section entitled “The Conversion and Offering—Subscription Offering and Subscription Rights.”

Limits on Your Purchase of Shares of Common Stock

The minimum number of shares of common stock that you may purchase is 25 ($250). No individual or persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than 30,000 shares of common stock ($300,000). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 50,000 shares ($500,000):

•	your spouse, or relatives of you or your spouse either living in your household or serving as a director or officer of State-Investors Bank;

•	companies, trusts or other entities in which you are a trustee, have a substantial financial interest or hold a senior management position; or

•	other persons who may be acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through bank accounts registered to the same address will be aggregated and subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Subject to the approval of the Office of Thrift Supervision, we may increase or decrease the purchase and ownership limitations at any time. For a detailed description of purchase limitations see “The Conversion and Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

If you want to place an order for shares of common stock in the subscription or community offering, you must complete and sign an original stock order form and submit it to us, together with full payment. We are not required to accept copies or facsimiles of stock order forms. The stock order form also includes an acknowledgement from you that, before purchasing shares of our common stock, you have received a copy of this prospectus and that you are aware of the risks involved in the investment, including those described under “Risk Factors” beginning at page 10. We must receive your stock order form before the end of the subscription offering or the end of the community offering. Once we receive your order, you cannot cancel or change it. You may pay for shares in the subscription offering or the community offering in the following ways:

•	by personal check, bank check or money order made payable to “State Investors Bancorp.” Funds submitted by personal check must be available in your account when the stock order is received; or

•

by authorizing us to withdraw funds from your deposit account(s) maintained at State-Investors Bank. On the stock order form, you may authorize withdrawal from all types of our savings accounts and certificate of deposit accounts, excluding individual retirement accounts.

Checks and money orders received by State Investors Bancorp will be cashed immediately and placed in a segregated account at State-Investors Bank. We will pay interest on your funds submitted by check or money order at the rate we pay on our passbook savings accounts, from the date we receive your funds until the date the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts must be available in the account when the stock order form is received. Funds will remain in the account and continue to earn interest at the applicable contract rate, and subscription funds will be withdrawn upon completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds otherwise unavailable to you during the offering period. If, upon a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook savings rate. There will be no early withdrawal penalty for withdrawals from certificate of deposit accounts used to pay for stock.

Federal law prohibits us from knowingly loaning funds to anyone for the purpose of purchasing shares in the offering, including funds drawn on a State-Investors Bank line of credit. Cash, wire transfers and third party checks may not be remitted.

For a further discussion regarding the stock ordering procedures, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings.”

Using Individual Retirement Account Funds

If you intend to use your individual retirement account funds to purchase shares in the offering, please contact the stock information center promptly at (        )     -    , preferably at least two weeks before [DATE2], 2011. On your stock order form, you are not permitted to authorize direct withdrawal of funds from an individual retirement account. Please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with an independent trustee such as a brokerage account. The transfer of such funds to a new trustee takes time. Because we do not control the policies and procedures of other trustees, we cannot guarantee that you will be able to use your individual retirement account funds to purchase shares of common stock in the offering. Your ability to use your individual retirement account funds will depend on timing constraints and, possibly, limitations imposed by the individual retirement account trustee.

You May Not Sell or Transfer Your Subscription Rights

Under federal law, you are not permitted to sell or transfer your subscription rights, and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. For a further discussion of subscription rights, see “The Conversion and Offering—Subscription Offering and Subscription Rights.”

Deadline for Placing Orders of Common Stock

If you wish to purchase shares of our common stock, a properly completed and signed original stock order form, together with payment for the shares, must be received (not postmarked) by State Investors Bancorp no later than 5:00 p.m., Central time, on [DATE2], 2011. You may submit your order form in one of three ways: by mail using the order reply return envelope provided, by overnight courier to the address indicated on the stock order form or by bringing the stock order form and payment to our stock information center located at State-Investors Bank’s main office, 1041 Veterans Boulevard, Metairie, Louisiana. Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 2,909,500 shares or decreases to less than 1,870,000 shares. We may extend the [DATE2], 2011, expiration date, without notice to you, until [DATE3], 2011. If the offering is extended beyond [DATE3], 2011, or if the offering range is increased or decreased, we will be required to resolicit subscriptions before proceeding with the offering. In either of these cases, subscribers will have the right to confirm, modify or rescind their purchase orders. If we do not receive a response from you to any resolicitation, your order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled. All extensions, in the aggregate, may not last beyond [DATE4], 2013.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,870,000 shares of common stock, we may take several steps in order to sell the minimum number of shares. Specifically, we may:

•	increase the purchase limitations; and/or

•	extend the community offering; and/or

•	hold a syndicated community offering; and/or

•	seek regulatory approval to extend the offering beyond [DATE3], 2011, provided that any such extension will require us to resolicit subscriptions as described above.

If we fail to sell the minimum number of shares, we will return your funds to you with interest, or cancel your deposit account withdrawal authorization.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the stock order form as soon as practicable following completion of the conversion and offering and receipt of all regulatory approvals. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Market for Common Stock

We expect that our common stock will be listed on the Nasdaq Capital Market under the symbol SIBC. Keefe, Bruyette & Woods currently intends to become a market maker in our common stock, but is under no obligation to continue to do so. After shares of the common stock begin trading, you may contact a firm that offers investment services in order to buy or sell shares.

Our Dividend Policy

We have not made a decision at this time whether to pay dividends, or if we do decide to pay dividends, at what rate. After the offering, we may consider a policy of paying cash dividends on the common stock of State Investors Bancorp. The payment of dividends is dependent on numerous factors, including but not limited to, our future operating results and financial performance, growth prospects, ongoing capital requirements, regulatory limitations and overall economic conditions. In addition, during the first three years after the conversion, no dividend will be declared or paid if it would be classified as a return of capital for federal income tax purposes.

Tax Aspects

As a general matter, the conversion and offering will not be a taxable transaction for purposes of federal or state income taxes to State Investors Bancorp, State-Investors Bank, or persons eligible to subscribe in the subscription offering. Elias, Matz, Tiernan & Herrick L.L.P., our special counsel, has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering qualifies as a tax-free transaction for federal income tax purposes and will not result in any adverse federal tax consequences to State Investors Bancorp, State-Investors Bank, or persons eligible to subscribe in the subscription offering. Sagona, Bourg, Lee, Matthew & Co., L.L.C., a certified public accounting firm, has issued an opinion to us to the effect that consummation of transactions contemplated by the conversion and offering will qualify as a tax-free transaction for Louisiana state income tax purposes and will not result in any adverse Louisiana state tax consequences to State Investors Bancorp, State-Investors Bank, or persons eligible to subscribe in the subscription offering. See “The Conversion and Offering—Material Federal and Louisiana Income Tax Consequences of the Conversion.”

Stock Information Center

If you have any questions regarding the offering or the conversion, please visit our stock information center, located at our main office, 1041 Veterans Boulevard, Metairie, Louisiana. This location will accept stock order forms and proxy cards, and will have supplies of offering materials. The stock information center is open weekdays during the offering, except for bank holidays, on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m. Central time. You can reach the stock information center at (        )     -     from 9:00 a.m. to 5:00 p.m. Central time, Monday through Friday, except bank holidays.

To ensure that you receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to the offering deadline or hand-deliver any prospectus later than two days prior to the offering deadline. Stock order forms may only be distributed with or preceded by a prospectus. We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights are expected to expire at 5:00 p.m., Central time, on [DATE2], 2011, regardless of whether we have been able to locate each person entitled to subscription rights.

By signing the stock order form, you are acknowledging your receipt of a prospectus and your understanding that the shares are not a deposit or account and are not federally insured and are not guaranteed by State Investors Bancorp, State-Investors Bank, the Federal Deposit Insurance Corporation, or any other federal or state governmental agency.

RISK FACTORS

You should consider carefully the following risk factors before deciding whether to invest in State Investors Bancorp’s common stock. Our business could be harmed by any of these risks. In assessing these risks you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto.

Risks Related to Our Business

Our commercial real estate lending activities may expose us to increased lending risks. We intend to continue to originate commercial real estate loans for portfolio, as well as participate in larger commercial real estate loans, which include loans secured by owner occupied commercial real estate and investment real estate with guarantor support. Such lending activities generally are considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, shorter terms to maturity and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. As a result, we may need to increase our provision for loan losses in future periods to address possible loan losses in our commercial real estate loan portfolio.

A portion of our loan portfolio consists of loan participations secured by properties outside of our primary market area. Loan participations may have a higher risk of loss than loans we originate because we are not the lead lender and we have limited control over credit monitoring. A portion of our loan portfolio consists of loan participations purchased from other banks secured by properties outside of our primary market area. Historically, our loan participations have been secured by commercial properties and one- to four-family residential properties both within and outside our market area. Although we underwrite these loan participations consistent with our general underwriting criteria, loan participations may have a higher risk of loss than loans we originate because we rely on the lead lender to monitor the performance of the loan. Moreover, our decision regarding the classification of a loan participation and loan loss provisions associated with a loan participation is made in part based upon information provided by the lead lender. A lead lender also may not monitor a participation loan in the same manner as we would for loans that we originate. At December 31, 2010, our loan participations totaled $41.9 million, or 23.0% of our loan portfolio, $12.0 million, or 6.6% of our loan portfolio, of which were outside our primary market area. The loan participations at December 31, 2010, included $34.9 million in commercial real estate and $7.0 million in residential real estate. We intend to continue to purchase loan participations following completion of the stock offering as a way to geographically diversify our portfolio and invest our net proceeds. If the underwriting of these participation loans is not adequate, our non-performing loans may increase and our earnings may decrease.

If our allowance for losses on loans is not adequate to cover losses, our earnings could decrease. We have established an allowance for loan losses which we believe is adequate to offset probable losses on our existing loans. We anticipate continuing to originate commercial real estate loans and participate in larger commercial real estate loans for which we may require additional provisions for loan losses. Material additions to our allowance would materially decrease our net income. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. While we are not aware of any specific factors indicating a deficiency in the amount of our allowance for loan losses, in light of the current economic slowdown, the increased number of foreclosures and lower real estate values, one of the most pressing current issues faced by financial institutions is the adequacy of their allowance for loan losses. Federal bank regulators have increased their scrutiny of the level of the allowance for losses maintained by regulated institutions. Many banks and other lenders are reporting significantly higher provisions to their allowance for loan losses, which are materially impacting their earnings. In the event that we have to increase our allowance for loan losses, it would have an adverse effect on our results in future periods. At December 31, 2010, our allowance for loan losses amounted to $1.5 million while our total loan portfolio was $182.2 million at such date, $37.1 million, or 20.3%, of which were commercial real estate loans.

The recent economic recession could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations. In recent periods, there has been a decline in the housing and real estate markets and the national economy has recently experienced a recession. While rebuilding investments in the New Orleans area helped to insulate the local economy from the recession, single-family home sales declined 20% January 2010 through April 2010 compared to the same period in 2008. No assurance can be given that these conditions will improve or will not worsen in the near term. Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the mortgage market and a declining real estate market have contributed to increased volatility and diminished expectations for the economy and markets going forward. This turbulence in the markets also has been largely attributable to the fallout associated with a deteriorating market for subprime mortgage loans and securities backed by such loans.

Dramatic declines in the housing market, with falling home prices and increasing foreclosures and unemployment, resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. These developments also have contributed to a substantial decrease in both lending activities by banks and other financial institutions and activity in the secondary residential mortgage loan market. If these conditions do not improve or worsen, they could adversely affect our results of operations.

We continue to feel the effects of Hurricane Katrina in 2005 which resulted in a significant reduction of population in metropolitan New Orleans and may continue to have long-term adverse effects on the banking business in southern Louisiana. Hurricane Katrina impacted the greater New Orleans area in August 2005. The hurricane caused widespread property damage, required the relocation of an unprecedented number of residents and business operations, and severely disrupted normal economic activity in the impacted areas. Many businesses that relocated after the hurricane have not returned to the area. Prior to Hurricane Katrina, in 2000, the Census Bureau counted approximately 1.3 million residents in the seven parishes of the New Orleans metropolitan area. The 2010 census counted 1.2 million residents, a decline of approximately 150,000 residents. Population losses were concentrated in those parishes hardest hit by Katrina and the multiple levee failures—specifically Orleans, St. Bernard, Plaquemines, and Jefferson parishes. Orleans lost 29% of its population, St. Bernard lost 47%, Plaquemines lost 14% and Jefferson lost 5%. Meanwhile, the more northern and western parishes of St. Tammany, St. Charles, and St. John experienced population gains of 22%, 10% and 1%, respectively. If the population of metropolitan New Orleans does not rebound, economic activity in the area may stagnate, which could limit our future business opportunities such as new loan originations. The lower population levels also may adversely affect our ability to attract and retain deposits in a cost efficient manner. There is considerable uncertainty whether the area will fully recover. Businesses, including banking, have been adversely affected by the population decline, the continuing problems with basic services in the area, fundamental differences on how the rebuilding should proceed and the exodus of many firms. If the area does not recover, it could have a long-term adverse effect on us as well as the banking business in southern Louisiana as a whole.

Our business is geographically concentrated in south central Louisiana, which makes us vulnerable to downturns in the local economy as well as the economic effects of hurricanes, tropical storms and oil spills. Most of our loans are to individuals located generally in south central Louisiana. Regional economic conditions affect the demand for our products and services as well as the ability of our customers to repay loans. The concentration of our business operations makes us particularly vulnerable to downturns in the local economy. Declines in local real estate values could adversely affect the value of property used as collateral for the loans we make. Historically, the tourism industry has constituted a significant component of the local economy in south central Louisiana. The tourism industry remains an important factor in the local economy in the markets that State-Investors Bank operates in and downturns in the local tourism industry could adversely affect State-Investors Bank. Tourism, the largest single employment sector in metropolitan New Orleans, which declined dramatically after August 2005, has improved in the past several years. The New Orleans tourism industry was further impacted by the nationwide recession and Gulf oil spill. According to the New Orleans Convention and Visitors Bureau, in 2009, the total number of visitors to the New Orleans area was 7.5 million compared to 10.1 million visitors in 2004. In addition, the region is susceptible to hurricanes and tropical storms. Basic services, such as water, gas, electricity, health care and the transportation network, as well as the flood prevention system, may be severely affected in the event of a hurricane. Any new storm could adversely affect our loan portfolio by damaging properties pledged as collateral and impair the ability of certain borrowers to repay their loans.

Changes in interest rates could have a material adverse effect on our operations. Our profitability is dependent to a large extent on net interest income, which is the difference between the interest income earned on interest-earning assets such as loans and investment securities and the interest expense paid on interest-bearing liabilities such as deposits and borrowings. Changes in the general level of interest rates and differences between long-term and short-term rates can affect our net interest income by affecting the difference between the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. We continue to monitor our interest rate sensitivity and expect to grow our higher yielding types of lending and lower cost transaction deposit accounts, but may not be able to effectively do so.

Increased and/or special Federal Deposit Insurance Corporation assessments will hurt our earnings. The recent economic recession has caused a high level of bank failures, which has dramatically increased Federal Deposit Insurance Corporation resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. On February 7, 2011, the Federal Deposit Insurance Corporation approved a final rule that changed the assessment base from domestic deposits to average assets minus average tangible equity, adopted a new large-bank pricing assessment scheme, and set a target size for the Deposit Insurance Fund as mandated by the recently enacted regulatory reform legislation. Additional changes in the base assessment rate or special assessments would negatively impact our earnings.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations. We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our primary federal regulator, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of State-Investors Bank rather than for holders of our common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Our primary federal regulator will change from the Office of Thrift Supervision to the Office of the Comptroller of the Currency after July 21, 2011, pursuant to recently enacted legislation.

Recently enacted regulatory reform may have a material impact on our operations. On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act that, among other things, imposes new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including State-Investors Bank and State Investors Bancorp. Under the new law, State-Investors Bank’s primary regulator, the Office of Thrift Supervision, will be eliminated and existing federal thrifts will be subject to regulation and supervision by the Office of Comptroller of the Currency, which currently supervises and regulates all national banks. Savings and loan holding companies will be regulated by the Federal Reserve Board, which will have the authority to promulgate new regulations governing State Investors Bancorp that will impose additional capital requirements and may result in additional restrictions on investments and other holding company activities. The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. The federal preemption of state laws currently accorded federally chartered financial institutions will be reduced. In addition, regulation mandated by the new law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices which may have a material impact on our operations. Because many of the regulations under the new law have not been promulgated, we cannot determine the full impact on our business and operations at this time. See “Regulation—Recently Enacted Regulatory Reform.”

We face strong competition in our primary market area which may adversely affect our profitability. We are subject to vigorous competition in all aspects and areas of our business from commercial banks, mortgage banking companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. Based on data from the Federal Deposit Insurance Corporation, as of June 30, 2010, the most recent date for which data is available, we had 0.56% of the total deposits in the New Orleans-Metairie-Kenner Metropolitan Statistical Area. The financial resources of our larger competitors may permit them to pay higher interest rates on their deposits and to be more aggressive in new loan originations. We also compete with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Competition from both bank and non-bank organizations will continue.

We rely heavily on our management team and the loss of key officers may adversely affect operations. Our success has been and will continue to be greatly influenced by the ability to retain existing senior management and to attract and retain qualified senior management. Anthony S. Sciortino, President and Chief Executive Officer, and other executive officers have been instrumental in developing and managing our business. A formal management succession plan has not been established. The loss of the services of existing senior management, or future unexpected loss of services of Mr. Sciortino could have an adverse effect on State Investors Bancorp.

We rely heavily on technology and computer systems. The negative effects of computer system failures and unethical individuals with the technological ability to cause disruption of service could significantly affect our reputation and our ability to generate deposits. Our ability to compete depends on our ability to continue to adapt and deliver technology on a timely and cost-effective basis to meet customers’ demands for financial services. We currently provide our customers the ability to bank online. The secure transmission of confidential information over the Internet is a critical element of these services. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security problems. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation and our ability to generate deposits.

Risks Related to this Offering

The implementation of stock-based benefit plans will increase our future compensation and may adversely affect our net income. Following the offering, we will recognize additional employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under our proposed new stock benefit plans. These additional expenses will adversely affect our net income. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be significant. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses, after taxes, in the first year following the offering have been estimated to be approximately $362,000, in the aggregate, at the maximum of the offering range as set forth in the pro forma financial information under “Unaudited Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock at that time. For further discussion of these plans, see “Management—New Stock Benefit Plans.”

Our stock price may decline when trading commences. We are offering shares of our common stock at a uniform price of $10.00 per share. After the offering is completed, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stock, including stocks of financial institutions, often experience substantial market price volatility. Market fluctuations in the price of our common stock may not be related to the operating performance of State Investors Bancorp.

A limited market for our common stock may depress our market price and make it difficult to buy or sell our stock. We expect our stock to be listed on the Nasdaq Capital Market. If an active and liquid trading market for our stock does not develop, you may not be able to buy or sell our common stock immediately following the close of the offering or at or above the $10.00 per share offering price. There may be a wide spread between the bid and asked price for our common stock after the conversion. You should consider the potentially long-term nature of an investment in our common stock.

We intend to remain independent, which may mean you will not receive a premium for your common stock. We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

We have broad discretion in investing the net proceeds of the offering. State Investors Bancorp intends to contribute 50% of the net proceeds as equity capital to State-Investors Bank for the purchase of all of State-Investors Bank’s capital stock and the remaining 50% of the net proceeds will be retained by State Investors Bancorp. Initially, State Investors Bancorp intends to use the proceeds that it retains to loan funds to the employee stock ownership plan to purchase 8.0% of the shares sold in the offering and will invest the remaining amount in a deposit account at State-Investors Bank. Under applicable regulations, State Investors Bancorp may during the first year following the conversion, assuming shareholder approval, use a portion of the net proceeds it retains to fund the recognition and retention plan. After one year following the conversion, we may repurchase shares of common stock, subject to regulatory restriction. State-Investors Bank initially intends to use the net proceeds it receives as a contribution of capital from State Investors Bancorp to fund loans and to invest in securities. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. There is a risk that we may fail to effectively use the net proceeds which could have a negative effect on our future profitability ratios.

Our stock-based benefit plans will be dilutive. If the offering is completed and shareholders subsequently approve a recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of State Investors Bancorp would be diluted by approximately 3.8%. However, it is our intention to purchase shares of our common stock in the open market to fund the recognition and retention plan. Assuming the shares of our common stock to be awarded under the recognition and retention plan are purchased at a price equal to the offering price in the offering, the reduction to stockholders’ equity from the recognition and retention plan would be between $748,000 and $1.2 million at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of State Investors Bancorp shareholders would also decrease by approximately 9.1% if all potential stock options under our proposed stock option plan are exercised and are filled using shares issued from authorized but unissued common stock. See “Unaudited Pro Forma Data” for data on the dilutive effect of the recognition and retention plan and the stock option plan and “Management—New Stock Benefit Plans” for a description of the plans.

Our stock value may suffer from anti-takeover provisions in our articles of incorporation and bylaws that may impede potential takeovers that management opposes. Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our shareholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of our common stock by any person and limitations on voting rights;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by shareholders in the election of directors;

•	advance notice requirements for shareholder nominations and new business;

•	provisions restricting the calling of special meetings of shareholders; and

•	our ability to issue preferred stock and additional shares of common stock without shareholder approval.

See “Restrictions on Acquisition of State Investors Bancorp and State-Investors Bank and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

We will be required to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses. After the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission will require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expense and could divert our management’s attention from our operations.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include, but are not limited to:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page 10 that could affect the actual outcome of future events and the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	our ability to successfully implement our business strategy, expand product offerings successfully and take advantage of growth opportunities; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Securities and Exchange Commission or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

SELECTED FINANCIAL AND OTHER DATA

Set forth below is selected financial and other data of State-Investors Bank. The information at December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is derived in part from the audited financial statements that appear elsewhere in this prospectus. The information at or for the years ended December 31, 2008, 2007 and 2006, is also derived from audited financial statements that do not appear in this prospectus.

	At December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Selected Financial Data:
Total assets	$208,688	$209,232	$207,069	$199,795	$168,866
Cash and cash equivalents	7,031	3,454	6,402	3,921	2,700
Investment securities, available for sale	—	260	542	1,279	1,279
Mortgage-backed securities:
Held to maturity	577	691	824	974	1,223
Available for sale	8,802	7,839	5,349	6,839	7,221
FHLB stock	1,361	2,660	2,924	2,843	2,258
Loans receivable, net	180,631	186,251	183,930	176,944	147,403
Deposits	159,130	142,948	130,494	113,582	107,536
FHLB advances	26,483	44,333	54,797	66,066	41,592
Total equity	21,291	20,184	19,117	18,280	17,897

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Selected Operating Data:
Total interest income	$11,597	$12,347	$12,401	$11,032	$10,340
Total interest expense	4,426	5,590	6,446	6,191	4,829

Net interest income	7,171	6,757	5,955	4,841	5,511
Provision (recovery) for loan losses	93	155	(46)	60	60

Net interest income after provision (recovery) for loan losses	7,078	6,602	6,001	4,781	5,451
Total non-interest income (loss)	(49)	166	76	117	107
Total non-interest expense	5,515	5,422	4,435	4,340	4,238

Income before income taxes	1,514	1,346	1,642	558	1,320
Income taxes	538	491	617	189	453

Net income	$976	$855	$1,025	$369	$867

Selected Operating Ratios:(1)
Average yield on interest-earning assets	5.82%	6.16%	6.34%	6.10%	6.30%
Average rate on interest-bearing liabilities	2.38	3.01	3.60	3.68	3.18
Average interest rate spread(2)	3.44	3.15	2.74	2.42	3.12
Net interest margin(2)	3.60	3.37	3.04	2.68	3.36
Average interest-earning assets to average interest-bearing liabilities	107.03	107.79	109.27	107.59	108.05
Net interest income after provision (recovery) for loan losses to non-interest expense	128.34	121.76	135.31	110.16	128.62
Total non-interest expense to average assets	2.60	2.57	2.16	2.28	2.43
Efficiency ratio(3)	77.44	78.32	73.54	87.54	75.44
Return on average assets	0.46	0.41	0.50	0.19	0.50
Return on average equity	4.70	4.34	5.41	2.03	4.92
Average equity to average assets	9.78	9.36	9.25	9.55	10.11

(Footnotes on the following page)

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006
Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.71%	1.30%	1.17%	0.44%	0.14%
Non-performing assets as a percent of total assets(5)	0.70	1.54	1.12	0.39	0.13
Allowance for loan losses as a percent of non-performing loans	116.13	59.25	64.25	194.72	682.16
Net charge-offs to average loans receivable	0.02	0.05	0.04	—	—

Capital Ratios:(4)
Tier 1 leverage ratio	10.12	9.61	9.26	9.13	10.58
Tier 1 risk-based capital ratio	16.46	15.60	14.80	14.50	16.93
Total risk-based capital ratio	17.63	16.56	15.63	15.27	17.79

Other Data:
Banking offices	4	4	4	4	4

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at State-Investors Bank will reduce State-Investors Bank’s deposits and will not result in the receipt of new funds for investment. See “Unaudited Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	1,870,000 Shares at $10.00 Per Share	Percent of Net Proceeds	2,200,000 Shares at $10.00 Per Share	Percent of Net Proceeds	2,530,000 Shares at $10.00 Per Share	Percent of Net Proceeds	2,909,500 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$18,700	105.7%	$22,000	105.0%	$25,300	104.5%	$29,095	104.0%
Less: offering expenses	(1,013)	5.7	(1,051)	5.0	1,088	4.5	(1,132)	4.0

Net offering proceeds	17,687	100.0%	20,949	100.0%	24,212	100.0%	27,963	100.0%
Less:
Proceeds contributed to State-Investors Bank	$8,844	50.0%	$10,475	50.0%	$12,106	50.0%	$13,982	50.0%
Proceeds used for loan to employee stock ownership plan	1,496	8.5	1,760	8.4	2,024	8.4	2,328	8.3
Proceeds used to repurchase shares for recognition and retention plan	748	4.2	880	4.2	1,012	4.2	1,164	4.2

Proceeds remaining for State Investors Bancorp	$6,599	37.3%	$7,835	37.4%	$9,070	37.4%	$10,489	37.5%

State Investors Bancorp intends to contribute 50% of the net proceeds as equity capital to State Investors Bank in exchange for the purchase of all of State-Investors Bank’s capital stock with the remaining 50% of the proceeds retained by State Investors Bancorp. State Investors Bancorp will use the net proceeds it retains to loan funds to the employee stock ownership plan to purchase 8.0% of the shares sold in the offering and will invest the remaining net proceeds it retains initially in a deposit account at State-Investors Bank. Under applicable regulations, State Investors Bancorp may during the first year following the conversion, assuming shareholder approval, use a portion of the net proceeds it retains to fund the recognition and retention plan. Over time, State Investors Bancorp may also use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock, subject to regulatory restrictions; and

•	for general corporate purposes.

Under current applicable regulations, State Investors Bancorp may not repurchase shares of its common stock during the first year following the conversion, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

State-Investors Bank intends to initially use the net proceeds it receives as a contribution of capital from State Investors Bancorp to fund loans and to invest in securities. In the future, State-Investors Bank may use the offering proceeds:

•	to fund new loans;

•	to finance the possible expansion of its business activities; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

Except as described above, neither State Investors Bancorp nor State-Investors Bank has any specific plans for the investment of the net proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the conversion see “The Conversion and Offering—Purposes of Conversion.”

OUR POLICY REGARDING DIVIDENDS

After we complete the conversion and offering, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We do not currently have plans to pay dividends. If we determine to do so in the future, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. In addition, during the first three years after the conversion, no dividend will be declared or paid if it would be classified as a return of capital for federal income tax purposes.

Dividends from State Investors Bancorp may eventually depend, in part, upon receipt of dividends from State-Investors Bank because State Investors Bancorp initially will have no source of income other than dividends from State-Investors Bank, earnings from the investment of the net proceeds from the offering, and interest payments with respect to the loan to our employee stock ownership plan.

Any payment of dividends by State-Investors Bank to State Investors Bancorp which would be deemed to be drawn out of State-Investors Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by State-Investors Bank on the amount of earnings deemed to be removed from the reserves for such distribution. State-Investors Bank does not intend to make any distribution that would create such a federal tax liability. See “Taxation.”

State Investors Bancorp is not subject to the above regulatory restrictions on the payment of dividends to our shareholders. We are, however, subject to the requirements of Louisiana law, which generally permit the payment of dividends out of surplus, except when (i) the corporation is insolvent or would thereby be made insolvent, or (ii) the declaration or payment thereof would be contrary to any restrictions in the corporation’s articles of incorporation.

MARKET FOR OUR COMMON STOCK

Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be listed on the Nasdaq Capital Market under the symbol SIBC. Keefe, Bruyette & Woods has advised us of its intention to make a market in our common stock, however, it is under no obligation to do so.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

REGULATORY CAPITAL REQUIREMENTS

At December 31, 2010, State-Investors Bank exceeded all of its regulatory capital requirements. The following table sets forth State-Investors Bank’s historical capital under generally accepted accounting principles and regulatory capital at December 31, 2010, and the pro forma capital of State-Investors Bank after giving effect to the conversion and offering, based upon the sale of the number of shares shown in the table. The pro forma risk-based capital amounts assume the investment of the net proceeds received by State-Investors Bank in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 2010.

	State-Investors Bank Historical at December 31, 2010		Pro Forma at December 31, 2010
			Minimum of Offering Range 1,870,000 Shares Sold at $10.00 Per Share		Midpoint of Offering Range 2,200,000 Shares Sold at $10.00 Per Share		Maximum of Offering Range 2,530,000 Shares Sold at $10.00 Per Share		15% Above Maximum of Offering Range 2,909,500 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in thousands)
Capital at Bank Level:
GAAP capital	$21,291	10.20%	$27,891	12.82%	$29,126	13.29%	$30,361	13.75%	$31,781	14.27%
Tangible capital:
Actual	$21,100	10.12%	$27,700	12.74%	$28,935	13.21%	$30,170	13.68%	$31,590	14.20%
Requirement	3,127	1.50	3,260	1.50	3,285	1.50	3,309	1.50	3,337	1.50

Excess	$17,973	8.62%	$24,440	11.24%	$25,650	11.71%	$26,861	12.18%	$28,253	12.70%

Tier 1 leverage capital:
Actual	$21,100	10.12%	$27,700	12.74%	$28,935	13.21%	$30,170	13.68%	$31,590	14.20%
Requirement	8,340	4.00	8,694	4.00	8,759	4.00	8,824	4.00	8,899	4.00

Excess	$12,760	6.12%	$19,006	8.74%	$20,176	9.21%	$21,346	9.68%	$22,691	10.20%

Tier 1 risk-based capital:
Actual	$21,100	16.46%	$27,700	20.89%	$28,935	21.68%	$30,170	22.47%	$31,590	23.37%
Requirement	5,128	4.00	5,305	4.00	5,338	4.00	5,370	4.00	5,408	4.00

Excess	$15,972	12.46%	$22,395	16.89%	$23,597	17.68%	$24,800	18.47%	$26,182	19.37%

Total risk-based capital:
Actual	$22,605	17.63%	$29,205	22.02%	$30,440	22.81%	$31,675	23.59%	$33,095	24.48%
Requirement	10,256	8.00	10,610	8.00	10,675	8.00	10,740	8.00	10,815	8.00

Excess	$12,349	9.63%	$18,595	14.02%	$19,765	14.81%	$20,935	15.59%	$22,280	16.48%

Reconciliation of capital of State-Investors Bank post offering:
Net proceeds infused			$8,844		$10,475		$12,106		$13,982
Less:
Common stock acquired by employee stock ownership plan			(1,496)		(1,760)		(2,024)		(2,328)
Common stock acquired by recognition and retention plan			(748)		(880)		(1,012)		(1,164)

Pro forma increase in GAAP and regulatory capital			$6,600		$7,835		$9,070		$10,490

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

OUR CAPITALIZATION

The following table presents the historical capitalization of State-Investors Bank at December 31, 2010, and the pro forma consolidated capitalization of State Investors Bancorp after giving effect to the conversion and offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Unaudited Pro Forma Data.”

		State Investors Bancorp—Pro Forma Based Upon Sale at $10.00 Per Share
	State- Investors Bank Historical	1,870,000 Shares (Minimum of Offering Range)	2,200,000 Shares (Midpoint of Offering Range)	2,530,000 Shares (Maximum of Offering Range)	2,909,500 Shares (15% above Maximum of Offering Range)(1)
	(In thousands)
Deposits(2)	$159,130	$159,130	$159,130	$159,130	$159,130
Borrowings	26,483	26,483	26,483	26,483	26,483

Total deposits and borrowings	$185,613	$185,613	$185,613	$185,613	$185,613

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value, (post-offering) 9,000,000 shares authorized; shares to be issued as reflected(3)	—	19	22	25	29
Additional paid-in capital(3)	—	17,668	20,927	24,187	27,934
Retained earnings(4)	21,105	21,105	21,105	21,105	21,105
Accumulated other comprehensive income	186	186	186	186	186
Less:
Common stock held by the employee stock ownership plan(5)	—	(1,496)	(1,760)	(2,024)	(2,328)
Common stock held by the recognition and retention plan(6)	—	(748)	(880)	(1,012)	(1,164)

Total stockholders’ equity	$21,291	$36,734	$39,600	$42,467	$45,763

Total stockholders’ equity as percent of assets	10.20%	16.39%	17.45%	18.47%	19.63%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect regulatory considerations, demand for the shares or changes in financial market conditions following commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	Our pro forma amounts of common stock and additional paid-in capital have been increased to reflect the number of shares of our common stock to be outstanding. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to shareholders at a meeting of shareholders to be held at least six months following completion of the conversion. If the plan is approved by shareholders, an amount equal to 10.0% of State Investors Bancorp’s common stock to be sold in the offering will be reserved for future issuance pursuant to the plan. Your ownership percentage would decrease by approximately 9.1% if all potential stock options are exercised from our authorized but unissued common stock. See “Unaudited Pro Forma Data” and “Management—New Stock Benefit Plans—Stock Option Plan.”
(4)	The retained earnings of State Investors Bancorp will be substantially restricted after the offering.
(5)

Assumes that 8.0% of State Investors Bancorp’s common stock to be sold in the offering will be purchased by the employee stock ownership plan financed by a loan from State Investors Bancorp. The loan will be repaid principally by State-Investors Bank’s contributions to the employee stock ownership plan. Since State Investors Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on State Investors Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of stockholders’ equity. Assumes the funds used

(Footnotes continue on the following page)

to acquire our employee stock ownership plan shares will be borrowed from us. See Note 1 to the tables set forth under “Unaudited Pro Forma Data” and “Management—New Stock Benefit Plans—Employee Stock Ownership Plan.”

(6)	Gives effect to the recognition and retention plan which we expect to adopt after the offering and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition and retention plan in the offering, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition and retention plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 4.0% of State Investors Bancorp’s common stock to be sold in the offering. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition and retention plan is reflected as a reduction in stockholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders’ equity. If the recognition and retention plan shares are issued from our authorized but unissued common stock, such issuance would dilute the voting interests of existing shareholders by approximately 3.8%. See “Unaudited Pro Forma Data” and “Management—New Stock Benefit Plans—Recognition and Retention Plan.”

UNAUDITED PRO FORMA DATA

The actual net proceeds from the sale of State Investors Bancorp common stock in the offering cannot be determined until the offering is completed. However, the net proceeds are currently estimated to be between $17.7 million and $24.2 million, or up to $28.0 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	We will sell all shares of common stock in the subscription offering and community offering with no shares sold in a syndicated community offering;

•

Our employee stock ownership plan will purchase an amount equal to 8.0% of the shares sold in offering, at a price of $10.00 per share with a loan from State Investors Bancorp that will be repaid in equal installments over 20 years;

•	Expenses of the conversion offering, other than fees payable to Keefe, Bruyette & Woods, are estimated to be $825,000;

•	230,000 shares of common stock will be purchased by State Investors Bancorp’s executive officers and directors and their immediate families; and

•

Keefe, Bruyette & Woods will receive a fee equal to 1.25% of the aggregate purchase price of the shares of common stock sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

Actual expenses may vary from this estimate, and the amount of fees paid to Keefe, Bruyette & Woods, and potentially broker-dealers, will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

We have prepared the following table, which set forth our historical consolidated net income and stockholders’ equity prior to the conversion and offering at or for the year ended December 31, 2010, and our pro forma consolidated net income and stockholders’ equity following the conversion and offering at or for such date and period. In preparing this table and in calculating pro forma data, the following assumptions have been made:

•

Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at a yield of 2.01% for the year ended December 31, 2010. This represents the yield on a five-year U. S. Treasury note as of December 31, 2010, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by Office of Thrift Supervision regulations.

•	No withdrawals were made from State-Investors Bank’s deposit accounts for the purchase of shares in the offering.

•

Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•

Pro forma stockholders’ equity (“book value”) amounts have been calculated as if our shares of common stock had been sold in the offering on the last day of the period shown and accordingly, no effect has been given to the assumed earnings effect of the net proceeds. Book value amounts do not represent amounts available for distribution to shareholders in the unlikely event of liquidation nor reflect the federal income tax consequences of the restoration to income of State-Investors Bank’s bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Taxation.”

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The table reflects the possible issuance of additional shares pursuant to our proposed stock option plan, which we expect to adopt following the offering and present, together with the recognition and retention plan discussed below, to our shareholders for approval at a meeting to be held at least six months after the conversion is completed. See “Management—New Stock Benefit Plans.” For purposes of the tables, we have assumed that shareholder approval was obtained, the exercise price of the stock options and the market price of the common stock at the date of grant were $10.00 per share, the stock options had a term of 10 years and vest pro rata over a five-year period, and options were granted to acquire common stock equal to 10.0% of State Investors Bancorp’s common stock sold the offering. We applied the Black-Scholes option pricing model to estimate a grant date fair value of $3.48 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.16% for the common stock, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 3.30%. Finally, we assumed that 25.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant date fair value of the options. There can be no assurance that shareholder approval of the stock option plan will be obtained, that the exercise price of the options will be $10.00 per share or that the Black-Scholes option pricing model assumptions used to prepare the table will be the same at the time the options are granted.

The table also gives effect to the recognition and retention plan, which we expect to adopt following the offering and present, together with the stock option plan discussed above, to our shareholders for approval at a meeting to be held at least six months after the conversion is completed. If approved by shareholders, the recognition and retention plan intends to acquire an amount of common stock equal to 4.0% of State Investors Bancorp’s common stock to be outstanding after the offering, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the recognition and retention plan are purchased in the open market at $10.00 per share and vest over a five-year period. There can be no assurance that shareholder approval of the recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The following table summarizes historical consolidated data of State-Investors Bank and State Investors Bancorp’s pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the conversion and offering.

	At or For the Year Ended December 31, 2010
	1,870,000 shares sold at $10.00 per share (Minimum of range)	2,200,000 shares sold at $10.00 per share (Midpoint of range)	2,530,000 shares sold at $10.00 per share (Maximum of range)	2,909,500 shares sold at $10.00 per share (15% above Maximum)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$18,700	$22,000	$25,300	$29,095
Less: estimated offering expenses	(1,013)	(1,051)	(1,088)	(1,132)

Estimated net proceeds	17,687	20,949	24,212	27,963
Less: common stock acquired by employee stock ownership plan(1)	(1,496)	(1,760)	(2,024)	(2,328)
Less: common stock to be acquired by recognition and retention plan(2)	(748)	(880)	(1,012)	(1,164)

Net investable proceeds	$15,443	$18,309	$21,176	$24,472

Net income:
Historical	$976	$976	$976	$976
Pro forma income on net investable proceeds(3)	205	243	281	325
Less: pro forma state shares tax(4)	(219)	(231)	(244)	(258)
Less: pro forma employee stock ownership plan adjustment(1)	(49)	(58)	(67)	(77)
Less: pro forma recognition and retention plan award expense(2)	(99)	(116)	(134)	(154)
Less: pro forma stock option expense(5)	(119)	(140)	(161)	(185)

Pro forma net income	$695	$674	$651	$627

Net income per share:
Historical	$0.57	$0.48	$0.42	$0.36
Pro forma income on net investable proceeds:	0.12	0.12	0.12	0.12
Less pro forma state shares tax(4)	(0.13)	(0.11)	(0.10)	(0.09)
Less: pro forma employee stock ownership plan adjustment(1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma recognition and retention plan award expense(2)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma stock option expense(5)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income per share	$0.40	$0.33	$0.28	$0.23

Offering price as a multiple of pro forma net income per share	24.86x	30.30x	35.71x	43.48x
Number of shares used to calculate pro forma net income per share(6)	1,727,880	2,032,800	2,337,720	2,688,378
Stockholders’ equity(6):
Historical	$21,291	$21,291	$21,291	$21,291
Estimated net proceeds	17,687	20,949	24,212	27,963
Less: common stock acquired by employee stock ownership plan(1)	(1,496)	(1,760)	(2,024)	(2,328)
Less: common stock to be acquired by recognition and retention plan(2)	(748)	(880)	(1,012)	(1,164)

Pro forma stockholders’ equity	$36,734	$39,600	$42,467	$45,763

Stockholders’ equity per share:
Historical	$11.38	$9.68	$8.42	$7.32
Estimated net proceeds	9.46	9.52	9.57	9.61
Less: common stock acquired by employee stock ownership plan(1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by recognition and retention plan(2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$19.64	$18.00	$16.79	$15.73

Offering price as a percentage of pro forma stockholders’ equity per share	50.92%	55.56%	59.56%	63.57%
Number of shares used to calculate pro forma stockholders’ equity per share(6)	1,870,000	2,200,000	2,530,000	2,909,500

(Footnotes on the following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares equal to 8.0% of State Investors Bancorp’s common stock to be sold in the offering. The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the offering retained by State Investors Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in the Wall Street Journal, which is currently 3.25%, and a term of 20 years. State-Investors Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that State Investors Bancorp will earn on the loan will offset the interest paid on the loan by State-Investors Bank. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan, based on an assumed effective tax rate of 34.0%. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.

(2)	Assumes that State Investors Bancorp will purchase a number of shares in the open market equal to 4.0% of State Investors Bancorp’s common stock to be sold in the offering, that will be reissued as restricted stock awards under the recognition and retention plan proposed to be adopted following the offering. Repurchases are assumed to be funded with cash on hand at State Investors Bancorp. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders, by approximately 3.8%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of State Investors Bancorp common stock was $10.00 at the time the awards were made, that all shares were granted in the first year after the offering, that shares of restricted stock issued under the recognition and retention plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the recognition and retention plan, total recognition and retention plan expense would be greater.

(3)	Pro forma net income on net investable proceeds is equal to the net proceeds less the cost of acquiring shares in the open market at the $10.00 per share purchase price to fund the employee stock ownership plan and the restricted stock awards under the recognition and retention plan multiplied by the after-tax reinvestment rate. The after-tax reinvestment rate for the year ended December 31, 2010 is equal to 1.33%, based on the following assumptions: combined federal and state income tax rate of 34.0% and a pre-tax reinvestment rate of 2.01%.
(4)	Upon consummation of the conversion, State-Investors Bank will become subject to the Louisiana Shares Tax. The Louisiana Shares Tax is based upon capitalized earnings and taxable stockholders’ equity minus certain real and personal property credits. The amount shown is an estimate. For additional information, see “Taxation-State and Local Taxation.”
(5)	The adjustment to pro forma net income for stock options reflects the compensation expense associated with the stock options that may be granted under the stock option plan to be adopted following the conversion. If the stock option plan is approved by shareholders, a number of shares equal to 10.0% of State Investors Bancorp’s common stock to be sold in the offering will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing model, each option is assumed to have a value of $3.48 based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, zero; expected life, 10 years; expected volatility, 16.16%; and risk-free interest rate, 3.30%. Finally, we assumed that 25.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed rate of 34.0%) for a deduction equal to the grant date fair value of the options. It is assumed that all stock options were granted in the first year after the offering, that stock options granted under the stock option plan vest over a five-year period, or 20.0% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20.0% of the value of the options awarded was an amortized expense during each year. If the fair market value per share is different than $10.00 per share on the date options are awarded under the stock option plan, or if the assumptions used in the option-pricing model are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different.

Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. State Investors Bancorp may use a valuation technique other than the Black-Scholes option-pricing model and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.1%.

(6)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of State-Investors Bank through a discussion of the factors affecting our financial condition and our consolidated results of operations. This section should be read in conjunction with the financial statements and notes to the financial statements that appear elsewhere in this prospectus. State Investors Bancorp had not been organized as of December 31, 2010, therefore the information included in this section reflects the financial performance of State-Investors Bank.

Following the completion of the conversion and offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if such plans are approved by State Investors Bancorp’s shareholders.

Overview

Our profitability depends primarily on net interest income, which is the difference between interest income earned on interest-earning assets, principally loans, and interest expense paid on interest-bearing liabilities, principally deposits. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on interest-earning deposits in other institutions, non-interest income, borrowings from the Federal Home Loan Bank of Dallas, provisions for loan losses, non-interest expenses and federal income taxes.

Our primary lending activity is the origination of one- to four-family residential loans for portfolio. Historically, we have not originated residential mortgage loans for sale into the secondary market. We also originate or participate in commercial real estate loans which amounted to $37.1 million, or 20.4% of our total loans at December 31, 2010. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate loans. Our loans are primarily funded by certificates of deposit, which typically have a higher interest rate than savings accounts. At December 31, 2010, certificates of deposit amounted to 72.2% of total deposits. We had $26.5 million of borrowings from the Federal Home Loan Bank of Dallas as of December 31, 2010, compared to $44.3 million as of December 31, 2009. Although we will attempt to diversify into other deposit products following the conversion in order to improve our interest rate risk, we anticipate that certificates of deposit will continue to be a primary source of funding for our assets in the near term.

Our results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. See “Risk Factors” beginning on page 10.

Business Strategy

Our business strategy is focused on operating a growing and profitable community-oriented financial institution. Below are certain of the highlights of our business strategy:

•

Maintaining High Asset Quality. We continue to maintain high levels of asset quality. At December 31, 2010, we had $1.3 million of non-performing loans in our portfolio, or 0.62%, of total assets, and $167,000 of real estate owned. We attribute our high asset quality to our disciplined and conservative underwriting practices. We intend to maintain high asset quality after the offering.

•

Growing our Retail Deposits by Focusing on Long-Term Customer Relationships. We strive to grow our retail deposits by focusing on the establishment of long-term customer relationships. According to the deposit market share report of the Federal Deposit Insurance Corporation, as of June 30, 2010, the most recent date for which information is available, State-Investors Bank had 0.56% of the market in the New Orleans-Metairie-Kenner Metropolitan Statistical Area. Advertising, promotions and offering attractive rates on certain transaction accounts may be utilized as means to increase retail core deposits.

•

Capitalize on our senior management’s knowledge of the local real estate market and our personal service. As a community-oriented savings bank, we take pride in providing exceptional customer service as a means to attract and retain customers. We deliver personalized service to our customers that distinguishes us from the large regional banks operating in our market area. Our management team has strong ties to, and deep roots in, the community. We believe that we know our customers’ banking needs and can respond quickly to address them.

Critical Accounting Policies

In reviewing and understanding financial information for State-Investors Bank, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the notes to our financial statements contained elsewhere in this prospectus. The accounting and financial reporting policies of State-Investors Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for loan losses is maintained at a level to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The allowance for loan losses is comprised of specific allowances and a general allowance. Specific provisions are assessed for each loan that is reviewed for impairment or for which a probable loss has been identified. The allowance related to loans that are identified as impaired is based on discounted expected future cash flows using the loan’s initial effective interest rate, the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans. Factors contributing to the determination of specific provisions include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General allowances are established based on historical charge-offs considering factors that include risk rating, concentrations and loan type. For the general allowance, management also considers trends in delinquencies and non-accrual loans, concentrations, volatility of risk ratings and the evolving mix in terms of collateral, relative loan size and the degree of seasoning within the various loan products.

Our allowance levels may be impacted by changes in underwriting standards, credit administration and collection policies, regulation and other factors which affect the credit quality and collectability of the loan portfolio also impact the allowance levels. The allowance for loan losses is based on management’s estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate. The allowance for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings. Actual loan charge-offs are deducted from and subsequent recoveries of previously charged-off loans are added to the allowance.

Other-Than-Temporary Impairment. We review our investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market. Inherent in this analysis is a certain amount of imprecision in the judgment used by management.

We recognize credit-related other-than-temporary impairment on debt securities in earnings while noncredit-related other-than-temporary impairment on debt securities not expected to be sold is recognized in accumulated other comprehensive income. We assess whether the credit loss existed by considering whether (a) we have the intent to sell the security, (b) it is more likely than not that we will be required to sell the security before recovery, or (c) we do not expect to recover the entire amortized cost basis of the security. We may bifurcate the other-than-temporary impairment on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss is recognized through earnings.

Corporate debt securities are evaluated for other-than-temporary impairment by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows. We consider the discounted cash flow analysis to be our primary evidence when determining whether credit-related other-than-temporary impairment exists on corporate debt securities.

Income Taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various assets and liabilities and gives current recognition to changes in tax rates and laws. Realizing our deferred tax assets principally depends upon our achieving projected future taxable income. We may change our judgments regarding future profitability due to future market conditions and other factors. We may adjust our deferred tax asset balances if our judgments change.

Comparison of Financial Condition at December 31, 2010 and December 31, 2009

State-Investors Bank’s total assets decreased by $544,000, or 0.3%, to $208.7 million at December 31, 2010, compared to $209.2 million at December 31, 2009. For the year ended December 31, 2010, the largest increase in our assets was in cash and cash equivalents, which increased $3.6 million, or 103.6%. The increase in cash and cash equivalents was due to a decline in loan demand and an increase in deposits which we attribute in part to the increase in deposit insurance limits to $250,000. The largest decrease was in loans receivable, net which decreased $5.6 million, or 3.0% at December 31, 2010 due in part to a $4.9 million reduction in commercial real estate loans and $2.2 million reduction in one-to four-family residential loans, partially offset by a $1.7 million increase in residential construction loans. Federal Home Loan Bank stock decreased $1.3 million, or 48.8%, at December 31, 2010 compared to December 31, 2009, and premises and equipment, net, increased $2.8 million, or 55.6%, primarily due to the construction of our new home office.

Loans receivable, net, decreased by $5.6 million, or 3.0%, to $180.6 million at December 31, 2010 compared to $186.3 million at December 31, 2009. During the year ended December 31, 2010, our total loan originations amounted to $16.4 million and loan principal payments were $25.7 million. All of our loans are originated for portfolio. The decrease in loans receivable, net, was primarily due to decreases in commercial real estate loans of $4.9 million, one- to four-family residential loans of $2.2 million, home equity lines of credit of $930,000, consumer non-real estate loans of $116,000, land loans of $25,000 and commercial business loans of $5,000. Such decreases were partially offset by increases of $1.7 million in residential construction loans and $926,000 in multi-family residential loans.

Investment and mortgage-backed securities amounted to $9.4 million at December 31, 2010 compared to $8.8 million at December 31, 2009, an increase of $589,000, or 6.7%. The increase in investment securities at December 31, 2010, was due to purchases of available-for-sale securities combined with unrealized gains on such securities, partially offset by maturities and paydowns received during the 12-month period.

Total liabilities decreased $1.7 million, or 0.9%, at December 31, 2010, to $187.4 million compared to $189.0 million at December 31, 2009. Deposits increased by $16.2 million, or 11.3%, to $159.1 million at December 31, 2010, compared to $142.9 million at December 31, 2009, primarily due to an increase in certificates of deposit of $10.7 million, or 10.3%, and savings accounts of $4.5 million, or 27.0%. We held $26.5 million of Federal Home Loan Bank advances at December 31, 2010 compared to $44.3 million at December 31, 2009, as we implemented our strategy to manage interest rate risk by paying down higher cost borrowings.

Total equity amounted to $21.3 million at December 31, 2010 compared to $20.2 million at December 31, 2009, an increase of $1.1 million, or 5.5%. The reason for the increase in our total retained earnings was net income of $976,000 for the year ended December 31, 2010 and an increase in unrealized gain on securities available for sale of $131,000.

Comparison of Operating Results for the Years Ended December 31, 2010 and 2009

General. State-Investors Bank’s net income amounted to $976,000 for the year ended December 31, 2010, an increase of $121,000 or 14.2% compared to net income of $855,000 for the year ended December 31, 2009. This increase was primarily due to a decrease in interest expense of $1.2 million, or 20.8%, which offset a decrease in interest income of $750,000, or 6.1%. Interest expense decreased in fiscal 2010 primarily as a result of decreases in the average rate paid on certificates of deposit and average balance of Federal Home Loan Bank advances.

Net Interest Income. Net interest income amounted to $7.2 million for the year ended December 31, 2010 compared to $6.8 million for the year ended December 31, 2009. The $414,000 or 6.1% increase was primarily due to a $1.2 million decrease in interest expense due to a $17.5 million decrease in the average balance of Federal Home Loan Bank of Dallas advances for the year.

The average interest rate spread increased 29 basis points from 3.15% for the year ended December 31, 2009 to 3.44% for the year ended December 31, 2010, while average interest-earning assets decreased slightly from $200.5 million to $199.2 million during the same periods. Average interest-earning assets to average interest-bearing liabilities decreased from 107.79% for the year ended December 31, 2009 to 107.03% for the year ended December 31, 2010. The increase in the average interest rate spread primarily reflects the decrease in average rate paid on interest-bearing liabilities from 3.01% in fiscal 2009 to 2.38% in fiscal 2010 compared to a decrease in the average yield on interest earning assets from 6.16% in 2009 to 5.82% in 2010. Net interest margin increased 23 basis points from 3.37% to 3.60% at December 31, 2009 and 2010, respectively, primarily due to a decrease of 63 basis points in the average rate paid on interest-bearing liabilities compared to a decrease of 34 basis points in the average yield on interest-earning assets for the periods.

Interest income decreased by $750,000, or 6.1%, to $11.6 million for the year ended December 31, 2010 compared to $12.3 million for the year ended December 31, 2009. Such decrease was primarily due to a combined decrease in the average yield on loans receivable from 6.46% in fiscal 2009 to 6.28% in fiscal 2010 and the average balance of such loans receivable from $186.2 million for the year ended December 31, 2009 to $180.6 million for the year ended December 31, 2010. To a lesser extent, the decline in interest income was due to a decrease in average yield on investment and mortgage-backed securities from 3.46% in fiscal 2009 to 2.89% in fiscal 2010. The decreases in the average yield on loans and investment securities reflects changes in the market rates of interest during fiscal 2010.

Interest expense decreased by $1.2 million, or 20.8%, to $4.4 million for the year ended December 31, 2010 compared to $5.6 million for the year ended December 31, 2009 primarily as a result of a decrease in the average rate paid on certificate of deposit accounts and average balance of Federal Home Loan Bank advances. Such decrease in average rate is due to a decline in cost of certificates of deposit as higher cost certificates of deposit repriced at a lower rate during the fiscal year. The decline in Federal Home Loan Bank advances was a result of our strategy to pay down high cost borrowings.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. As State-Investors Bank owned no tax-exempt securities during the periods presented, no yield adjustments were made. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be. The table also reflects the yields on State-Investors Bank’s interest-earning assets and costs of interest-bearing liabilities at December 31, 2010.

		Year Ended December 31,
		2010			2009			2008
	Yield/Rate at December 31, 2010	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	5.90%	$180,600	$11,338	6.28%	$186,215	$12,025	6.46%	$183,161	$11,915	6.51%
Investment and mortgage-backed securities	2.81	8,415	243	2.89	8,493	294	3.46	6,617	338	5.11
Other interest-earning assets	0.10	10,202	16	0.16	5,790	28	0.48	5,876	148	2.52

Total interest-earning assets	5.61%	199,217	11,597	5.82%	200,498	12,347	6.16%	195,654	12,401	6.34%

Non-interest-earning assets		13,239			10,234			9,289

Total assets		$212,456			$210,732			$204,943

Interest-bearing liabilities:
Savings, NOW and money market accounts	0.82%	$37,578	$304	0.81%	$32,932	$268	0.81%	$30,003	$290	0.97%
Certificates of deposit	2.24	113,619	2,756	2.43	100,690	3,202	3.18	87,097	3,502	4.02

Total deposits	1.87	151,197	3,060	2.02	133,622	3,470	2.60	117,100	3,792	3.24
FHLB advances	3.72	34,937	1,366	3.91	52,387	2,120	4.05	61,949	2,655	4.29

Total interest-bearing liabilities	2.14%	186,134	4,426	2.38%	186,009	5,590	3.01%	179,049	6,447	3.60%

Non-interest-bearing liabilities		5,536			5,009			6,939

Total liabilities		191,670			191,018			185,988

Retained earnings		20,786			19,714			18,955

Total liabilities and retained earnings		$212,456			$210,732			$204,943

Net interest-earning assets		$13,083			$14,489			$16,605

Net interest income; average interest rate spread			$7,171	3.44%		$6,757	3.15%		$5,954	2.74%

Net interest margin(2)				3.60%			3.37%			3.04%

Average interest-earning assets to average interest-bearing liabilities				107.03%			107.79%			109.27%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31, 2010 compared to 2009			Year Ended December 31, 2009 compared to 2008
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume		Rate	Volume
	(In Thousands)
Interest income:
Loans receivable	$(329)	$(358)	$(687)	$(93)	$203	$110
Investment and mortgage-backed securities	(48)	(3)	(51)	(369)	325	(44)
Other interest-earning assets	72	(84)	(12)	(118)	(2)	(120)

Total interest income	(305)	(445)	(750)	(580)	526	(54)

Interest expense:
Savings, NOW and money market accounts	—	36	36	(56)	34	(22)
Certificates of deposit	(971)	525	(446)	(1,187)	887	(300)

Total deposits	(971)	561	(410)	(1,243)	921	(322)
FHLB advances and other borrowings	(70)	(684)	(754)	(142)	(393)	(535)

Total interest expense	(1,041)	(123)	(1,164)	(1,385)	528	(857)

Increase (decrease) in net interest income	$736	$(322)	$414	$805	$(2)	$803

Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in our loan portfolio. The allowance for loan losses is maintained at a level to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The allowance for loan losses is comprised of specific allowances and a general allowance.

Specific provisions are assessed for each loan that is reviewed for impairment or for which a probable loss has been identified. The allowance related to loans that are identified as impaired is based on discounted expected future cash flows using the loan’s initial effective interest rate, the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans. Factors contributing to the determination of specific provisions include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General allowances are established based on historical charge-offs considering factors that include risk rating, concentrations and loan type. For the general allowance, management also considers trends in delinquencies and non-accrual loans, concentrations, volatility of risk ratings and the evolving mix in terms of collateral, relative loan size and the degree of seasoning within the various loan products.

Changes in underwriting standards, credit administration and collection policies, regulation and other factors which affect the credit quality and collectability of the loan portfolio also impact the allowance levels. The allowance for loan losses is based on management’s estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate. The allowance for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings. Actual loan charge-offs are deducted from and subsequent recoveries of previously charged-off loans are added to the allowance.

During the year ended December 31, 2010, we made a provision of $93,000, compared to a provision of $155,000 in fiscal 2009, due primarily to lower loan originations in fiscal 2010. To the best of management’s knowledge, the allowance is maintained at a level believed to cover all known and inherent losses in the loan portfolio, both probable and reasonable to estimate.

Non-Interest Income. Non-interest income, which includes fees and service charges, realized gains and losses on investments and sales of real estate owned, amounted to a loss of $49,000 for the year ended December 31, 2010, a decrease of $215,000 or 129.5% compared to non-interest income of $166,000 for the year ended December 31, 2009. The decrease was primarily due to a loss of $119,000 on sale of real estate owned in fiscal 2010 and a loss of $91,000 on sale of securities available-for-sale.

Non-Interest Expense. Non-interest expense increased by $93,000, or 1.7% to $5.5 million for the year ended December 31, 2010, compared to $5.4 million for the year ended December 31, 2009. The increase was primarily the result of a $74,000 increase in data processing expense, $58,000 increase in advertising expense, $11,000 increase in occupancy expense, partially offset by a $57,000 decrease in salaries and employee benefits. The $74,000 increase in data processing expense was primarily due to the addition of new scanning services for signature cards, laser checks and statements acquired in fiscal 2010. In future periods, we will recognize additional expense related to our new home office.

Income Tax Expense. The income tax expense amounted to $538,000 and $491,000 for the fiscal years ended December 31, 2010 and 2009, respectively. Our effective federal tax rate was 36% for the year ended December 31, 2010 and 2009.

Exposure to Changes in Interest Rates

State-Investors Bank’s ability to maintain net interest income depends upon its ability to earn a higher yield on assets than the rates it pays on deposits and borrowings. State-Investors Bank’s interest-earning assets consist primarily of residential mortgage loans which have fixed rates of interest. State-Investors Bank’s interest-bearing liabilities primarily consist of higher rate certificates of deposit rather than other types of deposit products. Consequently, State-Investors Bank’s ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. At December 31, 2010, certificates of deposit amounted to $114.9 million or 55.1% of total assets at such date.

Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income. Our one-year cumulative gap was a negative 9.05% at December 31, 2010.

The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at December 31, 2010, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the “GAP Table”). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2010, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual prepayment rates for adjustable-rate and fixed-rate single-family and multi-family mortgage loans are assumed to range from 6% to 28%. The annual prepayment rate for mortgage-backed securities is assumed to range from 8% to 13%. Money market deposit accounts, savings accounts and interest-bearing checking accounts are assumed to have annual rates of withdrawal, or “decay rates,” of 33%, 15% and 15%, respectively. See “Business of State-Investors Bank—Lending Activities,” “—Investment Activities” and “—Sources of Funds.”

	3 Months or Less	More than 3 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total Amount
	(Dollars in thousands)
Interest-earning assets(1):
Loans receivable(2)	$21,630	$34,160	$54,758	$30,914	$40,700	$182,162
Investment securities	1,996	7,383	—	—	—	9,379
Other interest-earning assets	3,307	—	—	—	1,571	4,878

Total interest-earning assets	$26,933	$41,543	$54,758	$30,914	$42,271	$196,419

Interest-bearing liabilities:
Savings accounts	$749	$2,247	$5,991	$5,991	$6,242	$21,220
Checking accounts	650	1,951	5,202	5,202	5,417	18,422
Money market accounts	415	1,244	2,902	—	—	4,561
Certificate accounts	29,136	44,800	24,241	11,972	4,778	114,927
FHLB advances	781	5,394	3,308	—	17,000	26,483

Total interest-bearing liabilities	$31,731	$55,636	$41,644	$23,165	$33,437	$185,613

Interest-earning assets less interest-bearing liabilities	$(4,798)	$(14,093)	$13,114	$7,749	$8,834	$10,806

Cumulative interest rate sensitivity gap(3)	$(4,798)	$(18,891)	$(5,777)	$1,972	$10,806	$10,806
Cumulative interest-rate gap as a percentage of total assets at December 31, 2010	(2.30)%	(9.05)%	(2.77)%	0.94%	5.18%	5.18%
Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at December 31, 2010	0.85%	0.78%	0.95%	1.01%	1.06%	1.06%

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)	For purposes of the gap analysis, loans receivable includes non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.
(3)	Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

Net Portfolio Value Analysis. Our interest rate sensitivity is monitored by management through the use of models which generate estimates of the change in net portfolio value (“NPV”) over a range of interest rate scenarios. NPV represents the market value of portfolio equity, which is different from book value, and is equal to the market value of assets minus the market value of liabilities with adjustments made for off-balance sheet items. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of December 31, 2010 and reflects the changes to NPV as a result of immediate and sustained changes in interest rates as indicated.

Change in Interest Rates In Basis Points (Rate Shock)
	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300	$15,312	$(11,533)	(43)%	7.65%	4.60%
200	19,868	(6,977)	(26)	9.60	(2.65)
100	23,961	(2,884)	(11)	11.22	(1.03)
Static	26,845	—	—	12.25	—
(50)	27,474	629	2	12.43	0.18
(100)	28,566	1,721	6	12.80	0.55

Net Interest Income Analysis. In addition to modeling changes in NPV, we also analyze potential changes to net interest income (“NII”) for a 12-month period under rising and falling interest rate scenarios. The following table shows our NII model as of December 31, 2010.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income	$ Change	% Change
(Dollars in thousands)
300bp	$6,324	$(800)	(11.23)%
200	6,609	(515)	(7.22)
100	6,861	(263)	(3.68)
50	6,986	(138)	(1.94)
Static	7,124	—	—
(50)	7,205	81	1.14
(100)	7,178	54	0.76
(200)	6,924	(200)	(2.81)
(300)	6,985	(139)	(1.95)

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the models presented assume that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV simulation model above provides an indication of interest rate risk exposure at a particular point in time, such model is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

Liquidity and Capital Resources

State-Investors Bank maintains levels of liquid assets deemed adequate by management. State-Investors Bank adjusts its liquidity levels to fund deposit outflows, repay its borrowings and to fund loan commitments. State-Investors Bank also adjusts liquidity as appropriate to meet asset and liability management objectives.

State-Investors Bank’s primary sources of funds are deposits, amortization and prepayment of loans and to a lesser extent, funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. State-Investors Bank sets the interest rates on its deposits to maintain a desired level of total deposits. In addition, State-Investors Bank invests excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements. State-Investors Bank’s cash and cash equivalents amounted to $7.0 million at December 31, 2010.

A significant portion of State-Investors Bank’s liquidity consists of non-interest earning deposits. State-Investors Bank’s primary sources of cash are principal repayments on loans and increases in deposit accounts. If State-Investors Bank requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Dallas, which provide an additional source of funds. At December 31, 2010, State-Investors Bank had $26.5 million of advances from the Federal Home Loan Bank of Dallas and had $56.5 million in additional borrowing capacity. Additionally, at December 31, 2010, State-Investors Bank was a party to a Master Purchase Agreement with First National Bankers Bank whereby State-Investors Bank may purchase Federal Funds from First National Bankers Bank in an amount not to exceed $20.0 million. There were no amounts purchased under this agreement as of December 31, 2010.

At December 31, 2010, State-Investors Bank had outstanding loan commitments of $12.0 million to originate loans. At December 31, 2010, certificates of deposit scheduled to mature in less than one year, excluding time deposits in individual retirement accounts, totaled $68.9 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In addition, in a rising interest rate environment, the cost of such deposits could be significantly higher upon renewal. State-Investors Bank intends to utilize its liquidity to fund its lending activities.

State-Investors Bank is required to maintain regulatory capital sufficient to meet tier 1 leverage, tier 1 risk-based and total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At December 31, 2010, State-Investors Bank exceeded each of its capital requirements with ratios of 10.1%, 16.5% and 17.5%, respectively.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. Our exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. In general, we require collateral or other security to support financial instruments with off–balance sheet credit risk.

Commitments. The following table summarizes our outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans in process at December 31, 2010.

	Total Amounts Committed at December 31, 2010
		Amount of Commitment Expiration—Per Period
		Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Letters of credit	$—	$—	$—	$—	$—
Lines of credit	—	—	—	—	—
Unused lines of credit	2,483	1,498	573	412	—
Undisbursed portion of loans in process	1,469	1,469	—	—	—
Commitments to originate loans	12,020	12,020	—	—	—

Total commitments	$15,972	$14,987	$573	$412	$—

Contractual Cash Obligations. The following table summarizes our contractual cash obligations, consisting of certificates of deposit, Federal Home Loan Bank advances and operating lease obligations, at December 31, 2010.

	Total at December 31, 2010	Payments Due By Period
		Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Certificates of deposit	$114,927	$73,941	$24,239	$11,971	$4,776
FHLB advances	26,483	3,000	6,483	—	17,000

Total long-term debt	141,410	76,941	30,722	11,971	21,776
Operating lease obligations	110	30	60	20	—

Total contractual obligations	$141,520	$76,971	$30,782	$11,991	$21,776

Impact of Inflation and Changing Prices

The financial statements and related financial data presented herein regarding State-Investors Bank have been prepared in accordance with accounting principles generally accepted in the United States of America which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of State-Investors Bank’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on State-Investors Bank’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

BUSINESS OF STATE INVESTORS BANCORP, INC.

State Investors Bancorp is a newly-formed Louisiana corporation that will own 100% of State-Investors Bank’s common stock following completion of the conversion. State Investors Bancorp has not engaged in any business to date. State Investors Bancorp intends to contribute 50% of the net proceeds as equity capital to State-Investors Bank in exchange for the purchase of all of State-Investors Bank’s capital stock with the remaining 50% of the proceeds retained by State Investors Bancorp. We will use our initial capital in the manner discussed in “How We Intend to Use the Proceeds From the Offering.” Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends we receive from State-Investors Bank.

Immediately after the conversion and offering, it is expected that our only business activities will be to hold all of the outstanding common stock of State-Investors Bank. We will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the issuance of additional shares of common stock to raise capital and borrowing funds for reinvestment in State-Investors Bank. There are no plans for any additional capital issuance, merger or acquisition or other diversification of the activities of State Investors Bancorp at the present time but will consider opportunities if they present themselves.

Initially, State Investors Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of State-Investors Bank. At the present time, we intend to utilize only persons who are officers of State-Investors Bank to serve as officers of State Investors Bancorp. We also may use the support staff of State-Investors Bank from time to time. These persons will not be separately compensated by State Investors Bancorp. We will hire additional employees, as appropriate, to the extent we expand our business in the future.

Pursuant to the regulations under Sections 23A and 23B of the Federal Reserve Act, State-Investors Bank and State Investors Bancorp expect to enter into an expense sharing agreement following the conversion. Under this agreement, State Investors Bancorp will reimburse State-Investors Bank for the time that employees of State-Investors Bank devote to activities of State Investors Bancorp, the portion of the expense of the annual independent audit attributable to State Investors Bancorp and all expenses attributable to State Investors Bancorp’s public filing obligations under the Securities Exchange Act of 1934. If State Investors Bancorp commences any significant activities other than holding all of the outstanding common stock of State-Investors Bank, State Investors Bancorp and State-Investors Bank will amend the expense sharing agreement to provide for the equitable sharing of all expenses of such other activities that may be attributable to State Investors Bancorp.

BUSINESS OF STATE-INVESTORS BANK

State-Investors Bank is a federally chartered savings bank located in Metairie, Louisiana, which is in Jefferson Parish. State-Investors Bank’s business consists primarily of attracting deposits from the general public and using those funds to originate residential and commercial loans in Jefferson, Orleans and St. Tammany Parishes within the seven parish New Orleans-Metairie-Kenner Metropolitan Statistical Area.

Market Area and Competition

State-Investors Bank conducts its operations through its main office in Metairie, Louisiana located in Jefferson Parish, one additional branch office in Jefferson Parish, one branch office located in New Orleans, Louisiana, which is in Orleans Parish and one branch office located in Mandeville, Louisiana, which is in St. Tammany Parish. Our business is dependent on the local economy in southeastern, Louisiana which includes the petrochemical industry, port activity along the Mississippi River, healthcare and tourism.

Our market area continues to show the impact of Hurricane Katrina which affected a wide area along the Gulf Coast, including parts of Louisiana, Mississippi, and Alabama with the New Orleans metropolitan area incurring the greatest damage in August 2005. State-Investors Bank’s four banking offices are located in business districts that did not suffer long-term damage from Hurricane Katrina. Rebuilding efforts continue in metropolitan New Orleans, and the pace of home renovations and demolitions has escalated, especially in Orleans Parish. State- Investors Bank believes that there will continue to be significant long-term opportunities for it to participate in the rebuilding and relocation efforts in southern Louisiana and coastal Mississippi through lending and other banking services. As of June 2010, FEMA has allocated $5.9 billion for debris removal and infrastructure repairs for the New Orleans area, with $3.5 billion paid to localities and $2.4 billion still forthcoming.

We face significant competition in originating loans and attracting deposits. This competition stems primarily from commercial banks, other savings banks and savings associations and mortgage-banking companies. Within our market area, more than 50 other banks, savings institutions and credit unions are operating. Many of the financial service providers operating in our market area are significantly larger, and have greater financial resources than us. We face additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

General. At December 31, 2010, the net loan portfolio of State-Investors Bank amounted to $180.6 million, representing approximately 86.6% of its total assets at that date. The principal lending activity of State-Investors Bank is the origination of one- to four-family residential loans and, to a lesser extent, commercial real estate loans. At December 31, 2010, one- to four-family residential loans amounted to $128.1 million, or 70.3% of its total loan portfolio. At December 31, 2010, commercial real estate loans amounted to $37.1 million, or 20.3% of the total loan portfolio. Multi-family residential loans totaled $5.7 million, or 3.1% of the total loan portfolio. Home equity lines of credit totaled $4.4 million or 2.4% of total loans. Residential construction and land loans totaled $2.9 million and $2.7 million, or 1.6% and 1.5%, respectively, of the total loan portfolio at December 31, 2010. Consumer non-real estate loans totaled $1.4 million, or 0.8% of the total loan portfolio at December 31, 2010. Commercial business loans at December 31, 2010, totaled $6,000 of the total loan portfolio.

The types of loans that State-Investors Bank may originate or purchase are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by our competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

As a federally chartered savings bank, State-Investors Bank is subject to a regulatory loans to one borrower limit. As of December 31, 2010, State-Investors Bank’s loans to one borrower limit was $3.4 million. At December 31, 2010, State-Investors Bank’s five largest loans or groups of loans to one borrower, including related entities, aggregated $2.3 million, $1.3 million, $1.3 million, $1.2 million and $1.0 million. Each of State-Investors Bank’s five largest loans or groups of loans was performing in accordance with its terms at December 31, 2010.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31,
	2010		2009		2008		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$128,056	70.30%	$130,293	69.40%	$123,717	66.75%	$115,243	64.58%	$99,252	66.67%
Commercial real estate	37,050	20.34	41,920	22.33	45,096	24.33	45,858	25.70	37,530	25.21
Multi-family residential	5,653	3.10	4,727	2.52	5,224	2.82	5,558	3.11	1,711	1.15
Land	2,743	1.50	2,768	1.48	2,814	1.52	3,063	1.72	3,565	2.40
Residential construction	2,904	1.60	1,208	0.64	875	0.48	89	0.05	250	0.17

Total real estate loans	176,406	96.84%	180,916	96.37%	177,726	95.90%	169,811	95.16%	142,308	95.60%

Other loans:
Home equity lines of credit	4,360	2.40	5,290	2.82	6,167	3.33	7,173	4.02	5,286	3.55
Consumer non-real estate loans	1,390	0.76	1,506	0.81	1,424	0.77	1,470	0.82	1,258	0.85
Commercial business loans	6	— *	11	— *	8	— *	5	— *	9	— *

Total other loans	5,756	3.16%	6,807	3.63%	7,599	4.10%	8,648	4.84%	6,553	4.40%

Total loans	$182,162	100.00%	$187,723	100.00%	$185,325	100.00%	$178,459	100.00%	$148,861	100.00%

Less:
Deferred loan fees	26		27		6		2		5
Allowance for loan losses	1,505		1,445		1,389		1,513		1,453

Net loans	$180,631		$186,251		$183,930		$176,944		$147,403

*	Not meaningful

Origination and Purchase of Loans. The lending activities of State-Investors Bank are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. Written loan applications are taken by one of State-Investors Bank’s loan officers. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan. In accordance with its lending policy and loan underwriting standards, State-Investors Bank obtains independent outside appraisals on its loans or broker valuations for small loans, under $250,000, or loans with low loan-to-value ratios. It is our practice to conduct an on-site visual inspection of real property collateral for all loans, including out-of-state properties, which are few in number. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area. All loans considered for purchase are subject to the same underwriting standards of State-Investors Bank as for loans we originate.

State-Investors Bank’s loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan and the value of the property that will secure the loan. Loans between $200,000 to $500,000 are approved by one outside director who is a member of our loan committee. Our Board members of State-Investors Bank who serve on the loan committee are Messrs. Albert, Oustalet, Carriere and Panzeca, who is chair. All loans in excess of $500,000 are approved by the full loan committee and in excess of $1.0 million by the full Board of Directors. Mr. Carriere, our underwriter, is a non-voting member of the loan committee.

From time to time, we will purchase whole loans and loan participations secured by properties within and outside of our primary market area. Historically, the loan participations have been secured by one- to four-family residential properties and commercial properties. In these circumstances, we follow our customary loan underwriting and approval policies. Our participation interest in single-family residential loans is typically 90%. We have sufficient capital to take advantage of these opportunities to purchase loan participations, as well as strong relationships with other community banks in our primary market area that may desire to sell participations, and we intend to continue our purchases of participations in the future. At December 31, 2010, our loan participations totaled $41.9 million, or 23.0% of our loan portfolio, $12.0 million, or 6.6% of our loan portfolio of which were outside our primary market area. The loan participations at December 31, 2010, included $34.9 million in commercial real estate and $7.0 million in residential real estate. The average participation interest outside our market area was $214,000 as of December 31, 2010. We have not sold participations in loans to other banks.

Loan Originations. The following table shows our total loans originated, purchased and repaid during the periods indicated. We did not sell any loans during the periods indicated.

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Loan originations:
One- to four-family residential	$6,924	$20,185	$20,814
Commercial real estate	1,842	2,125	1,162
Multi-family residential	858	536	797
Land	693	372	355
Residential construction	5,555	1,445	2,075
Home equity lines of credit	—	—	—
Consumer non-real estate loans	559	494	672
Commercial business loans	—	7	9

Total loan originations	16,431	25,164	25,884
Loans purchased	4,288	10,734	13,499
Loan principal repayments	(25,726)	(32,621)	(32,036)
Decrease due to other items, net(1)	(613)	(956)	(361)

Net increase (decrease) in net loans	$(5,620)	$2,321	$6,986

(1)	Other items consist of loans in process, deferred fees, the allowance for loan losses and the transfer of loans to real estate owned.

Although federal laws and regulations permit savings banks to originate and purchase loans secured by real estate located throughout the United States, State-Investors Bank concentrates its portfolio lending activity in its primary market area in Jefferson, Orleans and St. Tammany Parishes and, to a lesser extent, St. Charles Parish, Louisiana. We also purchase residential real estate loans from time to time outside of our market area.

Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of our loans as of December 31, 2010, before giving effect to net items, including the allowance for loan losses. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One-to Four- Family Residential	Commercial Real Estate	Multi- family Residential	Land	Residential Construction	Home Equity Lines of Credit	Consumer Non-Real Estate Loans	Commercial Business Loans	Total
	(In thousands)
Amounts due after December 31, 2010 in:
One year or less	$293	$1,073	$—	$—	$2,904	$3,371	$1,015	$—	$8,656
After one year through two years	46	1,049	188	—	—	362	71	—	1,716
After two years through three years	332	1,912	96	—	—	144	93	—	2,577
After three years through five years	1,644	2,219	—	30	—	483	155	6	4.537
After five years through ten years	8,056	5,157	827	274	—	—	10	—	14,324
After ten years through 15 years	12,130	8,853	1,758	1,124	—	—	46	—	23,911
After 15 years	105,555	16,787	2,784	1,315	—	—	—	—	126,441

Total	$128,056	$37,050	$5,653	$2,743	$2,904	$4,360	$1,390	$6	$182,162

The following table shows the dollar amount of our loans at December 31, 2010, due after December 31, 2011, as shown in the preceding tables, which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total
	(In thousands)
One- to four-family residential	$115,072	$12,691	$127,763
Commercial real estate	14,030	21,947	35,977
Multi-family residential	1,381	4,272	5,653
Land	2,691	52	2,743
Residential construction	—	—	—
Home equity lines of credit	989	—	989
Consumer non-real estate loans	375	—	375
Commercial business loans	6	—	6

Total	$134,544	$38,962	$173,506

Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

One- to Four-Family Residential Real Estate Loans. Our principal lending activity is the origination of loans secured by single-family residences. At December 31, 2010, $128.1 million, or 70.3%, of our total loan portfolio, before net items, consisted of one- to four-family residential loans including primarily owner occupied properties. During fiscal 2010, we purchased 90% participation interests aggregating $2.8 million in 27 adjustable rate single family residential loans, 26 of which are located in Mississippi and one in Louisiana, with servicing retained by the lead lender. We also purchased $500,000 of whole loans from the New Orleans area Habitat for Humanity.

It is the policy of State-Investors Bank to originate loans as a first lien position on owner occupied residences. We primarily originate fixed-rate loans with terms of 15 to 30 years, and to a lesser extent, adjustable- rate loans of five to seven years with 30 year amortizations. As of December 31, 2010, $105.6 million, or 82.4%, of our one- to four-family residential loans had contractual maturities of more than 15 years. As of the end of fiscal 2010, we discontinued the origination of fixed-rate loans of 30 years in order to manage our interest rate risk. Our residential loan portfolio includes both owner occupied and non-owner occupied properties. Mortgages without private mortgage insurance are generally limited to 80%, or less, of the appraised value, or purchase price, of the secured real estate property. Exceptions to this policy may be approved by the management loan committee.

State-Investors Bank’s guidelines for credit quality generally parallel the Federal National Mortgage Corporation, commonly called Fannie Mae, and the Federal Home Loan Mortgage Corporation, commonly called Freddie Mac, secondary market guidelines including income ratios and credit scores. We do, however, originate a small number of loans which do not conform to such requirements. We do not originate loans considered to be subprime under federal regulatory guidelines.

Commercial Real Estate Loans. As of December 31, 2010, loans secured by commercial real estate were $37.1 million, or 20.3% of total loans. Although commercial real estate and lines of credit are generally considered to have greater credit risk than certain other types of loans, management attempts to mitigate such risk by originating such loans in its local market area to known borrowers. At December 31, 2010, $34.9 million of our commercial real estate loans were loan participations. The loan-to-value ratios on participations are generally limited to 70% or less of the appraised value and we generally require that out of market loans are seasoned with a history of repayment. During fiscal 2010, we purchased one $1.0 million commercial real estate loan participation. Our commercial real estate loans primarily consist of owner occupied business and retail properties.

It is the current policy of State-Investors Bank to lend in a first lien position on real property occupied as a commercial business property or mixed use properties. Commercial real estate loans are limited to a maximum of 75% of the lesser of appraised value or purchase price and primarily have fixed-rates and terms up to five years. We originate fixed-rate and adjustable-rate commercial real estate loans. Extended amortization schedules up to 20 years may be offered if justified by the borrower’s financial strength and/or low loan-to-value ratio. Rate commitments are limited to 5 years with adjustments thereafter based on a negotiated rate or spread relative to a market index. Commercial real estate loans are presented to the loan committee for review and approval, including analysis of the creditworthiness of the borrower.

Land Loans. As of December 31, 2010, land loans were $2.7 million, or 1.5% of the total loan portfolio. Land loans primarily include land which has been acquired for the purpose of development and, to a lesser extent, unimproved land. Our loan policy provides for loan-to-value ratios up to 75% on improved land or land acquired for development and up to 65% for unimproved land loans. Land loans are originated with fixed rates and terms up to five years. Although land loans generally are considered to have greater credit risk than certain other types of loans, we expect to mitigate such risk by originating loans to individuals who intend to build a single-family owner occupied home, rather than developers, and identifying a secondary source of repayment for the land loan other than the sale of the collateral.

Multi-family Residential Loans. We originate multi-family residential loans in our local market area primarily consisting of apartment rental properties with eight units or less. At December 31, 2010, our multi-family residential loans totaled $5.7 million, or 3.1% of total loans. Multi-family residential loans have loan-to-value ratios up to 75% and terms up to five years. We require rental and cash flow data sufficient to cover the loan repayment as well as identify a secondary source of repayment, other than the sale of the collateral.

Residential Construction Loans. State-Investors Bank originates residential construction loans to be converted to permanent financing. We do not actively solicit construction loans, but offer them as an accommodation to our borrowers. The same qualifications and loan-to-value ratios of real estate loans apply and no separate closing to convert to a permanent loan is required. Loans for the substantial renovation of an existing home are underwritten and administered as construction loans. At December 31, 2010, $2.9 million, or 1.6% of our total loan portfolio consisted of residential construction loans.

Home Equity Loans and Lines of Credit. State-Investors Bank originates second mortgage residential loans and home equity lines of credit to finance minor renovations and repairs as well as for other consumer or investment purposes. Second mortgage loans and home equity lines of credit are primarily extended when State-Investors Bank holds the first mortgage on the collateral and together are limited to loan-to-value ratios of 80% or less. At December 31, 2010, $4.4 million, or 2.4% of our total loans consisted of home equity loans and lines of credit.

Consumer Non-real Estate Loans. State-Investors Bank originates consumer non-real estate loans that have terms up to five years and generally higher interest rates than residential mortgage loans. The consumer loans offered by State-Investors Bank consist of installment loans for various purposes including home improvement loans, auto loans, boat loans and loans on deposit accounts. State-Investors Bank will make unsecured consumer loans to customers with an established history of performance and capacity for repayment. At December 31, 2010, our consumer loans totaled $1.4 million, or 0.8% of our total loan portfolio.

Commercial Business Loans. State-Investors Bank does not generally originate commercial business loans secured by inventory and accounts receivable. At December 31, 2010, we held one commercial business loan for $6,000 in our portfolio, which consisted of a commercial auto loan. We do not actively solicit commercial business loans, but may provide them as a accommodation to existing customers.

Loan Origination and Other Fees. In addition to interest earned on loans, State-Investors Bank may also receive loan origination fees or “points” for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

Asset Quality

General. State-Investors Bank’s collection procedures provide that when a loan is 30 and 60 days past due, a notice is sent to the borrower. Borrowers who are 61-89 days delinquent will be sent a letter advising that payments must be received by the last day of the month. For those who are 90 days delinquent, a demand letter is sent by State-Investors Bank giving them 10 days within which the loan must be brought current. Customers who have not responded to the 90-day demand letter will receive an attorney’s letter advising them to bring the loan current. Late charges will be assessed based on the number of days specified in the note beyond the due date. The board of directors is notified of all delinquencies ninety days past due. In most cases, deficiencies are cured promptly. While State-Investors Bank generally prefers to work with borrowers to resolve such problems, State-Investors Bank will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

Loans are placed on non-accrual status when management believes the probability of collection of principal or interest is doubtful. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.

Real estate and other assets acquired by State-Investors Bank as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. State-Investors Bank had $167,000 and $779,000 of real estate owned at December 31, 2010 and 2009, respectively.

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	December 31, 2010				December 31, 2009
	30-89 Days Overdue		90 or More Days Overdue		30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in thousands)
One- to four-family residential	20	$2,537	13	$1,276	15	$1,246	10	$1,911
Commercial real estate	2	462	—	—	—	—	1	285
Multi-family residential	—	—	—	—	—	—	1	232
Land	1	62	—	—	1	65	—	—
Residential construction	—	—	—	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—	—	—	—
Consumer non-real estate loans	1	5	2	20	—	—	2	11
Commercial business loans	—	—	—	—	—	—	—	—

Total delinquent loans	24	$3,066	15	$1,296	16	$1,311	14	$2,439

Delinquent loans to total net loans		1.70%		0.72%		0.70%		1.31%
Delinquent loans to total loans		1.68%		0.71%		0.70%		1.30%

Non-performing Assets. The following table shows the amounts of our non-performing assets, which include non-accruing loans, accruing loans 90 days or more past due and other real estate owned at the dates indicated. We did not have troubled debt restructurings at any of the dates indicated.

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Non-accruing loans:
One- to four-family residential	$178	$400	$—	$—	$—
Commercial real estate	—	—	—	—	—
Multi-family residential	—	—	—	—	—
Land	—	—	—	—	—
Residential construction	—	—	—	—	—
Home equity lines of credit
Consumer non-real estate loans	—	—	—	—	—
Commercial business loans	—	—	—	—	—

Total non-accruing loans	178	400	—	—	—

Accruing loans 90 days or more past due:
One- to four-family residential	1,098	1,511	763	775	186
Commercial real estate	—	285	1,379	—	—
Multi-family residential	—	232	—	—	—
Land	—	—	—	—	—
Residential construction	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Consumer non-real estate loans	20	11	20	2	27
Commercial business loans	—	—	—	—	—

Total accruing loans 90 days or more past due	1,118	2,039	2,162	777	213

Total non-performing loans	1,296	2,439	2,162	777	213

Other real estate	167	779	155	—	—

Total non-performing assets	$1,463	$3,218	$2,317	$777	$213

Total non-performing loans as a percentage of loans, net	0.72%	1.31%	1.18%	0.44%	0.14%
Total non-performing loans as a percentage of total assets	0.62%	1.17%	1.04%	0.39%	0.13%
Total non-performing assets as a percentage of total assets	0.70%	1.54%	1.12%	0.39%	0.13%

During the year ended December 31, 2010, gross interest income of $12,500 would have been recorded on non-accruing loans under their original terms, if the loans had been current throughout the period. No interest income was recorded on non-accruing loans during the year ended December 31, 2010.

Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution’s classifications and amounts reserved.

At December 31, 2010, State-Investors Bank had $3.2 million of assets classified substandard and $349,000 of assets classified loss. Non-performing loans at December 31, 2010, included $1.3 million of classified assets, the related allowance for loan loss for which was $150,000. State-Investors Bank had an additional $552,000 of assets designated as special mention at December 31, 2010.

Allowance for Loan Losses. At December 31, 2010, State-Investors Bank’s allowance for loan losses amounted to $1.5 million. The allowance for loan losses is maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing conditions. State-Investors Bank is primarily engaged in originating single-family residential loans secured by owner occupied and non-owner occupied properties and commercial real estate loans to known borrowers in State-Investors Bank’s market area. The management of State-Investors Bank considers the deficiencies of all classified loans in determining the amount of allowance for loan losses required at each reporting date. Management analyzes the probability of the correction of the classified loans’ weaknesses and the extent of any known or inherent losses that State-Investors Bank might sustain on them.

While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

The following table shows changes in our allowance for loan losses during the periods presented.

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Total loans outstanding at end of period	$182,162	$187,723	$185,325	$178,459	$148,861
Allowance for loan losses, beginning of period	1,445	1,389	1,513	1,453	1,393
Provision (recovery) for loan losses	93	155	(46)	60	60
Charge-offs:	—	—	—	—	—
One- to four-family residential	(33)	—	—	—	—
Commercial real estate	—	(99)	—	—	—
Multi-family residential	—	—	(78)	—	—
Land	—	—	—	—	—
Residential construction	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Consumer non-real estate loans	—	—	—	—	—
Commercial business loans	—	—	—	—	—

Total charge-offs	(33)	(99)	(78)	—	—

Recoveries on loans previously charged-off	—	—	—	—	—

Allowance for loan losses, end of period	$1,505	$1,445	$1,389	$1,513	$1,453

Allowance for loan losses as a percent of non-performing loans	116.13%	59.25%	64.25%	194.72%	682.16%

Ratio of net charge-offs during the period to average loans outstanding during the period	0.02%	0.05%	0.04%	—%	—%

The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

	December 31,
	2010		2009		2008		2007		2006
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in thousands)
One- to four-family residential	$947	70.30%	$1,068	69.40%	$1,031	66.75%	$1,168	64.58%	$1,149	66.67%
Commercial real estate	373	20.34	275	22.33	262	24.33	250	25.70	230	25.21
Multi-family residential	86	3.10	31	2.52	30	2.82	30	3.11	10	1.15
Land	18	1.50	18	1.48	16	1.52	17	1.72	22	2.40
Residential construction	23	1.60	8	0.64	6	0.48	1	0.05	2	0.17
Home equity lines of credit	44	2.40	35	2.82	36	3.33	39	4.02	32	3.55
Consumer non-real estate loans	14	0.76	10	0.81	8	0.77	8	0.82	8	0.85
Commercial business loans	—	—	—	—	—	—	—	—	—	—
Unallocated	—	—	—	—	—	—	—	—	—	—

Total	$1,505	100.00%	$1,445	100.00%	$1,389	100.00%	$1,513	100.00%	$1,453	100.00%

We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in an amount management believes to be appropriate to absorb probable losses on existing loans. The allowance for loan losses consists primarily of two components: (1) specific allowances established for impaired loans; and (2) general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. A loan is deemed impaired when, based on current information, it is probable that we will be unable to collect all amounts due under the loan contract. If impairment is determined, State-Investors Bank will measure that impairment and create a specific valuation allowance for each such loan. General allowances are established for the remainder of the loan portfolio which is separated by category and, with respect to non- homogenous loans, further broken down into one of three risk classifications we have assigned to the loan. Appropriate provisions for each category are calculated taking total loans by type and/or risk class and applying the historical four-year charge off percentage for that category plus a current economic adjustment percentage. The economic adjustment used at each quarterly review period is analyzed to ensure that it is appropriate and reasonable based on current trends and economic conditions. Following the quarterly allowance for loan loss analysis, we will make additional loan loss provisions, if warranted.

Investment Activities

General. Our investment policy is designed primarily to manage the interest rate sensitivity of our assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement our lending activities and to provide and maintain liquidity.

At December 31, 2010, our mortgage-backed securities portfolio amounted to $9.4 million, or 4.5% of total assets at such date. At December 31, 2010, State-Investors Bank did not hold any Fannie Mae or Freddie Mac common or preferred stock.

At December 31, 2010, we had an aggregate of $299,000 in gross unrealized gains on our mortgage-backed securities portfolio. Such unrealized gains reflect an increase in market value of securities as a result of changes in market rates of interest.

Management classifies securities as available for sale, held to maturity, or trading, at the time of acquisition. Securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity, and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions.

Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income. At December 31, 2010, we had $8.8 million of mortgage-backed securities classified as available for sale, $577,000 of mortgage-backed securities classified as held to maturity and none classified as trading account.

We do not purchase mortgage-backed derivative instruments that would be characterized “high-risk” under Federal banking regulations at the time of purchase, nor do we purchase corporate obligations which are not rated investment grade or better.

Our mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association (“GNMA” or “Ginnie Mae”), Fannie Mae or Freddie Mac. At December 31, 2010, all of our mortgage-backed securities were issued by the GNMA, Fannie Mae or Freddie Mac and we held no mortgage-backed securities from private issuers.

Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. In September 2008, the Federal Housing Finance Agency was appointed as conservator of Fannie Mae and Freddie Mac. The U.S. Department of the Treasury agreed to provide capital as needed to ensure that Fannie Mae and Freddie Mac continue to provide liquidity to the housing and mortgage markets.

Investment and Mortgage-backed Securities Portfolios. The following table sets forth certain information relating to our investment and mortgage-backed securities portfolios and our investment in FHLB stock at the dates indicated.

	December 31,
	2010		2009		2008
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Securities available-for-sale:
Mortgage-backed securities	$8,520	$8,802	$7,662	$7,839	$5,432	$5,349
Investment securities	—	—	354	260	696	542

Total securities available-for-sale	8,520	8,802	8,016	8,099	6,128	5,891

Securities held to maturity:
Mortgage-backed securities	577	594	691	707	824	823

Total securities held to maturity	577	594	691	707	824	823

FHLB stock	1,361	1,361	2,660	2,660	2,924	2,924

Total investment and mortgage-backed securities and FHLB stock	$10,458	$10,757	$11,367	$11,466	$9,876	$9,638

The following table sets forth the amount of investment and mortgage-backed securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 2010. As State-Investors Bank held no tax-exempt securities during the periods presented, no yield adjustments were made.

	Amounts at December 31, 2010, Which Mature In
	One Year or Less	After One to Five Years	After Five to 10 Years	Over 10 Years	Total
	(Dollars in thousands)
Available-for-sale:
Mortgage-backed securities	$—	$—	$162	$8,358	$8,520

Weighted average yield	—	—	3.70%	3.08%	3.09%
Held to maturity:
Mortgage-backed securities	—	—	221	356	577

Weighted average yield	—	—	3.19%	3.25%	3.23%
Total mortgage-backed securities	$—	$—	$383	$8,714	$9,097

Weighted average yield	—%	—%	3.41%	3.08%	3.10%

Mortgage-backed securities. The following table sets forth the composition of our mortgage-backed securities portfolio at each of the dates indicated.

	December 31,
	2010	2009	2008
	(In thousands)
Fixed-rate	$—	$—	$—
Adjustable-rate:
Available-for-sale	8,802	7,839	5,349
Held to maturity	577	691	824

Total mortgage-backed securities	$9,379	$8,530	$6,173

Sources of Funds

General. Deposits are the primary source of State-Investors Bank’s funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

Deposits. Deposits are attracted by State-Investors Bank principally from Jefferson, Orleans and St. Tammany Parishes, Louisiana. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

State-Investors Bank is affiliated with the Community Cash network. As part of the Community Cash network, customers of State-Investors Bank have access to over 200 ATMs in our market area with no service fee. We also utilize advertising, tiered rates on certain deposit accounts and Internet banking as a means to increase deposits. We recently began offering eight to 10-year certificates of deposits. State-Investors Bank has not solicited deposits from outside Louisiana or paid fees to brokers to solicit funds for deposit.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations. State-Investors Bank attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	December 31,
	2010		2009		2008
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Certificate accounts:
0.00% - 0.99%	$9,358	5.88%	$45	0.03%	$—	—%
1.00% - 1.99%	58,763	36.93	51,175	35.80	11	0.01
2.00% - 2.99%	20,721	13.02	23,208	16.24	21,457	16.44
3.00% - 3.99%	16,063	10.09	16,255	11.37	47,296	36.24
4.00% - 4.99%	10,022	6.30	13,504	9.45	29,282	22.44
5.00% - or more	—	—	—	—	—	—

Total certificate accounts	114,927	72.22	104,187	72.89	98,046	75.13

Transaction accounts:
Savings	21,220	13.34	16,712	11.69	15,227	11.68
Checking:
Interest bearing	14,987	9.42	14,775	10.34	9,937	7.61
Non-interest bearing	3,435	2.16	3,062	2.14	4,071	3.12
Money market	4,561	2.87	4,212	2.95	3,213	2.46

Total transaction accounts	44,203	27.78	38,761	27.11	32,448	24.87

Total deposits	$159,130	100.00%	$142,948	100.00%	$130,494	100.00%

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Year Ended December 31,
	2010			2009			2008
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense Average Rate Paid
	(Dollars in thousands)
Savings accounts	$18,523	$130	0.70%	$16,295	$132	0.81%	$15,425	$161	1.04%
Checking-interest bearing	14,607	130	0.89	13,197	103	0.78	10,637	85	0.80
Money market	4,448	44	0.99	3,440	33	0.96	3,941	44	1.12
Certificates of deposit	113,619	2,756	2.43	100,690	3,202	3.18	87,097	3,502	4.02

Total interest-bearing deposits	$151,197	$3,060	2.02%	$133,623	$3,470	2.60%	$117,100	$3,792	3.24%

Total deposits	$154,404	$3,060	1.98%	$136,326	$3,470	2.55%	$121,237	$3,792	3.13%

The following table shows our deposit flows during the periods indicated.

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Deposits, net of withdrawals	$13,673	$9,645	$13,821
Interest credited	2,509	2,809	3,091

Total increase in deposits	$16,182	$12,454	$16,912

The following table presents, by various interest rate categories and maturities, the amount of certificates of deposit, excluding individual retirement accounts, at December 31, 2010.

	Balance at December 31, 2010 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2011	2012	2013	Thereafter	Total
	(In thousands)
0.00% - 0.99%	$9,334	$—	$13	$8	$9,355
1.00% - 1.99%	49,788	4,534	1,112	—	55,434
2.00% - 2.99%	6,263	4,301	4,732	1,888	17,184
3.00% - 3.99%	2,127	608	662	7,185	10,582
4.00% - 4.99%	1,343	1,333	1,636	2,443	6,755
5.00% or more	—	—	—	—	—

Total certificate accounts	$68,855	$10,776	$8,155	$11,524	$99,310

The following table shows the maturities of our certificates of deposit of $100,000 or more at December 31, 2010, by time remaining to maturity.

	At December 31, 2010
Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
March 31, 2011	$11,384	1.84%
June 30, 2011	4,231	1.50
September 30, 2011	6,222	1.61
December 31, 2011	5,522	1.53
After December 31, 2011	16,142	3.18

Total certificates of deposit with balances of $100,000 or more	$43,501	2.23%

Borrowings. State-Investors Bank may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

As of December 31, 2010, State-Investors Bank was permitted to borrow up to an aggregate total of approximately $83.0 million from the Federal Home Loan Bank of Dallas. State-Investors Bank had $26.5 million of Federal Home Loan Bank advances outstanding at December 31, 2010. Additionally, at December 31, 2010, State-Investors Bank was a party to a Master Purchase Agreement with First National Bankers Bank whereby State-Investors Bank may purchase Federal Funds from First National Bankers Bank in an amount not to exceed $20.0 million. There were no amounts purchased under this agreement as of December 31, 2010.

The following table shows certain information regarding our borrowings at or for the dates indicated:

	At or For the Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
FHLB advances and other borrowings:
Average balance outstanding	$34,937	$52,387	$61,949
Maximum amount outstanding at any month-end during the period	$44,033	$60,388	$66,567
Balance outstanding at end of period	$26,483	$44,333	$54,797
Average interest rate during the period	3.91%	4.05%	4.29%
Weighted average interest rate at end of period	3.72%	3.94%	4.23%

At December 31, 2010, $3.0 million, of our borrowings were short-term (maturities of one year or less). Such short-term borrowings had a weighted average interest rate of 2.78%.

Subsidiaries

At December 31, 2010, State-Investors Bank did not have any subsidiary companies.

Total Employees

State-Investors Bank had 31 full-time and three part-time employees at December 31, 2010. None of these employees are represented by a collective bargaining agreement, and State-Investors Bank believes that it enjoys good relations with its personnel.

Legal Proceedings

We are not presently involved in any legal proceedings of a material nature. From time to time, we are a party to legal proceedings incidental to our business to enforce our security interest in collateral pledged to secure loans made by State-Investors Bank.

Properties

We currently conduct business from our main office and one full-service banking office. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to the our offices at December 31, 2010.

Description/Address	Leased/Owned	Date of Lease Expiration		Net Book Value of Property	Amount of Deposits
				(In thousands)
Main Office: 1041 Veterans Boulevard Metairie, Louisiana 70005	Own	N/A		$5,343	$80,921

Branch Offices: 8384 Jefferson Highway Harahan, Louisiana 70123	Own	N/A		210	24,437
2909 Highway 190 Mandeville, Louisiana 70471	Own	N/A		1,422	29,492
301 Harrison Avenue New Orleans, Louisiana 70124	Lease	08/30/2014	(1)	466	24,280

Total				$7,441	$159,130

(1)	We have five-year renewal options on the term of this lease through August 30, 2034.

REGULATION

Set forth below is a brief description of certain laws relating to the regulation of State Investors Bancorp and State-Investors Bank after the proposed conversion. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

State-Investors Bank, as a federally chartered savings bank, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. State-Investors Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of State- Investors Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

Federal law provides the federal banking regulators, including the Office of Thrift Supervision and Federal Deposit Insurance Corporation, with substantial enforcement powers. The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on State Investors Bancorp and State-Investors Bank and their operations.

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, the powers of the Office of Thrift Supervision regarding State-Investors Bank and State Investors Bancorp will transfer to other federal financial institution regulatory agencies on July 21, 2011, unless extended up to an additional six months. See “—Recently Enacted Regulatory Reform.” As of the transfer date, all of the regulatory functions related to State-Investors Bank that are currently under the jurisdiction of the Office of Thrift Supervision will transfer to the Office of the Comptroller of the Currency. In addition, as of that same date, all of the regulatory functions related to State Investors Bancorp, as a savings and loan holding company that are currently under the jurisdiction of the Office of Thrift Supervision, will transfer to the Federal Reserve.

Recently Enacted Regulatory Reform

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act. The financial reform and consumer protection act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changes the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision to the Office of Comptroller of the Currency, effective one year from the effective date of the legislation, with a potential extension up to six months. Savings and loan holding companies will be regulated by the Board of Governors of the Federal Reserve System. The new law also establishes an independent federal consumer protection bureau within the Federal Reserve. The following discussion summarizes significant aspects of the new law that may affect State-Investors Bank and State Investors Bancorp. Because the regulations implementing these changes are still being developed, we cannot determine the full impact on our business and operations at this time.

The following aspects of the financial reform and consumer protection act are related to the operations of State-Investors Bank:

•

The Office of Thrift Supervision will be merged into the Office of the Comptroller of the Currency and the authority of the other two bank regulatory agencies restructured. The federal thrift charter will be preserved with the Federal Reserve given authority over savings and loan holding companies.

•

A new independent consumer financial protection bureau will be established within the Federal Reserve, empowered to exercise broad regulatory, supervisory and enforcement authority with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like State-Investors Bank, will be subject to the supervision and enforcement of their primary federal banking regulator with respect to the federal consumer financial protection laws.

•

The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

•	Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated subject to various grandfathering and transition rules.

•	The current prohibition on payment of interest on demand deposits was repealed, effective July 21, 2011.

•

State law is preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law. The Office of the Comptroller of the Currency must make a preemption determination on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

•	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for non-interest-bearing transaction accounts extended through the end of 2012.

•	Deposit insurance assessment base calculation will equal the depository institution’s total assets minus the sum of its average tangible equity during the assessment period.

•

The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or assessment base; however, the Federal Deposit Insurance Corporation is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion.

The following aspects of the financial reform and consumer protection act are related to the operations of State Investors Bancorp:

•	Leverage capital requirements and risk-based capital requirements applicable to depository institutions will be extended to thrift holding companies.

•

The Securities and Exchange Commission is authorized to adopt rules requiring public companies to make their proxy materials available to shareholders for nomination of their own candidates for election to the board of directors.

•

Public companies are required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

•

A separate, non-binding shareholder vote is required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

•

Securities exchanges are required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

•

Stock exchanges will be prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation payable on the basis of financial information reportable under the securities laws, and (ii) the recovery from current or former executive officers, following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials will be required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

•

Item 402 of Regulation S-K will be amended to require companies to disclose the ratio of the Chief Executive Officer’s annual total compensation to the median annual total compensation of all other employees.

•

Smaller reporting companies are exempt from complying with the internal control auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and, until January 21, 2013, are exempt from the “say on pay” vote.

Regulation of State Investors Bancorp

Holding Company Acquisitions. Upon completion of the conversion, State Investors Bancorp will become a savings and loan holding company under the Home Owners’ Loan Act, as amended, and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares of the savings institution or savings and loan holding company. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Holding Company Activities. State Investors Bancorp will operate as a unitary savings and loan holding company and will be permitted to engage only in the activities permitted for financial holding companies under Federal Reserve Board regulations or for multiple savings and loan holding companies. Multiple savings and loan holding companies are permitted to engage in the following activities: (i) activities permitted for a bank holding company under section 4(c) of the Bank Holding Company Act (unless the Director of the Office of Thrift Supervision prohibits or limits such 4(c) activities); (ii) furnishing or performing management services for a subsidiary savings association; (iii) conducting any insurance agency or escrow business; (iv) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association; (v) holding or managing properties used or occupied by a subsidiary savings association; (vi) acting as trustee under deeds of trust; or (vii) activities authorized by regulation as of March 5, 1987, to be engaged in by multiple savings and loan holding companies. Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. State-Investors Bank will be required to notify the Office of Thrift Supervision 30 days before declaring any dividend. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Federal Securities Laws. We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of our common stock to be issued pursuant to the conversion. In connection with the conversion, we intend to register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. We will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Pursuant to Office of Thrift Supervision regulations and the plan of conversion, we have agreed to maintain such registration for a minimum of three years following State-Investors Bank’s mutual-to-stock conversion.

The Sarbanes-Oxley Act of 2002. As a public company, State Investors Bancorp will be subject to the Sarbanes-Oxley Act of 2002, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule-making promulgated by the SEC include:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•

a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•

the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the 12-month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the SEC) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Regulation of State-Investors Bank

General. As part of the conversion, State-Investors Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Office of Thrift Supervision will continue to be its primary federal regulator and has extensive authority over the operations of federally chartered savings institutions. As part of this authority, State-Investors Bank is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. On July 21, 2011, the powers of the Office of Thrift Supervision will transfer to the Office of the Comptroller of the Currency. The investment and lending authorities of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation.

The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

Insurance of Accounts. The deposits of State-Investors Bank are insured to the maximum extent permitted by the DIF and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

The recently enacted financial institution reform legislation permanently increased deposit insurance on most accounts from $100,000 to $250,000. In addition, pursuant to Section 13(c)(4)(G) of the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation has implemented two temporary programs to provide deposit insurance for the full amount of most non-interest-bearing transaction deposit accounts and to guarantee certain unsecured debt of financial institutions and their holding companies. Under the unsecured debt program, the Federal Deposit Insurance Corporation’s guarantee expires on the earlier of the maturity date of the debt or December 31, 2012. The unlimited deposit insurance for non-interest-bearing transaction accounts was extended by the recently enacted legislation through the end of 2012 for all insured institutions without a separate insurance assessment (but the cost of the additional insurance coverage will be considered under the risk-based assessment system). State-Investors Bank did not participate in the temporary liquidity guarantee program.

The Federal Deposit Insurance Corporation’s risk-based premium system provides for quarterly assessments. Each insured institution is placed in one of four risk categories depending on supervisory and capital considerations. Within its risk category, an institution is assigned to an initial base assessment rate which is then adjusted to determine its final assessment rate based on its brokered deposits, secured liabilities and unsecured debt. Assessment rates range from seven to 77.5 basis points, with less risky institutions paying lower assessments. The Federal Deposit Insurance Corporation recently amended its deposit insurance regulations (1) to change the assessment base for insurance from domestic deposits to average assets minus average tangible equity and (2) to lower overall assessment rates. The revised assessments rates are between 2.5 to 9 basis points for banks in the lowest risk category and between 30 to 45 basis points for banks in the highest risk category. The amendments will become effective for the quarter beginning April 1, 2011 with the new assessment methodology being reflected in the premium invoices due September 30, 2011.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Deposit Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2019.

The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including State-Investors Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of State-Investors Bank’s deposit insurance.

On May 22, 2009, the Federal Deposit Insurance Corporation announced a five basis point special assessment on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009. The Federal Deposit Insurance Corporation collected the special assessment on September 30, 2009. Based on our assets and Tier 1 capital at June 30, 2009, the impact of the special assessment was $97,000 which was expensed in the second quarter of fiscal 2009.

On November 12, 2009, the Federal Deposit Insurance Corporation approved a requirement for insured deposit institutions to prepay 13 quarters of estimated insurance assessments. Prepayment of the assessment was included with the December 30, 2009 invoice and totaled approximately $900,000. Unlike a special assessment, this prepayment will not immediately affect bank earnings. Banks will book the prepaid assessment as a non-earning asset and record the actual risk-based premium payments at the end of each quarter.

Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards consisting of a “tangible capital requirement,” a “leverage capital requirement” and “a risk-based capital requirement.” The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Current Office of Thrift Supervision capital standards require savings institutions to satisfy the following capital requirements:

•	tangible capital requirement—“tangible” capital equal to at least 1.5% of adjusted total assets;

•	leverage capital requirement—“core” capital equal to at least 4.0% of adjusted total assets; and

•	risk-based capital requirement—“total” capital (a combination of core and “supplementary” capital) equal to at least 8.0% of “risk-weighted” assets.

Core capital generally consists of common stockholders’ equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. State-Investors Bank had no intangible assets at December 31, 2010. Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect State-Investors Bank’s regulatory capital.

In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of capital, as defined by generally accepted accounting principles.

At December 31, 2010, State-Investors Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 10.1%, 10.1% and 17.5%, respectively.

Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision’s capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

Prompt Corrective Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-based Capital	Tier 1 Risk-based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At December 31, 2010, State-Investors Bank was deemed a well capitalized institution for purposes of the prompt corrective regulations and as such is not subject to the above mentioned restrictions.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a savings and loan holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the Office of Thrift Supervision QTL test.

Currently, the Office of Thrift Supervision QTL test requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. To be a qualified thrift lender under the IRS test, the savings institution must meet a “business operations test” and a “60 percent assets test,” each defined in the Internal Revenue Code.

If the savings institution fails to maintain its QTL status, the holding company’s activities are restricted. In addition, it must discontinue any non-permissible business, although the Office of Thrift Supervision may grant a grace period up to two years for good cause. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the savings institution is also prohibited from paying dividends and is subject to an enforcement action for violation of the Home Owners’ Loan Act, as amended. Nonetheless, any company that controls a savings institution that is not a qualified thrift lender must register as a bank holding company within one year of the savings institution’s failure to meet the QTL test.

Statutory penalty provisions require an institution that fails to remain a QTL to either become a national bank or be prohibited from the following:

•	Making any new investments or engaging in any new activity not allowed for both a national bank and a savings association;

•	Establishing any new branch office unless allowable for a national bank; and

•	Paying dividends unless allowable for a national bank.

Three years from the date a savings association should have become or ceases to be a QTL, by failing to meet either QTL test, the institution must dispose of any investment or not engage in any activity unless the investment or activity is allowed for both a national bank and a savings association.

At December 31, 2010, State-Investors Bank met the requirements to be deemed a QTL.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to comply with the provisions of the Community Reinvestment Act could result in restrictions on its activities. State-Investors Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Limitations on Transactions with Affiliates. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act. An affiliate of a savings association includes any company or entity which controls the savings association or that is controlled by a company that controls the savings association. In a holding company context, the holding company of a savings association (such as State Investors Bancorp) and any companies which are controlled by such holding company are affiliates of the savings association. Generally, Section 23A limits the extent to which the savings association or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such association’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings association as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a savings association to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, a savings association is prohibited from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

In addition, Sections 22(g) and (h) of the Federal Reserve Act as made applicable to savings associations by Section 11 of the Home Owners’ Loan Act place restrictions on loans to executive officers, directors and principal shareholders of the savings association and its affiliates. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% shareholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings association’s loans to one borrower limit (generally equal to 15% of the association’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the association and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings association. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. State-Investors Bank currently is subject to Section 22(g) and (h) of the Federal Reserve Act and at December 31, 2010, was in compliance with the above restrictions.

Anti-Money Laundering. All financial institutions, including savings associations, are subject to federal laws that are designed to prevent the use of the U.S. financial system to fund terrorist activities. Financial institutions operating in the United States must develop anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. State-Investors Bank has established policies and procedures to ensure compliance with these provisions.

Federal Home Loan Bank System. State-Investors Bank is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank. The Federal Home Loan Bank of Dallas requires a payment equal to 4.1% of the advance. At December 31, 2010, State-Investors Bank had $26.5 million of Federal Home Loan Bank advances and $56.6 million available on its credit line with the Federal Home Loan Bank.

As a member, State-Investors Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas in an amount equal to .06% of its total assets. At December 31, 2010, State-Investors Bank had $1.4 million in Federal Home Loan Bank stock, which was in compliance with this requirement.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

Federal Reserve System. The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. The required reserves must be maintained in the form of vault cash or an account at a Federal Reserve Bank. At December 31, 2010, State-Investors Bank had met its reserve requirement.

TAXATION

Federal Taxation

General. State Investors Bancorp and State-Investors Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. State-Investors Bank’s federal and state income tax returns for taxable years through December 31, 2006 have been closed for purposes of examination by the Internal Revenue Service.

Upon completion of the conversion, State Investors Bancorp will file a consolidated federal income tax return with State-Investors Bank. Accordingly, it is anticipated that any cash distributions made by State Investors Bancorp to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Method of Accounting. For federal income tax purposes, State-Investors Bank reports income and expenses on the accrual method of accounting and uses a December 31 tax year for filing its federal income tax return.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995. Prior to that time, State-Investors Bank was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the specific charge-off method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if State-Investors Bank failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should State-Investors Bank make certain non-dividend distributions or cease to maintain a bank charter.

At December 31, 2010, the total federal pre-1988 reserve was approximately $2.6 million. The reserve reflects the cumulative effects of federal tax deductions by State-Investors Bank for which no federal income tax provisions have been made.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax is in excess of the regular income tax. Net operating losses, of which State-Investors Bank has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. State-Investors Bank has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

Corporate Dividends-Received Deduction. State Investors Bancorp may exclude from its income 100% of dividends received from State-Investors Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State and Local Taxation

State Investors Bancorp will be subject to the Louisiana Corporation Income Tax based on our Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned by us within or derived from sources within the State of Louisiana, after adjustments permitted under

Louisiana law, including a federal income tax deduction. In addition, State-Investors Bank will be subject to the Louisiana Shares Tax which is imposed on the assessed value of State-Investors Bank’s capital. The formula for deriving the assessed value is to apply the applicable rate to the sum of:

(a)	20% of our capitalized earnings, plus

(b)	80% of our taxable stockholders’ equity, minus

(c)	50% of our real and personal property assessment.

Various items may also be subtracted in calculating a company’s capitalized earnings. We believe that the Louisiana Shares Tax will result in a significant additional tax liability following the conversion on an annual basis. See “Unaudited Pro Forma Data.”

MANAGEMENT

Management of State Investors Bancorp and State-Investors Bank

State Investors Bancorp’s board of directors is divided into three classes, each of which contains approximately one-third of the board. Our directors will be elected by shareholders for staggered three-year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Lepow and McGowan, will have a term of office expiring at the first annual meeting of shareholders after the conversion, a second class, consisting of Messrs. Oustalet, Sciortino and Woolverton, will have a term of office expiring at the second annual meeting of shareholders and a third class, consisting of Messrs. Albert and Panzeca will have a term of office expiring at the third annual meeting of shareholders. None of our directors are related to any of State Investors Bancorp’s or State-Investors Bank’s other directors or executive officers by first cousin or closer except Mr. Sciortino who is the father of Angelle Reeves, Vice President and Director of State-Investors Bank. We have determined that directors Albert, Panzeca, Lepow, Oustalet and Woolverton are independent directors as defined in the rules of the Nasdaq Stock Market. In determining Mr. Oustalet’s independence, the Board considered that Mr. Oustalet’s insurance agency, Mahlon L. Oustalet, Inc., provides insurance services to State-Investors Bank, which did not exceed $120,000 during any 12-month period in the past three years.

The following table sets forth certain information regarding our directors, all of whom also serve as directors of State-Investors Bank. Ages are reflected as of December 31, 2010.

State Investors Bancorp, Inc.

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Jules G. Albert, Jr.	82	Director. Owner and manager of a condominium development. Retired owner of Jules Albert Construction, L.L.C., Metairie, Louisiana. Member of State-Investors Bank’s Loan Committee and Chairman of the Human Resources Committee.	2014

		Mr. Albert brings extensive knowledge of the local construction industry in the New Orleans metropolitan area to the Board. Director since 1968.

Salvatore E. Panzeca	76	Director. Retired attorney in New Orleans, Louisiana in June 2010. Chairman of the Loan Committee and member of the Human Resources Committee.	2014

		Mr. Panzeca brings significant ties to and knowledge of the local business community to the Board. Director since 2000.

Joseph J. Lepow	57	Director. Attorney in Metairie, Louisiana since 1980. Chairman of the Audit Committee and member of the Human Resources Committee.	2012

		Mr. Lepow brings extensive knowledge of and contacts with local government to the Board. Director since 2008.

Daniel McGowan	49	Director. Chief Financial Officer of State-Investors Bank since 1995. Prior thereto, Mr. McGowan served as Comptroller and in various other positions since August 1983. Member of State-Investors Bank’s Audit Committee and Human Resources Committee.	2012

		Mr. McGowan brings substantial institutional and financial knowledge to the Board, having served in various capacities at State-Investors Bank for more than 25 years. Director since 2000.

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires
Mahlon L. Oustalet	86	Director. President of Mahlon L. Oustalet, Inc. insurance agency located in Metairie, Louisiana, since 1941. Member of the Audit Committee and Loan Committee.	2013

		As the owner of a local insurance agency, Mr. Oustalet brings significant business contacts to the Board. Director since 1968.

Anthony S. Sciortino	63	Chairman of the Board since 2008. President and Chief Executive Officer of State-Investors Bank since December 1985 and April 2005, respectively. Member of the Board of Directors of the Federal Home Loan Bank of Dallas since 2003.	2013

		Mr. Sciortino brings substantial institutional knowledge and banking expertise to the Board having served at State-Investors Bank in various capacities for more than 35 years. Director since 1985.

Dalton L. Woolverton	72	Director. Retired mechanical engineer and President of Rumold Construction, Inc., a general contractor, New Orleans, Louisiana. Prior thereto, construction manager, Moses Engineers, New Orleans, Louisiana. Member of the Audit Committee.	2013

		Mr. Woolverton brings substantial business experience knowledge of the local construction industry to the Board. Director since 1971.

Executive Officers Who Are Not Also Directors of State Investors Bancorp

Name	Age	Principal Occupation During the Past Five Years
Stephen O. Carriere	47	Executive Vice President—Chief Credit Officer, Compliance and CRA Officer since May 1981. Member of the Board of Directors of State-Investors Bank.

Gerald F. Plough	48	Senior Vice President—Chief Deposits Officer, Operations and Security Officer of State-Investors Bank since July 1985. Member of the Board of Directors of State-Investors Bank.

Angelle S. Reeves	37	Vice President of State-Investors Bank since 1998, responsible for financial reporting. Member of the Board of Directors of State-Investors Bank.

Christopher G. Pike	55	Senior Vice President and Chief Lending Officer of State-Investors Bank since 1983.

Our executive officers are elected annually and hold office until their successors have been elected and qualified or until death, resignation or removal by the board of directors.

Committees of the Board of Directors of State Investors Bancorp and State-Investors Bank

Regular meetings of the board of directors of State-Investors Bank are held monthly and special meetings may be held from time-to-time as needed. The board of directors of State-Investors Bank has established a Human Resources Committee and Audit Committee. The current members of the Human Resources Committee are Messrs. McGowan, Lepow, Panzeca and Albert, who is chairman, and Ms. Reeves. Members of the Audit Committee are Messrs. McGowan, Oustalet, Woolverton and Lepow, who is chairman. The Human Resources Committee and Audit Committee of State Investors Bancorp will be composed solely of outside directors of State Investors Bancorp.

In connection with the conversion, State Investors Bancorp will establish an audit committee, compensation and nominating committee which will each operate in accordance with a written charter. All of the members of such committees will be considered independent directors as defined by the Nasdaq Stock Market.

Director Compensation

Initially, our directors will not be compensated by State Investors Bancorp but will serve on the Board of, and be compensated by, State-Investors Bank. Following the conversion, board and committee fees will be paid by State Investors Bancorp. Each director of State-Investors Bank currently receives $1,000 per board meeting, attended, and $150 per committee meeting, attended. During fiscal 2010, each director received an annual bonus of $1,000.

Retirement Plan for Non-Employee Directors. State-Investors Bank maintains a Supplemental Retirement Plan for Non-Employee Directors. The plan provides that upon retirement after reaching age 65, each non-employee director will receive an annual supplemental retirement benefit equal to $7,500 payable in equal annual installments for ten (10) consecutive years, if the covered director is 100% vested. Participants who are not 100% vested would be entitled to receive the accrued amount payable in a lump sum. Such benefit will be paid to the non-employee director’s beneficiaries until the remainder of all 10 installments are paid or in a lump sum upon the director’s death if the directors’ death is during the active service of State-Investors Bank. All non-employee directors are 100% vested as of the effective date, except for Mr. Panzeca and Lepow. As of the date hereof, Mr. Panzeca is 60% vested and Mr. Lepow is 20% vested and each are vesting at the rate of 10% per year.

Board Leadership Structure

Our Board of Directors is led by a Chairman selected by the Board from time to time. Presently, Mr. Sciortino, our President and Chief Executive Officer also serves as Chairman of the Board. Other than Messrs. Sciortino and McGowan, our Chief Financial Officer, all of our other directors are independent. The Board has determined that selecting our Chief Executive Officer as Chairman is in our best interests because it promotes unity of vision for the leadership of State Investors Bancorp and avoids potential conflicts among directors. In addition, the Chief Executive Officer is the director most familiar with our business and operations and is best situated to lead discussions on important matters affecting the business of State Investors Bancorp. By combining the Chief Executive Officer and Chairman positions there is a firm link between management and the Board which promotes the development and implementation of our corporate strategy.

The Board is aware of the potential conflicts that may arise when an insider chairs the Board, but believes these are limited by existing safeguards which include regular meetings of the independent directors in executive session without the presence of insiders, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer surveys and the fact that as a financial institution holding company, much of our operations are highly regulated.

Board’s Role in Risk Oversight

Risk is inherent with every business, particularly financial institutions. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputational risk. Management is responsible for the day-to-day management of the risks State-Investors Bank faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. In this regard, the Chairman of the Board meets regularly with management to discuss strategy and risks facing State-Investors Bank.

State-Investors Bank has established a compliance committee that reviews and assesses our systems of internal control and meets and reviews the report of our compliance officer on a monthly basis. The members of the compliance committee are the senior officers of each of our business departments. State-Investors Bank also has established an information technology committee which meets on an as needed basis and also consists of members of senior management. Reports of the compliance and information technology committees are reviewed by the full Board.

Director Compensation Table. The following table sets forth total compensation paid to directors of State-Investors Bank during fiscal 2010 who also serve as directors of State Investors Bancorp, other than Messrs. Sciortino and McGowan whose compensation is set forth below under “—Executive Compensation.”

Name	Board/Committee Fees Earned or Paid in Cash	All Other Compensation(1)	Total
Jules G. Albert, Jr.	$17,350	$1,000	$18,350
Joseph J. Lepow	16,750	1,000	17,750
Mahlon L. Oustalet	16,900	1,000	17,900
Salvatore E. Panzeca	16,600	1,000	17,600
Dalton L. Woolverton	17,650	1,000	18,650

(1)	Consists of annual bonus paid in December 2010.

Executive Compensation

The following table shows the compensation paid by State-Investors Bank to its President and Chief Executive Officer and Chief Financial Officer and only other executive officer whose compensation exceeded $100,000 for the year ended December 31, 2010.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation(1)	Total
Anthony S. Sciortino President and Chief Executive Officer	2010	$173,250	$64,969	$102,265	$340,484
Daniel McGowan Chief Financial Officer	2010	103,750	38,906	23,378	166,034
Stephen O. Carriere Executive Vice President, Compliance	2010	103,750	38,906	18,352	161,008

(1)	All other compensation does not include amounts attributable to other miscellaneous benefits. The costs to State-Investors Bank of providing such benefits during fiscal 2010 did not exceed $10,000. Includes for Messrs. Sciortino, McGowan and Carriere, directors and committee fees of $17,000, matching contributions under State-Investors Bank’s 401(k) retirement plan and life insurance premiums. Includes for Mr. Sciortino, amounts accrued under his supplemental executive retirement agreement.

The board of directors approved Mr. Sciortino’s base salary of $173,250 in 2009, which remained the same in 2010. The dollar amount of total salary was based on the board’s perception of the local market for chief executive officer compensation and was intended to ensure that State-Investors Bank remained competitive in attracting and retaining a qualified chief executive officer. State-Investors Bank does not maintain a written bonus plan, although we have historically paid bonuses to our employees.

Employment Agreements

Following completion of the conversion, State Investors Bancorp and State-Investors Bank each intend to enter into separate employment agreements with Messrs. Sciortino and McGowan. Pursuant to the agreements, Messrs. Sciortino and McGowan will serve as President and Chief Executive Officer and as Executive Vice President and Chief Financial Officer, respectively, for a term of three years commencing upon execution of the agreements. On each annual anniversary of the commencement date, the terms of the employment agreements may be extended for one additional year unless State Investors Bancorp or State-Investors Bank or the executive gives notice to the other party not to extend the agreements. On each annual anniversary date, the respective Boards of Directors of State Investors Bancorp and State-Investors Bank will consider whether to continue to renew the employment agreements. The employment agreements provide for current base salaries of $173,250 and $103,750 for Messrs. Sciortino and McGowan, respectively. Such salaries may be increased at the discretion of the respective Boards of Directors of State Investors Bancorp or State-Investors Bank but may not be decreased during the term of the agreements without the prior written consent of Messrs. Sciortino or McGowan.

The employment agreements are terminable with or without cause by State Investors Bancorp or State-Investors Bank. The employment agreements provide that in the event of a wrongful termination of employment (including a voluntary termination by Messrs. Sciortino or McGowan as a result of a material breach of the agreement by State Investors Bancorp or State-Investors Bank or for “good reason” before or following a change in control of State Investors Bancorp or State-Investors Bank, including a change in the executive’s position, salary or duties without his consent), each of Messrs. Sciortino and McGowan would be entitled to (1) an amount of cash severance which is equal to three times the sum of his base salary as of the date of termination plus his prior year’s bonus and (2) continued participation in certain employee benefit plans, including life, health and disability plans, until the earlier of 36 months or the date the executive receives substantially similar benefits from full-time employment with another employer.

The employment agreements with State-Investors Bank provide that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “parachute payments” within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by State-Investors Bank for federal income tax purposes. Parachute payments generally are payments equal to or greater than three times the executive’s base amount, which is defined to mean the executive’s average annual compensation from the employer includable in the executive’s gross income during the most recent five taxable years ending before the year in which a change in control of the employer occurs. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

The employment agreements with State Investors Bancorp provide that severance payments payable to Messrs. Sciortino and McGowan by State Investors Bancorp shall include the amount by which the severance benefits payable by State-Investors Bank are reduced as a result of Section 280G of the Code, if the parachute payments exceed 105% of three times the executive’s “base amount” as defined in Section 280G of the Code. If the parachute payments are not more than 105% of the amount equal to three times the executive’s base amount, the severance benefits payable by State Investors Bancorp will be reduced so they do not constitute “parachute payments” under Section 280G of the Code. In addition, the agreements with State Investors Bancorp provide that State Investors Bancorp shall reimburse Messrs. Sciortino and McGowan for any resulting excise taxes payable by them, plus such additional amount as may be necessary to compensate them for the payment of state and federal income, excise and other employment-related taxes on the additional payments. Under the employment agreements, the executive’s compensation, benefits and expenses will be paid by State Investors Bancorp and State-Investors Bank in the same proportion as the time and services actually expended by the executives on behalf of each company.

Outside Compensation Consultants

In order to develop and implement our compensation program, management recommended, and the Board of Directors engaged, an outside compensation consultant during 2010. The Board retained the services of Creative Compensation Solutions, Inc., Metairie, Louisiana, in order to provide the Compensation Committee with independent advice on executive compensation matters and to assist in its review of the compensation recommendations presented by management. During 2010, Creative Compensation Solutions: (i) prepared information for the Human Resources Committee on competitive compensation levels and practices; (ii) performed a review of State-Investors Bank’s current compensation practices and (iii) compiled information relating to compensation practices from selected peer banks. Creative Compensation Solutions presented a report to the full Board of Directors. The Board is reviewing the recommendations with respect to incentive plans for 2011.

401(k) Plan

State-Investors Bank sponsors the State-Investors Bank 401(k) Plan which is a qualified, tax-exempt defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. An employee of State-Investors Bank is eligible to become a participant in the plan after reaching age 21 and completing one year of employment in which the employee completed at least 1,000 hours of service. Eligible employees are entitled to enter the 401(k) plan on a monthly basis.

Under the 401(k) plan, during 2010 participants were permitted to make salary deferral contributions (in whole percentages) in any amount up to 75% of their Plan compensation. The 401(k) Plan was amended and restated effective as of March 1, 2011, and in connection with the restatement of the Plan, participants are now permitted to make salary reduction contributions (in whole percentages) in any amount up to the maximum percentage of compensation allowed by law ($16,500 for 2011). Participants who are age 50 or older are permitted to make “catch up” contributions to the plan up to $5,500 (for 2011, as indexed annually). State-Investors Bank currently contributes a matching contribution amount equal to 100% of the first 3.0% of the participant’s elective deferral, plus 50% of the next 2.0% of the participant’s elective deferral. State-Investors Bank may also make a discretionary, fully-vested profit sharing contribution to the Plan which historically has been determined on the basis of a fixed percentage of participants’ compensation.

The 401(k) plan permits employees to direct the investment of his or her own accounts into various investment options including an employer stock fund. Participants are entitled to direct the trustee as to how to vote his or her allocable shares of common stock in the employer stock fund.

Plan benefits generally will be paid to each participant in the form of a single cash payment at normal retirement age unless an earlier payment is selected, or in installments over a period not in excess of his remaining life expectancy. If a participant dies prior to receipt of the entire value of his or her 401(k) plan account, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant’s death. If the beneficiary is not the participant’s spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) plan is age 65.

Supplemental Executive Retirement Agreement. State-Investors Bank maintains a Supplemental Executive Retirement Plan for the benefit of Mr. Sciortino, Chairman, President and Chief Executive Officer. Under the plan, after attaining the age of 72, Mr. Sciortino will receive an annual benefit of $100,000 for 10 years. In the event of his death, after retirement, but before all payments have been made, any remaining benefits will be paid to Mr. Sciortino’s beneficiaries. In the event of his death while in active service, his beneficiaries would receive a lump sum payment. As of December 31, 2010, Mr. Sciortino was 55.0% vested in his benefits under the plan and is vesting at 5.0% per year.

New Stock Benefit Plans

Employee Stock Ownership Plan. State Investors Bancorp has established an employee stock ownership plan for our employees to become effective upon completion of the conversion. Employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in State Investors Bancorp’s employee stock ownership plan.

As part of the conversion, in order to fund the purchase of up to 8.0% of the common stock issued in the conversion, or 149,600 shares and 202,400 shares based on the minimum and maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from State Investors Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering we expect that the employee stock ownership plan will purchase shares in the open market after the conversion is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan, which will have a term of 20 years, will be repaid principally from State-Investors Bank’s contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at the prime rate on the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by State Investors Bancorp or upon the sale of treasury shares by State Investors Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from State Investors Bancorp or from State-Investors Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s compensation, consisting of salary and bonus, to the total of such compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Account balances of participants in the employee stock ownership plan will be 100% vested after three years of service. Credit is given for years of service with State-Investors Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from State-Investors Bank, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option Plan. Following completion of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel, provide directors, officers and employees with a proprietary interest in State Investors Bancorp as an incentive to contribute to our success and reward employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors, officers and employees. The stock option plan will be administered and interpreted by a committee of the board of directors composed of independent directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the stock option plan, a committee will determine which directors, officers and employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option will be at least equal the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

At a meeting of our shareholders at least six months after the conversion, we intend to present the stock option plan to shareholders for their approval and to reserve an amount equal to 10.0% of the shares of common stock issued in the conversion, which would be 187,000 shares or 253,000 shares based on the minimum and maximum of the offering range, respectively, for issuance under the stock option plan. State Investors Bancorp will be subject to applicable regulations of the Office of Thrift Supervision which provide that if the stock option plan is adopted within twelve months after the conversion, it must be approved by a majority of the total votes eligible to be cast by shareholders. If the stock option plan is implemented more than one year after the conversion, the plan must be approved by a majority of the shares of State Investors Bancorp present and voting at the meeting of shareholders. In addition, Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest no more rapidly than over a five-year period at 20% per year. State Investors Bancorp intends that the stock option plan will comply with all applicable regulations of the Office of Thrift Supervision. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within ninety days after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by State Investors Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

The grant date fair value of the options granted under the stock option plan will be based in part on the price of State Investors Bancorp’s common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the completion of the conversion and offering. The value will also depend on the various assumptions utilized in the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock option plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share, the dividend yield is zero, the expected life is 10 years, expected volatility is 16.16% and the risk-free interest rate is 3.30%.

Exercise Price	Grant Date Fair Value Per Option	187,000 Options at Minimum of Range	220,000 Options at Midpoint of Range	253,000 Options at Maximum of Range	290,950 Options at Maximum of Range, As Adjusted
	(Dollars in thousands, except per share data)
$ 8.00	$2.78	$520	$ 612	$ 703	$ 809
10.00	3.48	651	766	880	1,013
12.00	4.18	782	920	1,058	1,216
14.00	4.87	911	1,071	1,232	1,417

Recognition and Retention Plan. After completion of the conversion, we also intend to adopt a recognition and retention plan for our directors, officers and employees. The objective of the recognition and retention plan will be to enable us to provide directors, officers and employees with a proprietary interest in State Investors Bancorp as an incentive to contribute to our success. We intend to present the recognition and retention plan to our shareholders for their approval at a meeting of shareholders. Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan generally are required to vest no more rapidly than over a five year period at 20% per year. In addition, regulations of the Office of Thrift Supervision require that if the recognition and retention is adopted within twelve months after the conversion, it must be approved by a majority of the total votes eligible to be cast by shareholders. If the recognition and retention plan is implemented more than one year after the conversion, the plan must be approved by a majority of the shares of State Investors Bancorp present and voting at the meeting of shareholders. State Investors Bancorp intends that the recognition and retention plan will comply with all then applicable regulation of the Office of Thrift Supervision.

The recognition and retention plan will be administered by a committee of State Investors Bancorp’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition and retention plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4.0% of the common stock issued in the conversion, which would be 74,800 shares or 101,200 shares based on the minimum and maximum of the offering range, respectively. Shares of common stock granted pursuant to the recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are earned. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, or in connection with a change in control, all restrictions will expire and all allocated shares will become unrestricted. We will be able to terminate the recognition and retention plan at any time, and if we do so, any shares not allocated will revert to State Investors Bancorp. Recipients of grants under the recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than for certain recipients, payment of withholding taxes.

The value of the restricted shares of common stock will be based on the price of State Investors Bancorp’s common stock at the time those shares are awarded, which, subject to shareholder approval, cannot occur until at least six months after completion of the conversion and offering. The following table presents the total value of all restricted shares to be available for grant under the recognition and retention plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	74,800 Shares Awarded at Minimum of Range	88,000 Shares Awarded at Midpoint of Range	101,200 Shares Awarded at Maximum of Range	116,380 Shares Awarded at Maximum of Range, As Adjusted
	(Dollars in thousands, except per share data)
$ 8.00	$ 598	$ 704	$ 810	$ 931
10.00	748	880	1,012	1,164
12.00	898	1,056	1,214	1,397
14.00	1,047	1,232	1,417	1,629

Transactions With Related Persons

State-Investors Bank offers extensions of credit to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and other proposes. These loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to State-Investors Bank and none of such loans involve more than the normal risk of collectability or present other unfavorable features.

Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as State-Investors Bank, to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

PROPOSED PURCHASES OF COMMON STOCK BY MANAGEMENT

The following table sets forth, for each of our directors, who are currently directors of State-Investors Bank, and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through Individual Retirement Accounts and the State-Investors Bank 401(k) Plan. Any purchases made by our directors or executive officers in the offering are being made for investment purposes only and not with a view toward resale. The percentages are based on the minimum and maximum of the offering range.

Name	Number of Shares		Amount ($)	Percent at Minimum		Percent at Maximum
Directors of State Investors Bancorp:
Jules G. Albert, Jr.	17,500		$175,000	*	%	*	%
Salvatore E. Panzeca	7,500		75,000	*		*
Joseph J. Lepow	10,000		100,000	*		*
Daniel McGowan	20,000		200,000	1.1		*
Mahlon L. Oustalet	10,000		100,000	*		*
Anthony S. Sciortino	40,000	(1)	400,000	2.1		1.6
Dalton L. Woolverton	30,000		300,000	1.6		1.2

Other Directors of State-Investors Bank:
Stephen O. Carriere	30,000		300,000	1.6		1.2
Gerald F. Plough	25,000		250,000	1.3		1.0
Angelle S. Reeves	10,000		100,000	*		*

Other Executive Officer:
Christopher G. Pike	30,000		300,000	1.6		1.2

All Directors and Executive Officers as a Group (11 persons)	230,000		$2,300,000	12.3%		9.1%

*	Represents less than 1% of outstanding common stock.
(1)	Excludes shares that may be purchased by Mr. Sciortino’s daughter, Ms. Reeves.

THE CONVERSION AND OFFERING

State-Investors Bank’s board of directors has approved the plan of conversion, as has the Office of Thrift Supervision, subject to approval by the members of State-Investors Bank entitled to vote on the matter and the satisfaction of certain other conditions. Office of Thrift Supervision approval, however, does not constitute a recommendation or endorsement of the plan of conversion by the Office of Thrift Supervision.

General

On December 14, 2010, the board of directors of State-Investors Bank unanimously approved the plan of conversion pursuant to which we will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank also to be known as “State-Investors Bank.” We will offer and sell the common stock of State Investors Bancorp which will hold all of the common stock of State-Investors Bank following the conversion. The plan of conversion has been conditionally approved by the Office of Thrift Supervision, subject to, among other things, approval of the plan by the members of State-Investors Bank. A special meeting has been called for this purpose to be held on                     , 2011.

In adopting the plan of conversion, our board of directors determined that the conversion was advisable and in the best interests of State-Investors Bank and its members. The board further determined that the interests of certain depositors in the net worth of State-Investors Bank would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of State-Investors Bank.

We have received approval from the Office of Thrift Supervision for State Investors Bancorp to become a savings and loan holding company and to acquire all of the common stock of State-Investors Bank. State Investors Bancorp will contribute 50% of the net proceeds from the sale of the common stock of State Investors Bancorp in the offering to State-Investors Bank with the remaining 50% of the net proceeds being retained by State Investors Bancorp for our general corporate purposes. Based on the minimum and maximum of the offering range, we intend to use approximately $1.5 million and approximately $2.0 million, at the minimum and maximum of the offering range, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 8% of the common stock of State Investors Bancorp. The conversion will not be completed unless we sell the number of shares of common stock equal to our appraised value.

The plan of conversion provides generally that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and other members of State-Investors Bank. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing during or upon completion of the subscription offering. See “—Subscription Offering and Subscription Rights” and “—Community Offering” below. We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the community offering.

The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $18.7 million to $29.3 million. All shares of State Investors Bancorp’s common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See “—How We Determined the Price Per Share and the Offering Range” below for more information as to how RP Financial estimated the pro forma market value of the common stock.

The following discussion of the conversion summarizes the material aspects of the plan of conversion. The summary is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at the offices of State-Investors Bank and at the offices of the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Purposes of Conversion

As a mutual savings bank, we do not have shareholders nor do we have authority to issue capital stock. By converting to the capital stock form of organization, we will be structured in the form used by commercial banks, most business entities and most savings institutions. The conversion will result in an increase in our capital base, which will support our operations and allow us to better serve the needs of our community by:

•

increasing capital and capital ratios of State-Investors Bank to ensure its ability to continue to meet regulatory capital requirements, which are likely to increase in the next several years, and prudently grow;

•	enabling State-Investors Bank to increase lending limits and support the development of new products and services, although we do not anticipate significant changes in our lending practices; and

•	establishing stock-based benefit plans to attract and retain qualified personnel.

The conversion will permit our customers and possibly other members of the local community and the general public to become equity owners and to share in our future. The conversion also will provide additional funds for lending and investment activities and facilitate future access to the capital markets. The holding company form of organization will provide additional flexibility to diversify our business activities through subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

Effects of Conversion

General. Before the conversion, each of our depositors has both a deposit account and a pro rata ownership interest in the net worth of State-Investors Bank, which interest may only be realized in the event of a liquidation of State-Investors Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of State-Investors Bank, which is lost to the extent that the balance in the account is reduced.

Consequently, our depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that we were liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of State-Investors Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

When we convert to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of State-Investors Bank, and State-Investors Bank will become a wholly owned subsidiary of State Investors Bancorp. State Investors Bancorp’s common stock will be separate and apart from deposit accounts of State-Investors Bank and such stock cannot be and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates will be issued to evidence ownership of State Investors Bancorp common stock. These stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in State-Investors Bank.

Continuity. While the conversion is being accomplished, our normal banking business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, we will continue to provide services for depositors and borrowers under current policies by our present management and staff.

Our current directors and officers will continue to serve as directors and officers of State-Investors Bank after the conversion. The directors and officers of State Investors Bancorp consist of certain individuals currently serving as directors and officers of State-Investors Bank, and they will retain their positions in State-Investors Bank after the conversion.

Effect on Deposit Accounts. Under the plan of conversion, each depositor in State-Investors Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock with respect to those depositors who authorize such a withdrawal and except with respect to voting and liquidation rights. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from State-Investors Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors and certain borrowers of State-Investors Bank are members of, and have voting rights in, State-Investors Bank as to all matters requiring membership action. When we complete the conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of State-Investors Bank. After the conversion, State Investors Bancorp will be the sole shareholder of State-Investors Bank and will have all of the voting rights in State-Investors Bank. Exclusive voting rights with respect to State Investors Bancorp will be vested in the holders of our common stock. Our depositors and borrowers will not have voting rights in State-Investors Bank after the conversion, except, to the extent that they become State Investors Bancorp shareholders by buying our common stock, they will have voting rights in State Investors Bancorp.

Tax Effects. To complete the conversion, we must receive rulings or opinions with regard to federal and Louisiana income taxation which indicate that the conversion will not be taxable for federal or Louisiana income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Louisiana income tax consequences of the conversion. See “—Material Federal and Louisiana Income Tax Consequences of the Conversion.”

Effect on Liquidation Rights. Before the conversion, if State-Investors Bank were to liquidate, all claims of our creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of State-Investors Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at State-Investors Bank immediately prior to liquidation. In the unlikely event that we were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights of Certain Depositors”), with any assets remaining thereafter distributed to State Investors Bancorp as the sole shareholder of State-Investors Bank. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

How We Determined the Price Per Share and the Offering Range

The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial’s fees and out-of-pocket expenses are estimated to be $47,500. We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, damage, claim, liability or expense of any kind (including claims under federal securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by us to RP Financial, unless a court determines RP Financial was negligent or otherwise at fault.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to State-Investors Bank;

•	a comparative evaluation of our operating and financial statistics with those of other savings institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	our proposed dividend policy;

•	the impact of the offering on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

RP Financial relied primarily on a comparative market value methodology in determining the pro forma market value of our common stock. In applying this methodology, RP Financial analyzed financial and operational comparisons of State-Investors Bank with a selected peer group of publicly traded savings institutions. The pro forma market value of our common stock was determined by RP Financial based on the market pricing ratios of the peer group, subject to certain valuation adjustments based on fundamental differences between State-Investors Bank and the institutions comprising the peer group. Specifically, RP Financial took into account that, on a pro forma basis compared solely to the peer group, we had a relatively higher capital level, lower concentration of investment in securities, and a higher concentration of loans and that, based on the 12-month period preceding their appraisal, we had similar profitability compared to the peer group. Additionally, RP Financial took into account the economic conditions and outlook for the market area in which State-Investors Bank operates and the after market pricing characteristics of recently converted savings institutions. RP Financial utilized the results of this overall analysis to establish pricing ratios that resulted in the determination of our pro forma market value.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/book method, the price/earnings method, and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.” RP Financial placed the greatest emphasis on the price/earnings and price/book methods in estimating pro forma market value. RP Financial compared the pro forma price/book and price/earnings ratios for State Investors Bancorp to the same ratios for a peer group of comparable companies. The peer group consists of 10 thrift holding companies with assets between $209.0 million and $456.0 million. The following are various averages for peer group companies which averages were not used as selection criteria for the peer group companies:

•	average assets of $351.0 million;

•	average non-performing assets of 2.3% of total assets;

•	average loans of 70.7% of total assets;

•	average equity of 12.4% of total assets; and

•	average net income of 0.46% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of February 25, 2011, the pro forma market value of the common stock of State Investors Bancorp to be sold in the offering was within the valuation range of $18.7 million and $25.3 million with a midpoint of $22.0 million.

The following table presents a summary of selected pricing ratios for State Investors Bancorp, for the peer group and for all fully converted publicly traded savings banks. The figures for State Investors Bancorp are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the Pro Forma Data section of this prospectus. Compared to the average pricing ratios of the peer group, State Investors Bancorp’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 114.8% on a price-to-earnings basis, discount of 19.9% on a price-to-book value basis and discount of 21.7% on a price-to-tangible book basis.

	Price-to-Earnings Multiple(1)		Price-to-Book Value Ratio(2)	Price-to-Tangible Book Value Ratio(2)
State Investors Bancorp (pro forma):
Midpoint	32.66	x	55.56%	55.56%
Maximum	38.84		59.56	59.56
Maximum, as adjusted	46.41		63.57	63.57

Peer Group:
Average	16.20	x	74.37%	76.03%
Median	12.63		77.33	77.66

All fully-converted, publicly-traded savings banks:
Average	18.08	x	82.02%	90.28%
Median	17.80		82.66	86.05

(1)	Ratios are based on earnings for 12-months ended December 31, 2010, and share prices as of February 25, 2011.
(2)	Ratios are based on book value as of December 31, 2010, and share prices as of February 25, 2011.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the offering, the estimated number of shares would be between 1,870,000 at the minimum of the valuation range and 2,530,000 at the maximum of the valuation range, with a midpoint of 2,200,000. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 2,909,500 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of State Investors Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated, all subscriptions will be canceled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP

Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and our application for conversion, of both of which this prospectus is a part, and is available for inspection in the manner set forth under “Where You Can Find Additional Information.”

After-Market Performance Information

The following table provides information regarding the after-market stock price performance for all standard mutual-to-stock conversion transactions completed between January 1, 2010 and February 25, 2011. As part of its appraisal of our estimated pro forma market value, RP Financial, LC. considered the after market performance of mutual-to-stock conversions completed in the three months prior to February 25, 2011, which is the date of its appraisal report. RP Financial, LC. considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

			Price Performance from Initial Trading Date
Company Name	Ticker Symbol	Conversion Date	1 Day	1 Week	1 Month	Through 2/25/11
Nasdaq listed companies:
Anchor Bancorp	ANCB	01/26/11	—%	0.3%	4.5%	4.5%
Wolverine Bancorp, Inc.	WBKC	01/20/11	24.5	22.4	35.0	35.6
SP Bancorp, Inc.	SPBC	11/01/10	(6.0)	(6.6)	(8.0)	3.0
Standard Financial Corp.	STND	10/07/10	19.0	18.9	29.5	46.7
Peoples Federal Bancshares, Inc.	PEOP	07/07/10	4.0	6.9	4.2	39.2
OBA Financial Services, Inc.	OBAF	01/22/10	3.9	1.1	3.0	39.5
OmniAmerican Bancorp, Inc.	OABC	01/21/10	18.5	13.2	9.9	56.4
Athens Bancshares, Inc.	AFCB	01/07/10	16.0	13.9	10.6	35.1

OTC Bulletin Board quoted companies:
Madison Bancorp, Inc.	MDSN	10/07/10	25.0	25.0	25.0	10.0
Century Next Financial Corporation	CTUY	10/01/10	25.0	15.0	10.0	23.0
United-American Savings Bank	UASB	08/06/10	—	(5.0)	5.0	30.0
Fairmount Bancorp, Inc.	FMTB	06/03/10	10.0	20.0	10.0	60.0
Harvard Illinois Bancorp, Inc.	HARI	04/09/10	—	—	(1.0)	(5.0)
Versailles Financial Corp.	VERF	01/13/10	—	—	—	75.0

1/1/10 – 2/25/11 Average for all companies			10.0	8.9	9.8	32.4
1/1/10 – 2/25/11 Median for all companies			7.0	10.1	7.5	35.4

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offering and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets and the company’s market area. The companies listed in the table above may not be similar to State Investors Bancorp, the pricing ratios for their offerings were in some cases different from the pricing ratios for State Investors Bancorp’s common stock and the market conditions in which these offerings were completed, were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for the purchase of State Investors Bancorp common stock have been granted under the plan of conversion to the following persons in the following order of descending priority:

(1)	“Eligible Account Holders,” that is, depositors at State-Investors Bank with account balances of $50.00 or more at the close of business on October 31, 2009;

(2)	Our employee stock ownership plan;

(3)	“Supplemental Eligible Account Holders,” that is, persons who are not Eligible Account Holders but who were depositors at State-Investors Bank with account balances of $50.00 or more at the close of business on March 31, 2011; and

(4)	“Other Members,” that is, persons who are not Eligible Account Holders or Supplemental Eligible Account Holders but who were depositors at State-Investors Bank at the close of business on [DATE1], 2011, and borrowers as of April 22, 1993, whose loans continued to be outstanding as of [DATE1], 2011.

Classification as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member will be based upon the name(s) and legal status of the person(s) and/or entities who are the depositors, as reflected on State-Investors Bank’s records, for the underlying account as of the eligibility record date, supplemental eligibility record date or voting record date. For example, if John Doe and Jane Doe have a joint account as of the eligibility record date, they are each considered eligible account holders with rights to purchase stock in the Eligible Account Holder purchase priority. Stock may be purchased in joint names or individually, subject to the limitations that, (a) the maximum number of shares that can be ordered through a single qualifying account in the offering is 30,000 shares, and (b) the maximum number of shares that may be purchased in the offering by any person together with their associates, such as a spouse or other relative living in their house, or other persons acting in concert, is limited to the maximum overall limit of 50,000 shares. See “—Limitations on Common Stock Purchases” below. All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering.

Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment, first priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of:

(1)	$300,000 (30,000 shares) of common stock offered, or

(2)	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the eligibility record date, October 31, 2009, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” below.

If there are not sufficient shares available to satisfy all subscriptions by Eligible Account Holders, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of our employee stock ownership plan to purchase shares in excess of the maximum of the offering range.

To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also our directors or officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding October 31, 2009.

Priority 2: Employee Stock Ownership Plan. Our employee stock ownership plan will receive, without payment, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock to be issued in the conversion, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock, or 149,600 shares and 202,400 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and community offerings, including subscriptions of any of our directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range, 2,530,000 shares, our employee stock ownership plan will have a priority right to purchase any such shares exceeding the maximum shares up to an aggregate of 8% of the common stock. See “—Limitations on Common Stock Purchases” below. Our employee stock ownership plan may purchase some or all of our shares that it intends to acquire in the open market after the offering is completed, subject to approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment, third priority, nontransferable subscription rights to subscribe for in the subscription offering up to the greater of:

(1)	$300,000 (30,000 shares) of common stock offered, or

(2)	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the supplemental eligibility record date, March 31, 2011, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” below.

In the event the Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and our employee stock ownership plan, is in excess of the total number of shares of common stock offered in the conversion, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock offered, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” below.

In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

Expiration Date for the Subscription Offering. The subscription offering will expire at 5:00 p.m., Central time, on [DATE2], 2011 (the “expiration date”), unless extended for up to 45 days or for such additional periods by us as may be approved by the Office of Thrift Supervision. The subscription offering may not be extended beyond [DATE4], 2013. Subscription rights which have not been exercised prior to the expiration date (unless extended) will become void.

We will not execute orders until at least the minimum number of shares of common stock (1,870,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to State-Investors Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted (which is, [DATE3], 2011), we will notify subscribers of the extension of time and subscribers will have the right to confirm, modify or rescind their subscriptions. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled.

Community Offering. To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may elect to offer shares pursuant to the plan of conversion to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Jefferson, Orleans and St. Tammany Parishes, Louisiana, (such natural persons referred to as “Preferred Subscribers”). If we conduct a community offering it may commence concurrently with or subsequent to the subscription offering and will expire not later than 45 days subsequent to the subscription offering. In the event we conduct a community offering, subscribers may purchase up to $300,000 of common stock (30,000 shares) subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” below. This amount may be increased at our sole discretion. The opportunity to subscribe for shares of common stock in the community offering category will be subject to our right in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the subscription offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, any remaining shares will be allocated among the Preferred Subscribers whose orders remain unsatisfied on an equal number of shares basis per order until all the remaining shares have been allocated, provided that no fractional shares shall be issued and subject to the overall purchase limitations. If there are any shares remaining after filling the orders of Preferred Subscribers, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for Preferred Subscribers.

Syndicated Community Offering. The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, acting as our agent. In such capacity, Keefe, Bruyette & Woods, may form a syndicate of other broker-dealers. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering. Neither Keefe, Bruyette & Woods, nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Keefe, Bruyette & Woods, has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with any required regulatory approval or non-objection.

Common stock sold in the syndicated community offering will be sold at a purchase price of $10.00 per share. Purchasers in the syndicated community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). We may begin the syndicated community offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The syndicated community offering, if held, will be managed by Keefe, Bruyette & Woods, acting as our agent. See “—Plan of Distribution and Marketing Arrangements” below for a discussion of fees associated with a syndicated community offering. In such capacity, Keefe, Bruyette & Woods, may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods, nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Under these rules, Keefe, Bruyette & Woods or the other broker-dealers participating in the syndicated offering generally will accept payment for shares of common stock to be purchased in the syndicated offering through a “sweep” arrangement under which a customer’s brokerage account at the applicable participating broker-dealer will be debited in the amount of the purchase price for the shares of common stock that such customer wishes to purchase in the syndicated offering on the settlement date. Customers who authorize participating broker-dealers to debit their brokerage accounts are required to have the funds for the payment in their accounts on, but not before, the settlement date which will only occur if the minimum of the offering range is met. Customers who do not wish to authorize participating broker-dealers to debit their brokerage accounts will not be permitted to purchase shares of common stock in the syndicated offering. Customers without brokerage accounts will not be able to participate in the syndicated offering. Institutional investors will pay Keefe, Bruyette & Woods in its capacity as sole book running manager, for shares purchased in the syndicated offering on the settlement date through the services of the Depository Trust Company on a delivery versus payment basis. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

If we are unable to find sufficient purchasers from the general public to complete the offering, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may include purchases by directors, officers and their associates in excess of the proposed management purchases discussed earlier, although no such increased purchases are currently anticipated. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision. Any such arrangements will be disclosed in either a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part or in a new registration statement, and any such arrangement must be approved by the Financial Industry Regulatory Authority.

Persons Who Cannot Exercise Subscription Rights

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

•

the granting of subscription rights or the offer or sale of shares of common stock to such persons would require us, or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register us, or our officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

(1)	No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

(2)	Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of (a) $300,000 (30,000 shares) of common stock or (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the eligibility record date, with clause (a) above subject to the overall limitation in clause (6) below;

(3)	Our employee stock ownership plan may purchase up to 8% of the aggregate number of shares of common stock to be issued in the offering;

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $300,000 (30,000 shares) of common stock and (b) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the supplemental eligibility record date, with clause (a) above subject to the overall limitation in clause (6) below;

(5)	Each Other Member or any person purchasing shares of common stock in the community offering or syndicated community offering may subscribe for and purchase up to $300,000 (30,000 shares) of common stock offered, subject to the overall limitation in clause (6) below;

(6)	Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $500,000 of the common stock offered in the offering (50,000 shares); and

(7)	No more than 31% of the total number of shares offered for sale in the conversion may be purchased by our directors and officers and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of State-Investors Bank, the individual amount permitted to be subscribed for and the overall purchase limitations may be increased or decreased, however such increase will not exceed 5% of the total shares offered. If either of such amounts is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If either of such amounts is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to 15%, the additional shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our employee stock ownership plan’s subscription of 8% of the adjusted maximum number of shares;

(2)	in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders;

(3)	in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders;

(4)	in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members; and

(5)	to fill unfulfilled subscriptions in the community offering to the extent possible.

The term “associate” of a person is defined to include the following:

(1)	any corporation or other organization (other than State Investors Bancorp, State-Investors Bank or a majority-owned subsidiary of State-Investors Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

(2)	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

(3)	any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

The term “acting in concert” is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on our records or the fact that such persons have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through the stock information center and Keefe, Bruyette & Woods. All prospective purchasers are to send payment in the postage pre-paid envelope or directly to State-Investors Bank, where such funds will be held in a separate account earning interest and not released until the offering is completed or terminated.

We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Keefe, Bruyette & Woods will assist us in the offering as follows:

•	consulting as to the financial and securities market implications of the plan of conversion and any related corporate documents, including the business plan;

•	assisting in structuring the offerings, including developing and assisting in implementing a marketing strategy for the offerings;

•

reviewing all offering documents, including this prospectus, stock order forms, letters, brochures and other related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting State Investors Bancorp in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assisting State Investors Bancorp in analyzing proposals from outside vendors retained in connection with the offerings, including printers, transfer agents and appraisal firms;

•	assisting State Investors Bancorp in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meeting with board of directors and/or management of State Investors Bancorp to discuss any of the above services; and

•	such other financial advisory and investment banking services in connection with the offerings as may be agreed upon by Keefe, Bruyette & Woods and State Investors Bancorp.

For these services, Keefe, Bruyette & Woods will receive a success fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and community offerings excluding shares purchased by our tax qualified stock benefit plans and shares purchased by our directors, officers and employees and their immediate families. We have made an advance payment of $25,000 to Keefe, Bruyette & Woods, which shall be credited against any fee paid above. In the event that Keefe, Bruyette & Woods sells common stock through a group of broker-dealers in a syndicated community offering, the total fees payable to Keefe, Bruyette & Woods and other Financial Industry Regulatory Authority member firms in the syndicated community offering shall not exceed 6.25% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We will also reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with this marketing effort up to a maximum of $25,000. In addition, we will reimburse Keefe, Bruyette & Woods for fees and expenses of its counsel not to exceed $50,000. In the event of a material delay in the offering which would require an update of the tabular financial information in the prospectus to reflect a later period than that set forth in the original filing or a resolicitation of subscribers, reimbursable expenses may be increased by up to $15,000. If the plan of conversion is terminated or if Keefe, Bruyette & Woods terminates its agreement with us in accordance with the provisions of the agreement, Keefe, Bruyette & Woods will receive the advance payment and reimbursement of its reasonable out-of-pocket expenses, including legal fees. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses, including legal fees, incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Keefe, Bruyette & Woods to act as conversion agent in connection with the offering. In its role as conversion agent, Keefe, Bruyette & Woods will assist us in the offering as follows: (i) consolidation of accounts and development of a central file; (ii) proxy solicitation and special meeting services; and (iii) subscription services. For these services, Keefe, Bruyette & Woods will receive a fee of $10,000. We have made an advance payment of $5,000 to Keefe, Bruyette & Woods for its role as conversion agent.

Keefe, Bruyette & Woods has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Keefe, Bruyette & Woods expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions of prospective purchasers regarding the offering process will be directed to registered representatives of Keefe, Bruyette & Woods. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the applicable expiration date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

To purchase shares in the Subscription Offering, an executed original stock order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at State-Investors Bank (which may be given by completing the appropriate blanks in the order form), must be received by State-Investors Bank by 5:00 p.m., Central time, on [DATE2], 2011, unless extended. We will not accept stock order forms which are not received by such time or are executed defectively or are received without full payment, or appropriate withdrawal instructions. Copies of order forms, payments from other private third parties and wire transfers also will not be accepted. We will not accept incomplete or improperly executed forms. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the subscription offering, [DATE3], 2011.

In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the eligibility record date, October 31, 2009, the supplemental eligibility record date, March 31, 2011, and depositors as of the close of business on the voting record date, [DATE1], 2011, must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed. To preserve your subscription rights, you must register shares only in the name or names of Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, as appropriate, as of the eligibility record date, supplemental eligibility record date or voting record date. You may not add names of others who did not have subscription rights to purchase shares of our common stock.

Payment for subscriptions may be made (1) by check or money order payable to, State Investors Bancorp, or (2) by authorization of withdrawal from deposit accounts maintained with State-Investors Bank. Interest will be paid on payments made by check or money order at State-Investors Bank’s passbook savings account rate of interest from the date payment is received until the offering is completed or terminated. Funds received before completion of the offering will be maintained in a segregated deposit account at State-Investors Bank. We will pay interest on all funds received at a rate equal to State-Investors Bank’s passbook savings account rate, which is currently 0.75% per annum and subject to change at any time. The offering will be conducted in compliance with all applicable provisions of Rule 15c2-4 of the Securities Exchange Act of 1934. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the offering.

If a subscriber authorizes State-Investors Bank to withdraw the amount of the purchase price from his deposit account, State-Investors Bank will do so as of the effective date of the offering. State-Investors Bank will waive any applicable penalties for early withdrawal from certificate of deposit accounts. If the remaining balance in a certificate of deposit account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate.

Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for such shares upon completion of the offering provided that there is a valid loan commitment in force from the time of its subscription until completion. The loan commitment may be from State Investors Bancorp or an unrelated financial institution.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the subscription and community offerings, provided that such IRAs are not maintained at State-Investors Bank. Persons with IRAs maintained at State-Investors Bank must have the funds to purchase stock transferred to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. In addition, applicable regulations require that officers and directors who use self-directed IRA funds to purchase shares of common stock in the subscription and community offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the stock information center for additional information and allow sufficient time for the account to be transferred as required.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours prior to the completion of the offering. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion. With the exception of purchases through individual retirement accounts, Keogh accounts and 401(k) plan accounts, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Liquidation Rights of Certain Depositors

In the unlikely event of a complete liquidation of State-Investors Bank in its present mutual form, each of our depositors would receive his pro rata share of any of our assets remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor’s pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of State-Investors Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of State-Investors Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. The depositor would not have an interest in the value or assets of State-Investors Bank above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the conversion. As of December 31, 2010, the initial balance of the liquidation account would be approximately $21.3 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at State-Investors Bank, would be entitled, upon a complete liquidation of State-Investors Bank after the conversion, to an interest in the liquidation account prior to any payment to State Investors Bancorp as the sole shareholder of State-Investors Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook savings accounts, interest-bearing checking accounts, money market deposit accounts, and certificates of deposit, held in State-Investors Bank at the close of business on October 31, 2009 or March 31, 2011, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the October 31, 2009, eligibility record date (or the March 31, 2011 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in State-Investors Bank on such dates. For deposit accounts in existence at both the eligibility record date and the supplemental eligibility record date, separate initial sub account balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected in our published financial statements.

If, however, on any December 31 annual closing date, commencing December 31, 2011, the amount in any deposit account is less than the amount in such deposit account on October 31, 2009 or March 31, 2011, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to State Investors Bancorp as the sole shareholder of State-Investors Bank.

Material Federal and Louisiana Income Tax Consequences of the Conversion

Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

(1)	Our change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

(2)	no gain or loss will be recognized by us upon the purchase of State-Investors Bank’s capital stock by State Investors Bancorp;

(3)	no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in State-Investors Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual bank;

(4)	the tax basis of the depositors’ deposit accounts in State-Investors Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

(5)	the tax basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interest in the liquidation account will be zero;

(6)	the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid therefor;

(7)	the holding period for shares of common stock will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the community offering or syndicated community offering; and

(8)	it is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable savings accounts in State-Investors Bank following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase State Investors Bancorp common stock in exchange for their savings accounts and proprietary interests in State-Investors Bank.

In reaching their conclusions in opinions (4), (5) and (8) above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated                     , 2011, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion and declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted.

Sagona, Bourg, Lee, Matthew & Co., L.L.C. has also advised us that the tax effects of the conversion under Louisiana law are substantially the same as they are under federal law.

In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

Delivery of Certificates

Certificates representing State Investors Bancorp common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

Various approvals of the Office of Thrift Supervision are required to complete the conversion. The Office of Thrift Supervision approved the plan of conversion, subject to approval by State-Investors Bank’s members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to the following standard conditions:

(1)	The acquisition of State-Investors Bank by State Investors Bancorp must be completed within 120 days of approval of the application;

(2)	We must file legal and accounting and other standard certifications with the Office of Thrift Supervision; and

(3)	We must not take any action that would prevent State Investors Bancorp common stock from being listed on an exchange or the Nasdaq system.

We are required to make filings with certain state securities regulatory authorities in connection with the issuance of common stock in the conversion.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

All shares of common stock purchased in connection with the conversion by any of our directors or officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of our common stock by our directors, officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision or its successor. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision or its successor during the first year after the conversion.

RESTRICTIONS ON ACQUISITION OF STATE INVESTORS BANCORP AND

STATE-INVESTORS BANK AND RELATED ANTI-TAKEOVER PROVISIONS

Restrictions in Our Articles of Incorporation and Bylaws and Louisiana Law

Certain provisions of our articles of incorporation and bylaws and Louisiana law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in our articles of incorporation and bylaws provide, among other things,

•	that our board of directors is divided into classes with only one-third of our directors standing for reelection each year;

•

that no person shall directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of voting securities of State Investors Bancorp;

•	that special meetings of shareholders may be called by shareholders who beneficially own at least 50% of the outstanding voting shares of State Investors Bancorp;

•	that shareholders generally must provide us advance notice of shareholder proposals and director nominations and provide certain specified related information; and

•

the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights, without additional shareholder approval.

Provisions of the Louisiana Business Corporation Law applicable to us as well as our articles of incorporation contain certain provisions which may be deemed to have an anti-takeover effect, including:

•	rights of shareholders to receive the fair value for their shares following a control transaction from a controlling person or group; and

•

a supermajority voting requirement for a business combination with an “interested shareholder” (defined generally as the beneficial owner of 10% or more of the corporation’s outstanding shares) unless certain minimum price and procedural safeguards are satisfied.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of our board of directors or management more difficult. Furthermore, such provisions could render us being deemed less attractive to a potential acquiror and/or could result in our shareholders receiving a lesser amount of consideration for their shares of our common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of our articles of incorporation and bylaws and the Louisiana Business Corporation Law is set forth below.

Board of Directors. Our articles of incorporation and bylaws provide that our board of directors be divided into three classes of directors each and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of our common stock will not have cumulative voting in the election of directors.

Under our articles of incorporation, subject to the rights of the holders of any class or series of stock having preference over our common stock, any vacancy occurring in our board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present. Any director so chosen to fill a vacancy will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Our articles of incorporation also provide that, subject to the rights of the holder of any class or series of stock having preference over our common stock, any director may be removed by shareholders without cause by the affirmative vote of at least 75% of all outstanding shares entitled to vote in the election of directors, and may be removed with cause only upon the vote of at least a majority of the total votes eligible to be cast by shareholders. Cause for removal will be deemed to exist only if the director in question is:

•	convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction; or

•	deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of duties to State Investors Bancorp.

Limitation on Voting Rights. Article 10.A of our articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of State Investors Bancorp, or (ii) any securities convertible into, or exercisable for, any equity securities of State Investors Bancorp if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of State Investors Bancorp. The term “person” is broadly defined to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to State Investors Bancorp by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire board of directors. In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered “Excess Shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

Indemnification and Limitation of Liability. Article 8.A of our articles of incorporation provides that a director or officer of State Investors Bancorp will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of our directors and officers for (a) any breach of the director’s or officer’s duty of loyalty to State Investors Bancorp or our shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

Our articles of incorporation also provide that State Investors Bancorp shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of State Investors Bancorp, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by our Board of Directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in our articles of incorporation are not exclusive of any other rights which may be available under our bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the articles of incorporation authorize us to maintain insurance on behalf of any person who is or was our director, officer, employee or agent, whether or not we would have the power to provide indemnification to such person. By action of the board of directors, we may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with our officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the articles of incorporation and bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

Authorized Shares. Article 4 of our articles of incorporation authorizes the issuance of 10,000,000 shares of stock, of which 1,000,000 shares shall be shares of serial preferred stock, and 9,000,000 shall be common stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of State Investors Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

Special Meetings of Shareholders and Shareholder Nominations and Proposals. Article 9.B of the articles of incorporation provides that special meetings of shareholders may only be called by (i) the President, (ii) a majority of the board of directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law. The articles of incorporation also provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the secretary of State Investors Bancorp.

Article 9.D of our articles of incorporation provides that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.

To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to State Investors Bancorp’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at State Investors Bancorp’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by State Investors Bancorp in connection with the immediately preceding annual meeting of shareholders, or, in the case of the first annual meeting of shareholders following the conversion, by December 15, 2011. State Investors Bancorp’s articles of incorporation also require that the notice must contain certain information in order to be considered. The board of directors may reject any shareholder proposal not made in accordance with the articles of incorporation. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with our articles of incorporation, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Article 6.F. of our articles of incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in such Article 6.F. Written notice of a shareholder nomination must include certain specified information and must be communicated to the attention of the secretary and either delivered to, or mailed and received at, State Investors Bancorp’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by State Investors Bancorp in connection with the immediately preceding annual meeting of shareholders, or in the case of the first annual meeting following the conversion by December 15, 2011.

The procedures regarding shareholder proposals and nominations are intended to provide State Investors Bancorp’s board of directors with the information deemed necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of State Investors Bancorp or its shareholders.

Amendment of Articles of Incorporation and Bylaws. Article 11 of our articles of incorporation generally provides that any amendment of the articles of incorporation must be first approved by a majority of the board of directors and then by the holders of a majority of the shares of State Investors Bancorp entitled to vote in an election of directors, except that the approval of 75% of the shares entitled to vote in an election of directors is required for any amendment to Articles 6 (directors), 7 (preemptive rights), 8 (indemnification), 9 (meetings of shareholders and shareholder proposals), 10 (restrictions on acquisitions) and 11 (amendments).

Our bylaws may be amended by a majority of the board of directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the bylaws.

Louisiana Corporate Law

In addition to the provisions contained in our articles of incorporation, the Louisiana Business Corporation Law includes certain provisions applicable to Louisiana corporations, such as State Investors Bancorp, which may be deemed to have an anti-takeover effect. Such provisions include (i) rights of shareholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.

The Louisiana Business Corporation Law provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by shareholders and (2) all the votes entitled to be cast by shareholders excluding “interested shares”. “Control shares” is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges: (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of shareholders. “Interested shares” includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all shareholders have dissenters’ rights entitling them to receive the “fair cash value” of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

The Louisiana Business Corporation Law defines a “Business Combination” generally to include (a) any merger, consolidation or share exchange of the corporation with an “Interested Shareholder” or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation’s outstanding stock or of the corporation’s net worth to any Interested Shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation’s outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or (e) any reclassification of the corporation’s stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof. “Interested Shareholder” includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation’s outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

Under the Louisiana Business Corporation Law, a business combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the business combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the Board of Directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

The Louisiana Business Corporation Law authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof (1) the right to convert shares or obligations into shares of any class, or (2) the right or option to purchase shares of any class, in each case upon such terms and conditions as State Investors Bancorp may deem expedient.

Anti-Takeover Effects of the Articles of Incorporation and Bylaws and the Louisiana Business Corporation Law

The foregoing provisions of the articles of incorporation and bylaws of State Investors Bancorp and Louisiana law could have the effect of discouraging an acquisition of State Investors Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock.

The board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. The board of directors believes that these provisions are in our best interests and those of our shareholders. In the board of director’s judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of shareholders. Accordingly, the board of directors believes that it is in our best interests and those of our shareholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of our stock and where the transaction is in the best interests of all shareholders.

Despite the board of directors’ belief as to the benefits to our shareholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which shareholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a thrift holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if (a) it would result in a monopoly or substantially lessen competition, (b) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (c) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

During the conversion and for three years following the conversion, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, such as State-Investors Bank, without the prior written approval of the Office of Thrift Supervision, or its successor, except for:

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by the employee stock ownership plan or other tax-qualified plans of us or State-Investors Bank; and

•

an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion.

Such prohibition also is applicable to the acquisition of our common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

In addition to the foregoing, the plan of conversion prohibits any person, prior to the completion of the conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights or common stock. See “The Conversion and Offering—Restrictions on Transfer of Subscription Rights and Shares.”

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 10,000,000 shares of capital stock, of which 9,000,000 are shares of common stock, par value $.01 per share and 1,000,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to 2,530,000 shares of common stock and no shares of preferred stock in the conversion. Each share of our common stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion. Upon payment of the purchase price of $10.00 per share for the common stock in accordance with the plan of conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

Our common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “Our Policy Regarding Dividends.” The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of our common stock will possess exclusive voting rights in State Investors Bancorp. They will elect our board of directors and act on such other matters as are required to be presented to them under Louisiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of State Investors Bancorp and State-Investors Bank and Related Anti-Takeover Provisions,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of State-Investors Bank, State Investors Bancorp, as the sole holder of State-Investors Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of State-Investors Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see “The Conversion and Offering—Liquidation Rights of Certain Depositors”), all assets of State-Investors Bank available for distribution. In the event of any liquidation, dissolution or winding up of State Investors Bancorp, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of the assets of the company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of our common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. Our common stock is not subject to any required redemption.

Preferred Stock

None of the shares of our authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock of State Investors Bancorp will be Registrar and Transfer Company.

EXPERTS

Hannis T. Bourgeois, LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2010 and 2009, and for each of the two years in the period ended December 31, 2010, as set forth in their report. We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Hannis T. Bourgeois, LLP’s report, given on their authority as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to State-Investors Bank and State Investors Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

LEGAL AND TAX MATTERS

The legality of the Common Stock and the federal income tax consequences of the conversion will be passed upon for State-Investors Bank and State Investors Bancorp by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel. The Louisiana income tax consequences of the conversion will be passed upon for State-Investors Bank and State Investors Bancorp by, Sagona, Bourg, Lee, Matthew & Co., L.L.C., Metairie, Louisiana. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Malizia Spidi & Fisch, PC, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

State Investors Bancorp has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

State-Investors Bank has filed an application with respect to the conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Western Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062. State Investors Bancorp also has filed a holding company application with the Office of Thrift Supervision. This prospectus omits certain information contained in that application.

In connection with the conversion, State Investors Bancorp will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, and, upon such registration, State Investors Bancorp and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting requirements and certain other requirements of the Securities Exchange Act of 1934. State Investors Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the conversion.

STATE-INVESTORS BANK

The registrant, State Investors Bancorp, a Louisiana corporation, has not yet commenced operations and has engaged in only minimal activities to date. Accordingly, the financial statements of State Investors Bancorp have been omitted as they are not required.

All financial statement schedules are not included because they are not applicable or the required information has been disclosed in the financial statements or in the notes thereto.

2322 Tremont Drive - Baton Rouge, LA 70809

178 Del Orleans Avenue, Suite C - Denham Springs, LA 70726

Phone: (225) 928-4770        FAX: (225) 926-0945

www.htbcpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

State-Investors Bank

Metairie, Louisiana

We have audited the accompanying balance sheets of State-Investors Bank (the Association) as of December 31, 2010 and 2009, and the related statements of income, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Association is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Association’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of State-Investors Bank as of December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

March 4, 2011

STATE-INVESTORS BANK

BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009
	($ In Thousands)	($ In Thousands)
ASSETS
Cash — non-interest bearing	$3,724	$1,394
Cash — interest bearing	3,207	1,960
Federal funds sold	100	100

Cash and cash equivalents	7,031	3,454
Investment securities:
Available for sale	8,802	8,099
Held to maturity	577	691
Loans, net	180,631	186,251
Federal Home Loan Bank Stock	1,361	2,660
Accrued interest receivable	1,020	1,024
Premises and equipment, net	7,773	4,994
Other real estate, net	167	779
Deferred income taxes	303	155
Other assets	1,023	1,125

TOTAL ASSETS	$208,688	$209,232

LIABILITIES AND EQUITY

Liabilities:
Deposits	$159,130	$142,948
Advances from Federal Home Loan Bank	26,483	44,333
Advance payments by borrowers for taxes and insurance	834	777
Accrued interest payable	119	180
Other liabilities	831	810

TOTAL LIABILITIES	187,397	189,048

Equity:
Retained earnings-substantially restricted	21,105	20,129
Accumulated other comprehensive income	186	55

TOTAL EQUITY	21,291	20,184

TOTAL LIABILITIES AND EQUITY	$208,688	$209,232

See notes to financial statements.

STATE-INVESTORS BANK

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
	($ In Thousands)	($ In Thousands)
INTEREST INCOME:
Interest and fees on loans	$11,338	$12,025
Interest on investment securities	243	294
Other interest and dividends	16	28

TOTAL INTEREST INCOME	11,597	12,347

INTEREST EXPENSE:
Interest on deposits	3,060	3,470
Interest on Federal Home Loan Bank advances	1,366	2,120

TOTAL INTEREST EXPENSE	4,426	5,590

NET INTEREST INCOME	7,171	6,757
PROVISION FOR LOAN LOSSES	93	155

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,078	6,602
NON-INTEREST INCOME:
Net (loss) on sales of available-for-sale securities	(91)	(90)
Net (loss) on sales/writedowns of other real estate	(119)	—
Service charges, fees and other	161	256

TOTAL NON-INTEREST INCOME	(49)	166
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,957	3,014
Occupancy expense	462	451
Computer	519	445
Security	224	219
Deposit insurance premiums	229	221
Advertising	200	142
Other	924	930

TOTAL NON-INTEREST EXPENSES	5,515	5,422

INCOME BEFORE INCOME TAXES	1,514	1,346
INCOME TAX EXPENSE	538	491

NET INCOME	$976	$855

See notes to financial statements.

STATE-INVESTORS BANK

STATEMENTS OF CHANGES IN EQUITY

YEARS ENDED DECEMBER 31, 2010 AND 2009

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	($ In Thousands)	($ In Thousands)	($ In Thousands)
Balance, January 1, 2009	$19,274	$(156)	$19,118
Comprehensive Income:
Net Income	855	—	855
Other comprehensive income, net of tax:
Net change in unrealized gain on securities available-for-sale, net of deferred income taxes of $109 and reclassification adjustment of $(90)	—	211	211

Total Comprehensive Income	—	—	1,066

Balance, December 31, 2009	20,129	55	20,184
Comprehensive Income:
Net Income	976	—	976
Other comprehensive income, net of tax:
Net change in unrealized gain on securities available-for-sale, net of deferred income taxes of $68 and reclassification adjustment of $(91)	—	131	131

Total Comprehensive Income	—	—	1,107

Balance, December 31, 2010	$21,105	$186	$21,291

See notes to financial statements.

STATE-INVESTORS BANK

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
	($ In Thousands)	($ In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$976	$855
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on redemption of investment securities	91	90
Provision for loan losses	93	155
Depreciation and amortization	194	209
Amortization (accretion) of securities	26	60
Stock dividend on FHLB stock	(8)	(7)
Loss on sale of other real estate	119	—
Deferred income taxes provision (benefit)	(215)	(295)
Changes in operating assets and liabilities:
(Increase) decrease in accrued interest receivable	4	(164)
(Increase) decrease in other assets	101	(846)
Increase (decrease) in accrued interest payable	(62)	(44)
Increase (decrease) in other liabilities	23	(710)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,342	(697)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net (increase) decrease in loans	5,002	(3,223)
Purchase of securities available for sale	(1,997)	(3,972)
Proceeds of redemption of securities available for sale	263	250
Proceeds from principal repayments of mortgage-backed securities	1,226	1,815
Redemption of FHLB stock	1,308	271
Purchase of premises and equipment	(2,973)	(495)
Disposal of premises and equipment	—	1,096
Proceeds on sale of foreclosed real estate	1,017	123

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	3,846	(4,135)

See notes to financial statements.

STATE-INVESTORS BANK

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

	2010	2009
	($ In Thousands)	($ In Thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposit accounts	16,182	12,455
Increase (decrease) in advances by borrowers for insurance and taxes	57	(106)
Advances from the FHLB	—	13,500
Payments on advances from the FHLB	(17,850)	(23,965)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,611)	1,884

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,577	(2,948)
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	3,454	6,402

CASH AND CASH EQUIVALENTS — END OF YEAR	$7,031	$3,454

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest on deposits and borrowings	$4,488	$5,634

Income taxes	$970	$917

Non-cash investing and financing transactions:
Transfer from loans to other real estate	$554	$879

Change in unrealized gain on securities available for sale	$199	$320

See notes to financial statements.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

State-Investors Bank (the Association) is a mutual thrift operating under a federal savings and loan charter. The Association is subject to regulation of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Association generates loans to and receives deposits primarily from individual customers in the Southeastern region of Louisiana with services provided from four offices. The accounting and reporting policies of the Association are in accordance with generally accepted accounting principles and conform to general practices within the industry.

The Association’s operations are subject to customary business risks associated with activities of a financial institution. Some of those risks include competition from other institutions and changes in economic conditions, interest rates and regulatory requirements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

The Association’s loan portfolio consists largely of real estate loans. The majority of loans are secured by first mortgages on area real estate and are expected to be repaid from cash flow of the debtor. A substantial portion of the debtors’ ability to honor their contracts is dependent on the economy and the industries of the region of Louisiana in which the Association operates, including the petrochemical industry, port activity along that region of the Mississippi River, healthcare and tourism.

While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Cash Equivalents

For purposes of the statements of cash flows, the Association considers all cash, amounts due from depository institutions and federal funds sold to be cash equivalents.

Investment Securities

FASB ASC 320, Investments, requires the classification of securities as trading, available for sale or held to maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically.

Trading account securities are held for resale in anticipation of short-term market movements and are recorded at fair value. Gains and losses, both realized and unrealized, are reflected in earnings.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Investment Securities — (Continued)

Debt securities are classified as held to maturity when the Association has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in other comprehensive income. Realized gains and losses are included in net securities gains in non-interest income, and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on securities sold are determined based on the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The written down amount then becomes the security’s new cost basis. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Association to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

The Bank grants mortgage, commercial and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for unearned income, the allowance for loan losses, and any unamortized deferred fee or costs on originated loans.

Loan origination and commitment fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Discounts on consumer loans are recognized over the lives of the loans using methods that approximate the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in the process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is considered to be adequate to absorb credit losses inherent in the loan portfolio. The allowance for loan losses is based upon management’s review and evaluation of the loan portfolio.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. For loans that are classified as impaired, an allowance is established based on the discounted cash flows for collateral value or observable market price of the impaired loan. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Other Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are recorded at fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Premises and Equipment

Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated on the straight-line basis over the estimated useful lives of the assets which range from 3 to 39 years.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.

The Association determines deferred income taxes using the liability method. Under this method, the net deferred tax asset or liability is based on the tax effects of the difference between the book and tax bases of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Income Taxes — (Continued)

The Association files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Association is no longer subject to federal tax examinations by tax authorities for years before 2007. Any interest and penalties assessed by income taxing authorities are not significant and are included in non-interest expense in these financial statements.

Comprehensive Income

Generally accepted accounting principles (“GAAP”) generally require that recognized revenues, expenses, gains, and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statements of financial position, such items, along with net earnings, are components of comprehensive income. The Association presents comprehensive income in its statements of changes in equity.

Advertising

The Association follows the policy of charging the costs of advertising to expense as incurred. Advertising expense included in operations amounted to $200,000 and $142,000 in 2010 and 2009, respectively.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures About Fair Value Measurements, which added disclosure requirements about transfers in and out of Levels 1 and 2 of the fair value hierarchy, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and Level 3 fair value measurements. This ASU also requires that Level 3 activity about purchases, sales, issuances, and settlements be presented on a gross basis rather than as a net number. The Association adopted the provisions of the ASU in preparing its financial statements at and for the year ended December 31, 2010. The adoption of the provisions of this ASU, which was subsequently codified into ASC 820, Fair Value Measurements and Disclosures, only affected the disclosure requirements for fair value measurements and as a result had no impact on the Association’s results of operations or financial position.

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan is Part of a Pool That is Accounted for as a Single Asset. ASU 2010-18 allows for the one-time election to terminate accounting for loans as a pool under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. ASU 2010-18 is effective for modifications of loans accounted for within pools under ASC 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The adoption of ASU 2010-18 did not have an impact on the Association’s results of operations, financial position or disclosures.

In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivable and the Allowance for Credit Losses. ASU 2010-20 requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables. Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impaired financing receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of troubled debt restructurings will also be required. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance. The ASU is effective for interim and reporting periods ending on or after December 15, 2010, and the

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (Continued)

Recent Accounting Pronouncements — (Continued)

disclosures have been included in these financial statements for the year ended December 31, 2010. As the adoption of ASU 2010-20 amends only the disclosure requirements for loans and the allowance for credit losses, the adoption had no impact on the Association’s results of operations or financial position.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements to conform with the 2010 financial statement presentation. Such reclassifications had no effect on net income or retained earnings as previously reported.

Subsequent Events

The Association evaluated subsequent events and transactions for potential recognition or disclosure in the financial statements.

2.	RESTRICTION ON CASH AND DUE FROM BANKS

The Association is required to maintain reserve funds in cash or on deposit. The Association has on deposit the required reserve of $15,000 with First National Bankers Bank at December 31, 2010 and $85,000 with Federal Home Loan Bank at December 31, 2009.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

3.	INVESTMENT SECURITIES

A summary of the amortized cost and fair values of the securities is presented below:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2010
Held to maturity:
GNMA Certificates	$433	$14	$—	$447
FNMA Certificates	118	3	—	121
FHLMC Certificates	26	—	—	26

Total held to maturity securities	577	17	—	594

Available-for-sale: GNMA Certificates	8,520	282	—	8,802

Total securities	$9,097	$299	$—	$9,396

	(In Thousands)
December 31, 2009
Held to maturity:
GNMA Certificates	$511	$13	$—	$524
FNMA Certificates	150	3	—	153
FHLMC Certificates	30	—	—	30

Total held to maturity securities	691	16	—	707

Available-for-sale:
Mortgage fund	354	—	(94)	260
GNMA Certificates	7,662	177	—	7,839

Total available-for-sale	8,016	177	(94)	8,099

Total securities	$8,707	$193	$(94)	$8,806

The amortized cost and fair values of the mortgage-backed securities at December 31, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to maturity		Available for sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
December 31, 2010
Amounts maturing in:
After five years through ten years	$221	$227	$162	$171
After ten years	356	367	8,358	8,631

	$577	$594	$8,520	$8,802

Securities with a carrying value of $9.2 million and $8.4 million were pledged to secure advances from the FHLB as of December 31, 2010 and 2009, respectively.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

3.	INVESTMENT SECURITIES — (Continued)

There were no sales or calls of available for sale mortgage-backed securities in 2010 or 2009.

During 2010, the Association sold available for sale mortgage fund securities for total proceeds of approximately $263,000, resulting in gross realized losses of approximately $91,000. During 2009, the Association sold available for sale mortgage fund securities for total proceeds of approximately $250,000, resulting in gross realized losses of approximately $90,000.

Investment in stock of the Federal Home Loan Bank of Dallas (FHLB) is carried at cost and is pledged to secure advances from the FHLB. The balance at December 31, 2010 and 2009 is $1.4 million and $2.7 million, respectively.

Gross unrealized losses in investment securities at December 31, 2010 and 2009, existing for continuous periods of less than 12 months and for continuous periods of 12 months or more are as follows:

	Less than 12 Months		12 Months or More		Totals
Security Description	Fair Value	Gross Unrealized (Loss)	Fair Value	Gross Unrealized (Loss)	Fair Value	Gross Unrealized (Loss)
(In Thousands)
December 31, 2010
Totals	$—	$—	$—	$—	$—	$—

	Less than 12 Months		12 Months or More		Totals
Security Description	Fair Value	Gross Unrealized (Loss)	Fair Value	Gross Unrealized (Loss)	Fair Value	Gross Unrealized (Loss)
(In Thousands)
December 31, 2009
35,635 shares AMF - Mortgage ARM Fund	$—	$—	$260	$(94)	$260	$(94)

Totals	$—	$—	$260	$(94)	$260	$(94)

Management evaluates securities for other-than-temporary impairment on a periodic and regular basis, as well as when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Association to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As the Association has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

4.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES

Loans receivable at December 31 are summarized as follows:

	2010	2009
	(In Thousands)	(In Thousands)
Real estate loans:
One-to-four family residential	$128,056	$130,293
Commercial real estate	37,050	41,920
Multi-family residential	5,653	4,727
Land	2,743	2,768
Home equity lines of credit	4,360	5,290
Residential construction	2,904	1,208

Total real estate loans	180,766	186,206
Other loans:
Consumer non-real estate loans	1,390	1,506
Commercial business loans	6	11

Total other loans	1,396	1,517

Total loans	182,162	187,723
Less:
Deferred loan fees	(26)	(27)
Allowance for loan losses	(1,505)	(1,445)

Net loans	$180,631	$186,251

In the ordinary course of business, the Association has granted loans to directors, officers and employees and their affiliates. Such loans were made on substantially the same terms as those prevailing at the time for comparable transactions with other customers. Such loans amounted to approximately $2,623,000 and $2,846,000 at December 31, 2010 and 2009, respectively.

Activity in loans to directors, officers and employees is as follows:

	2010	2009
	($ In Thousands)	($ In Thousands)
Balance at beginning of year	$2,846	$2,544
Add: New loans or advances	53	436
Less: Payments	(276)	(134)

Balance at end of year	$2,623	$2,846

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

4.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES — (Continued)

Management segregates the loan portfolio into portfolio segments which is defined as the level at which the Association develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate. The following table sets forth, as of December 31, 2010, the balance of the allowance for loan losses by portfolio segment, disaggregated by impairment methodology, which is then further segregated by amounts evaluated for impairment collectively and individually. The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

Allowance for Credit Losses and Recorded Investment in Loans Receivable for the Year Ended December 31, 2010

	Mortgage- Construction	Mortgage- Permanent- 1 to 4 Family	Mortgage- Permanent- Other	Commercial	Consumer	Total
		($ In Thousands)
Allowance for credit losses:
Beginning balance	$8	$1,068	$359	$—	$10	$1,445
Charge-offs	—	(33)	—	—	—	(33)
Recoveries	—	—	—	—	—	—
Provision	15	(88)	162	—	4	93

Ending balance	$23	$947	$521	$—	$14	$1,505

Ending balance:
Individually evaluated for impairment	$—	$100	$50	$—	$—	$150

Ending balance:
Collectively evaluated for impairment	$23	$847	$471	$—	$14	$1,355

Loans receivable:
Ending balance	$2,904	$128,056	$49,806	$6	$1,390	$182,162

Ending balance:
Individually evaluated for impairment	$—	$305	$197	$—	$—	$502

Ending balance:
Collectively evaluated for impairment	$2,904	$127,751	$49,609	$6	$1,390	$181,660

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

4.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES — (Continued)

The activity in the allowance for loan losses for the year ended December 31, 2009 is summarized as follows:

Allowance for Credit Losses for the Year Ended December 31, 2009

Total
($ In Thousands)
Balance at beginning of the year	$1,389
Charge-offs	(99)
Recoveries	—
Provision	155

Balance at end of the year	$1,445

Management further disaggregates the loan portfolio segments into classes of loans, which are based on the initial measurement the loan, risk characteristics of the loan and the method for monitoring and assessing the credit risk of the loan.

As of December 31, 2010 and 2009, loan balances outstanding more than 90 days and still accruing interest amounted to $1,118,000 and $2,039,000, respectively. As of December 31, 2010 and 2009, loan balances outstanding on non-accrual status amounted to $178,000 and $400,000, respectively. The Association considers all loans more than 90 days past due as nonperforming loans.

At December 31, 2010, the credit quality indicators (performing and nonperforming loans), disaggregated by class of loan, are as follows:

Credit Quality Indicators — Credit Risk Profile Based on Payment Activity as of December 31, 2010

	Performing	Nonperforming	Total
	($ In Thousands)
Mortgage Loans:
Construction-Residential	$2,904	$—	$2,904
Permanent:
1 to 4 Family	126,780	1,276	128,056
Multifamily	5,653	—	5,653
Commercial RE	37,050	—	37,050
Other	7,103	—	7,103
Nonmortgage Loans:
Commercial	6	—	6
Consumer	1,370	20	1,390

Total	$180,866	$1,296	$182,162

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

4.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES — (Continued)

The following table reflects certain information with respect to the loan portfolio delinquencies by loan class and amount as of December 31, 2010:

Aged Analysis of Past Due Loans Receivable as of December 31, 2010

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment Over 90 Days Past Due and Still Accruing
	($ In Thousands)
Mortgage Loans :
Construction- Residential	$—	$—	$—	$—	$2,904	$2,904	$—
Permanent:
1 to 4 Family	1,559	978	1,276	3,813	124,243	128,056	1,098
Multifamily	—	—	—	—	5,653	5,653	—
Commercial RE	—	462	—	462	36,588	37,050	—
Other	—	62	—	62	7,041	7,103	—
Nonmortgage Loans:
Commercial	—	—	—	—	6	6	—
Consumer	5	—	20	25	1,365	1,390	20

Total	$1,564	$1,502	$1,296	$4,362	$177,800	$182,162	$1,118

Loan Receivables on Nonaccrual Status

December 31, 2010
($ In Thousands)
Mortgage Loans
Permanent, Secured by 1 to 4 Family	$178

Total	$178

The total recorded investment in impaired loans totaled $502,000 and $780,000 at December 31, 2010 and 2009, respectively. All of the impaired loans had a related allowance for credit losses which totaled $150,000 and $246,000 at December 31, 2010 and 2009, respectively. The average recorded investment in total impaired loans was $542,000 and $1,633,000 for 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009, the interest income recognized for impaired loans was $25,000 and $51,000, respectively.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

4.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES — (Continued)

All impaired loans had a related allowance, and a summary of the impaired loans by class of loans as of December 31, 2010, is as follows:

Impaired Loans for the Year Ended December 31, 2010

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
($ In Thousands)
With an allowance recorded:
Mortgage Loans
Construction — Residential	$—	$—	$—	$—	$—
Permanent, Secured by 1-4 Family	305	305	100	305	6
Multifamily	197	197	50	198	5
Commercial RE	—	—	—	—	—
Other	—	—	—	—	—
Nonmortgage Loans
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—

Total:
Mortgage Loans
Construction	—	—	—	—	—
Permanent	502	502	150	503	11
Nonmortgage Loans
Commercial	—	—	—	—	—
Consumer	—	—	—	—	—

	$502	$502	$150	$503	$11

5.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31 is summarized as follows:

	2010	2009
	($ In Thousands)
Loans receivable	$999	$995
Investment securities	21	29

	$1,020	$1,024

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

6.	PREMISES AND EQUIPMENT

Premises and equipment, at cost, at December 31 are summarized as follows:

	2010	2009
	($ In Thousands)
Buildings	$2,183	$2,050
Leasehold improvements	572	572
Furniture, fixtures and equipment	867	739

	3,622	3,361
Less accumulated depreciation and amortization	(1,662)	(1,468)

	1,960	1,893
Land	2,613	2,613
Construction in progress	3,200	488

	$7,773	$4,994

Depreciation and amortization of premises and equipment amounted to $194,000 and $209,000 in 2010 and 2009, respectively.

During 2004, the Association, through its wholly-owned subsidiary, Veterans Sena Holdings, L.L.C., acquired a tract of real estate contiguous with its main office facility. The intentions of Management were to use a part of this real estate for expansion of its main office facility and dispose of the remaining portion. Prior to 2009, the property was reflected as real estate held for investment in the accompanying financial statements. During 2009, the Association entered into a contract for the construction of its new main office facility. The wholly-owned subsidiary was liquidated and the property, adjusted for the demolition of the building thereon and insurance proceeds escrowed in connection with prior damage to that building, has been transferred to land. The costs incurred for construction of the new main office facility to date are reflected in construction in progress.

7.	DEPOSITS

Deposit account balances at December 31 are summarized as follows:

	2010	2009
	(In Thousands)	(In Thousands)
NOW accounts	$18,422	$17,837
Money Market funds	4,561	4,212
Passbook savings	21,220	16,712
Certificates of deposit	114,927	104,187

	$159,130	$142,948

Scheduled maturities of certificates of deposit at December 31, 2010 are summarized as follows:

Due In	Amount
(In Thousands)
2011	$73,941
2012	13,632
2013	10,607
2014	3,232
2015 and thereafter	13,515

$114,927

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

7.	DEPOSITS — (Continued)

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $43.5 million and $32.6 million at December 31, 2010 and 2009, respectively. The weighted average interest rate on deposits at December 31, 2010 and 2009 was 1.99% and 2.53%, respectively. The Association held deposits of approximately $3.5 million and $3.7 million for related parties at December 31, 2010 and 2009, respectively.

8.	ADVANCES FROM FEDERAL HOME LOAN BANK (FHLB)

The FHLB advances consist of the following obligations at December 31, 2010 and 2009:

Fixed Interest Rate	2010 Amount	2009 Amount
	(In Thousands)	(In Thousands)
0.00% to 0.99%	$—	$1,500
1.00% to 1.99%	—	—
2.00% to 2.99%	3,000	4,500
3.00% to 3.99%	19,269	20,263
4.00% to 4.99%	1,534	7,422
5.00% to 5.99%	2,680	10,425
6.00% to 6.99%	—	223

	$26,483	$44,333

Scheduled maturities of FHLB advances at December 31, 2010 are summarized as follows:

Due In	Amount
(In Thousands)
2011	$3,000
2012	4,214
2013	2,269
2017	17,000

$26,483

At December 31, 2010, the advances are secured by a blanket lien bearing on the Association’s mortgage loans of approximately $73.8 million, pledge of FHLB stock in the amount of $1.4 million and pledge of mortgage-backed securities with a carrying amount of approximately $9.2 million.

The Association has an additional available borrowing capacity of approximately $56.5 million with the FHLB at December 31, 2010.

9.	INCOME TAXES

Income tax expense (benefit) for the years ended December 31 is summarized as follows:

	2010	2009
	(In Thousands)	(In Thousands)
Current Taxes — Federal	$753	$786
Deferred Taxes	(215)	(295)

	$538	$491

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

9.	INCOME TAXES — (Continued)

Total income tax expense (benefit) differs from the amounts computed by applying the federal statutory rate of 34% to income before income taxes as a result of the following:

	2010		2009
	Amount	%	Amount	%
	(In Thousands)		(In Thousands)
Expected income tax expense (benefit) at statutory rate	$515	34%	$458	34%
Increase (decrease) in income taxes resulting from:
Non-deductible expenses	12	1	13	1
Other adjustments	11	1	20	1

	$538	36%	$491	36%

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that gave rise to the deferred tax asset or (liability) at December 31 relate to the following:

	2010	2009
	(In Thousands)	(In Thousands)
Deferred loan fees	$9	$9
Deferred retirement agreements	237	180
Excess tax depreciation	(206)	(213)
Reserve for uncollected interest	17	17
Prepaid mortgage interest	8	11
FHLB stock basis difference	(75)	(188)
Bad debt difference Post 1987	409	367
Capital loss on sale of investment securities	61	31

	460	214
Valuation allowance (deferred tax asset capital loss on sale of investment securities)	(61)	(31)

	399	183
Unrealized (gains) losses on available for sale securities	(96)	(28)

Net Deferred Tax Asset	$303	$155

Retained earnings at December 31, 2010 and 2009 include approximately $2.6 million for which no deferred income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount is approximately $888,000 at December 31, 2010 and 2009.

10.	EMPLOYEE BENEFIT PLANS

401(k) Plan — The Association sponsors a 401(k) profit sharing plan for eligible employees. Contributions may be made by eligible employees subject to the limits of the Internal Revenue Service. The Association makes matching contributions based on a percentage of each participant’s contribution and may also make discretionary contributions to the plan. The Association matched 100% of the participant’s salary deferral contribution up to 3% and matched 50% of the participant’s salary deferral contribution of the next 2% of the participant’s annual compensation for 2010.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

10.	EMPLOYEE BENEFIT PLANS — (Continued)

Profit Sharing Plan — The Association maintains a qualified defined contribution profit sharing plan covering substantially all of its employees. Employees must complete one year of service and obtain the age of 21 in order to participate in the plan. Participants are 100% vested upon entry into the plan. Contributions to the plan are based on percentages of the participants’ annual compensation. Contributions are determined annually by the Association and are not mandatory.

Contributions to the plans charged to income for 2010 and 2009 amounted to $302,000 and $282,000, respectively. Contributions as a percentage of participants’ annual compensation amounted to 15% for 2010 and 2009.

Other Retirement Agreements — During 2009, the Association entered into retirement agreements with the chief executive officer and the non-employee directors of the Association.

Under the Supplemental Executive Retirement Agreement (SERP), after ten years in the plan and attaining the age of 72, the Association is to provide the chief executive officer an annual benefit of $100,000 for 10 years. (This benefit would be paid to the chief executive officer’s beneficiaries until all 10 installments are paid or in a lump sum upon the chief executive officer’s death if the officer’s death is subsequent to age 72.)

Under the Supplemental Retirement Plan, the Association is to provide to each covered non-employee director an annual supplemental retirement benefit equal to $8,000 payable in equal annual installments for ten (10) consecutive years, if the covered director is 100% vested. Participants who are not 100% vested would be entitled to receive the accrued amount payable in a lump sum. (This benefit would be paid to the non-employee director’s beneficiaries until all 10 installments are paid or in a lump sum upon the director’s death if the director’s death is during the active service of the Association.)

The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the dates payments are expected to expire. The expense incurred for this plan for the years ended December 31, 2010 and 2009 amounted to $170,000 and $528,000, respectively. The accrued liability recorded for this plan was $698,000 and $528,000 at December 31, 2010 and 2009, respectively.

11.	REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary Federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators, which if undertaken, could have a direct material affect on the Association and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined) and tangible capital to adjusted total assets (as defined). As of December 31, 2010, management believes that the Association meets all the capital adequacy requirements to which it is subject.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

11.	REGULATORY MATTERS — (Continued)

As of December 31, 2010 and 2009, the most recent notification from the OTS, the Association was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as adequately capitalized, the Association would have to maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible capital ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Association’s prompt corrective action category.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($ In Thousands)
December 31, 2010
Total Risk Based Capital (to Risk Weighted Assets)	$22,605	17.63%	$10,256	8.00%	$12,820	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$21,100	16.46%	$5,128	4.00%	$7,692	6.00%
Tier 1 Capital (to Adjusted Total Assets)	$21,100	10.12%	$8,337	4.00%	$10,421	5.00%
Tangible Capital (to Adjusted Total Assets)	$21,100	10.12%	$3,126	1.50%	N/A	N/A

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($ In Thousands)
December 31, 2009
Total Risk Based Capital (to Risk Weighted Assets)	$21,344	16.56%	$10,314	8.00%	$12,892	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$20,114	15.60%	$5,157	4.00%	$7,735	6.00%
Tier 1 Capital (to Adjusted Total Assets)	$20,114	9.61%	$8,368	4.00%	$10,460	5.00%
Tangible Capital (to Adjusted Total Assets)	$20,114	9.61%	$3,138	1.50%	N/A	N/A

A reconciliation of the Association’s capital determined under accounting principles generally accepted in the United States of America to Tier 1 Capital and Total Risk Based Capital as of December 31, 2010 is as follows:

2010
($ In Thousands)
Capital Under GAAP	$21,291
Unrealized Gain on Available for Sale Securities	(186)
Other	(5)

Tier 1 Capital	21,100
Allowance for Loan Losses	1,505

Total Risk Based Capital	$22,605

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

12.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Association has various outstanding commitments that are not reflected in the accompanying financial statements. The principal commitments of the Association are as follows:

Lease Commitment:

At December 31, 2010, the Association was obligated under a noncancelable operating lease on its location on Harrison Avenue in the city of New Orleans. The lease continues through August 31, 2014 with options to renew for two successive ten-year periods at specified rental amounts. Total rental expense was approximately $30,000 for the years ended December 31, 2010 and 2009.

The future minimum rental commitments under the operating lease at December 31, 2010 are as follows:

Year Ended December 31,	Amount
(In Thousands)
2011	$30
2012	30
2013	30
2014	20

Total Minimum Payments Required	$110

Loan Commitments:

At December 31, 2010, the Association had outstanding commitments to originate fixed-rate loans in the amount of $12.0 million. The Association also had commitments for unused lines of credit of $2.5 million and undisbursed portion of loans in process of $1.5 million at December 31, 2010.

Commitments for Capital Expenditures:

The Association entered into an agreement on December 16, 2009 with a building contractor to construct a new main office facility for the Association at its Veterans location. The revised contract amount is approximately $3.4 million, and is payable in progress payments with final payment due upon full performance of the contract terms by the contractor. At December 31, 2010, the Association had incurred costs of $3.2 million in the construction of its main office facility which is reflected in construction in progress in these financial statements.

Borrowings:

At December 31, 2010, the Association had unused borrowing capacity of approximately $56.5 million with the Federal Home Loan Bank. Additionally, the Association has a Master Purchase Agreement with First National Bankers’ Bank (FNBB) whereby the Association may purchase federal funds from FNBB in an amount not to exceed $20.0 million.

Other:

In the normal course of business, the Association is involved in various legal proceedings. In the opinion of management and counsel, the disposition or ultimate resolution of such proceedings would not have a material adverse effect on the Association’s financial statements.

13.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

13.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK — (Continued)

The Association’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the notional amount which was $12.0 million at December 31, 2010. The Association uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer’s creditworthiness on a case-by-case basis and in accordance with established loan underwriting policies.

14.	CONCENTRATION OF CREDIT RISK

The Association maintains amounts on deposit and federal funds sold with correspondent banks which may periodically exceed the federally insured amount.

Most of the Association’s lending activity is represented by loans secured principally by first mortgages on real estate located primarily in Orleans, Jefferson and St. Tammany and surrounding parishes within Louisiana. Additionally, the substantial portion of the real estate upon which the Association has extended credit is residential properties.

15.	FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair Value Disclosures

The Association groups its financial assets and liabilities measured at fair value in three levels. Fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Includes the most reliable sources, and includes quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Includes observable inputs. Observable inputs include inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates) as well as inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

•	Level 3 — Includes unobservable inputs and should be used only when observable inputs are unavailable.

Recurring Basis

Fair values of investment securities available for sale were primarily measured using information from a third-party pricing service. This pricing service provides information by utilizing evaluated pricing models supported with market data information. Standard inputs include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and reference data from market research publications.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

15.	FAIR VALUES OF FINANCIAL INSTRUMENTS — (Continued)

Fair Value Disclosures — (Continued)

The following tables present the balance of assets and liabilities measured on a recurring basis as of December 31, 2010 and 2009. The Association did not record any liabilities at fair value for which measurement of the fair value was made on a recurring basis.

		Fair Value at Reporting Date Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
December 31, 2010
Available-for-sale:
Mortgage Backed Securities	$8,802	$—	$8,802	$—

	Fair Value at Reporting Date Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
December 31, 2009
Available for sale:
Mortgage Fund	$260	$—	$260	$—

Available-for-sale:
Mortgage Backed Securities	$7,839	$—	$7,839	$—

Nonrecurring Basis

The Association has segregated all financial assets and liabilities that are measured at fair value on a nonrecurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. The Association did not record any liabilities at fair value for which measurement of the fair value was made on a non-recurring basis.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

15.	FAIR VALUES OF FINANCIAL INSTRUMENTS — (Continued)

Nonrecurring Basis — (Continued)

The fair value of the impaired loans is measured at the fair value of the collateral for collateral-dependent loans. Impaired loans are Level 2 assets measured using appraisals from external parties of the collateral less any prior liens. Repossessed assets are initially recorded at fair value less estimated costs to sell. The fair value of repossessed assets is based on property appraisals and an analysis of similar properties available. As such, the Bank records repossessed assets as Level 2.

	Fair Value at Reporting Date Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
December 31, 2010
Assets
Impaired Loans	$352	$—	$352	$—
Repossessed Assets	167	—	167	—

Total	$519	$—	$519	$—

	Fair Value at Reporting Date Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
December 31, 2009
Assets
Impaired Loans	$534	$—	$534	$—
Repossessed Assets	779	—	779	—

Total	$1,313	$—	$1,313	$—

Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Association’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. In accordance with generally accepted accounting principles, certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Association.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Short-Term Investments — For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

15.	FAIR VALUES OF FINANCIAL INSTRUMENTS — (Continued)

Financial Instruments — (Continued)

Securities — Fair value of securities is based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans — The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan losses, which was used to measure the credit risk, is subtracted from loans.

Deposits — The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

Borrowings — The fair value of FHLB advances is estimated using the rates currently offered for advance of similar maturities.

Commitments to Extend Credit and Standby Letters of Credit — The fair values of commitments to extend credit and standby letters of credit do not differ significantly from the commitment amount and are therefore omitted from this disclosure.

The estimated approximate fair values of the Bank’s financial instruments as of December 31, 2010 and 2009 are as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial Assets:
Cash and Short-Term Investments	$7,031	$7,031	$3,454	$3,454
Securities	10,740	10,757	11,450	11,466
Loans — Net	180,631	181,000	186,251	187,000

Financial Liabilities:
Deposits	159,130	158,000	142,948	141,000
FHLB Borrowings	26,483	27,000	44,333	46,000

16.	PLAN OF CONVERSION

On December 14, 2010, the Board of Directors of the Association adopted a Plan of Conversion (the Plan) whereby the Association will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and operate as a wholly owned subsidiary of a stock holding company (the Holding Company), and offer the Holding Company stock on a priority basis to qualifying depositors, tax-qualified employee benefit plans sponsored by the Association, and others in a subscription offering, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering (the Conversion). The Conversion is subject to approval by the Office of Thrift Supervision and by the Association’s members.

As part of the Conversion, the Association will establish a liquidation account in an amount equal to the net worth of the Association as of the date of the latest balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Association after the Conversion. The liquidation account

STATE-INVESTORS BANK

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010 AND 2009 — (Continued)

16.	PLAN OF CONVERSION — (Continued)

will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

Conversion cost will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. As of December 31, 2010, the Association had incurred $57,000 of conversion costs.

You should rely only on the information contained in this prospectus. Neither State-Investors Bank nor State Investors Bancorp, Inc. has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for State-Investors Bank)

Up to 2,530,000 shares of Common Stock

(Anticipated Maximum, Subject to Increase)

Common Stock

PROSPECTUS

Keefe, Bruyette & Woods

                    , 2011

Until                          , 2011, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUPPLEMENT

State-Investors Bank 401(k) Plan

Offering Participation Interests in up to 380,361 shares of

State Investors Bancorp, Inc.

Common Stock

This prospectus supplement is being provided to employees of State-Investors Bank who are participants in the newly adopted State-Investors Bank 401(k) Plan (the “Plan”). The current Plan was adopted for the benefit of State-Investors Bank active employees to replace the former Pentegra Defined Contribution Plan for Financial Institutions (referred to as the “former Plan”). The account balances of active employees of State-Investors Bank have been transferred from the Pentegra Defined Contribution Plan for Financial Institutions, a multiple-employer plan in which State-Investors Bank formerly participated, to the Plan, effective as of March 1, 2011, provided that such employees consented to such transfer. This prospectus supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in stock units representing an ownership interest in the common stock of State Investors Bancorp, Inc. at a purchase price of $10.00 per share.

State-Investors Bank is converting from a mutual savings bank to a stock savings bank and establishing a stock holding company, State Investors Bancorp, to hold all of the outstanding shares of State-Investors Bank. All of the shares of State Investors Bancorp will be held by public shareholders. In connection with the conversion, State Investors Bancorp’s common stock will be offered for sale to certain depositors in a subscription offering and then to the general public in a community offering.

As a participant in the Plan, you may use your account balance in the Plan to purchase shares of State Investors Bancorp common stock in two possible ways:

•

First, if you already have subscription rights as an eligible depositor of State-Investors Bank, you may exercise such rights and use the monies held in your individual Plan account to purchase shares during the subscription offering of State Investors Bancorp’s shares, subject to the limitations and other conditions of such offering. If you do not have subscription rights, you may be able to use the monies held in your individual Plan account to purchase shares during a community offering, as a member of the general public. Subscription offering orders, however, will have preference over orders placed in a community offering, in the event the offering is oversubscribed. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Plan account into a new investment option, the employer stock fund, which provides the opportunity to invest State Investors Bancorp’s common stock. The purchase price is $10.00 per share.

•

Second, after State Investors Bancorp’s initial public offering is completed, on an ongoing basis, whether or not you purchase shares during the offering, you will be able to allocate all or a portion of your Plan account between all of the Plan’s investment funds including the option to invest in State Investors Bancorp’s common stock. The purchase price of shares will be market price, which may be more or less than the $10.00 purchase price in the offering.

The prospectus dated                      2011 of State Investors Bancorp, which is attached to this prospectus supplement, includes detailed information with respect to State Investors Bancorp, State-Investors Bank and the offering of State Investors Bancorp common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-9 in this prospectus supplement and “Risk Factors” beginning on page      in the prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The participation interests are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, State-Investors Bank or State Investors Bancorp, Inc. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is                      2011

i

THE OFFERING

Summary of the Conversion

State-Investors Bank is converting from the mutual to the stock form and organizing a new stock holding company under the name State Investors Bancorp, Inc., a Louisiana corporation. State-Investors Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of State Investors Bancorp. You may use your Plan account to subscribe for shares of common stock of State Investors Bancorp as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. State-Investors Bank is offering stock units in the Plan. The stock units represent indirect ownership of State Investors Bancorp common stock through the State Investors Bancorp, Inc. Stock Fund being established under the Plan in connection with the stock offering. At January 31, 2011, the Plan had $3,803,610 in assets which could be used to purchase up to 380,361 shares (at the purchase price of $10.00 per share) of State Investors Bancorp’s common stock subject to the limitations and conditions of State Investors Bancorp’s offering. The Plan will hold the common stock and the Plan will only acquire shares at the instruction of Plan participants for their own accounts. State Investors Bancorp is the issuer of the common stock. The common stock to be issued hereby is conditioned on the completion of the conversion. Your investment in the common stock of State Investors Bancorp in the conversion is subject to the priority purchase rights applicable to you, as set forth in the Plan of Conversion, and as described below. Information with regard to the Plan is contained in this prospectus supplement, and information with regard to the conversion and the financial condition, results of operation and business of State-Investors Bank is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of State Investors Bancorp and State-Investors Bank is 1041 Veterans Boulevard, Metairie, Louisiana 70005. The telephone number of State-Investors Bank is (504) 832-9400.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the conversion according to your directions. In the event the offering is oversubscribed and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that is not invested in common stock of State Investors Bancorp will be returned to the other investments of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance to purchase shares of State Investors Bancorp’s common stock in the offering, your Plan account balance will remain in the other investment options of the Plan as previously directed.

You are permitted to use funds allocated to your Plan account to purchase shares of State Investors Bancorp’s common stock in the subscription offering to the extent that you fall into one of the following orders of priority:

•	first, you held deposit account(s) at State-Investors Bank with an aggregate balance of $50 or more at the close of business on October 31, 2009;

•	second, you held deposit account(s) at State-Investors Bank with an aggregate balance of $50 or more at the close of business on March 31, 2011; and

•	third, you held deposit account(s) at State-Investors Bank at the close of business on 2011.

If you do not qualify in the subscription offering, your order will be treated as a community offering order. Common stock so purchased will be allocated to your Plan account.

The limitations on the amount of common stock that you may purchase in the offering, as described in the attached prospectus, see “The Conversion and Offering—Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering with funds held outside the Plan, together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

Accompanying this prospectus supplement is an investment election form attached as Annex A. The investment election form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of State Investors Bancorp. If you wish to invest all or part of your beneficial interest in the assets of the Plan in State Investors Bancorp’s common stock during the offering, you should complete the investment election form and return it to                      no later than 5:00 p.m., Central time on                      2011. In order to purchase shares outside the Plan (in your name or through an IRA), you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your State-Investors Bank deposit account(s) to be received by the conversion center no later than 5:00 p.m., Central time, on                      2011. If you do not have a stock order form, or have other questions about purchasing stock outside the Plan, contact the Conversion Center by calling (            )         -        .

Deadline for Delivery of Election Forms

The investment election form must be returned to State-Investors Bank, 1041 Veterans Boulevard, Metairie, Louisiana 70005, Attn:                     , to be received no later than 5:00 p.m., Central time on                      2011.

Irrevocability of Election to Participate in the Offering

After you return the investment election form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock during the offering are irrevocable.

Direction to Purchase Common Stock After the Offering

After the offering, whether or not you elected to purchase shares during the offering, you will continue to be able to direct the investment of your plan contributions in the investment options available under the Plan, including State Investors Bancorp’s common stock, through the employer stock fund (the percentage invested in any option must be a whole percent). You may change the allocation of your interest in the various investment options offered under the Plan at any time. Special restrictions may apply to transfers directed to or from State Investors Bancorp’s common stock if you are an executive officer, director or principal shareholder of State Investors Bancorp and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, participants who are our officers or directors will not be able to transfer their initial investment out of State Investors Bancorp’s common stock purchased in the offering for a period of one (1) year following completion of the conversion.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the offering will be used by the Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering.

After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from State Investors Bancorp’s treasury stock account. The prices paid by the trustee for shares acquired in the open market may be higher or lower than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as quoted on the Nasdaq Stock Market.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in State Investors Bancorp common stock) of other participants.

DESCRIPTION OF THE PLAN

Introduction

The former Plan was originally adopted effective as of January 1, 1993 and participated in the Pentegra Defined Contribution Plan for Financial Institutions, a multiple employer plan. The former Plan was amended effective September 1, 2007 to add a 401(k) employee deferral and employer matching contribution feature. The former Plan was further amended and restated effective as of December 31, 2007. In connection with the mutual to stock conversion of State-Investors Bank and the initial public offering of common stock of State Investors Bancorp, State-Investors Bank desired to permit employees who participated in the former Pentegra Plan and who have the ability to direct the investment of their account balances to purchase common stock of State-Investors Bancorp in their accounts in the Plan. In order to facilitate the purchase of shares, however, State-Investors Bank was required to transfer the account balances of State-Investors Bank employees who participated in former Pentegra Plan to a new single employer plan that State-Investors Bank established. The single employer Plan was adopted effective March 1, 2011. The former Pentegra Plan does not permit the account balances of former employees to be transferred to the new single employer plan. Accordingly, no account of a former employee has been transferred to the Plan.

The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. State-Investors Bank received a determination letter from the IRS dated March 8, 2010 for the former Plan, which provides that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code

Employee Retirement Income Security Act

The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with State-Investors Bank. A substantial federal tax penalty also may be imposed on distributions made prior to you attaining the age 59  1/2.

Reference to Full Text of Plan

The following is a summary of the Plan and does not contain all of the detailed information in the Plan. Copies of the Plan are available to all employees by request from State-Investors Bank, 1041 Veterans Boulevard, Metairie, Louisiana 70005, Attn:                     . You are urged to read carefully the full text of the Plan. To the extent that any conflict may exist between the terms and conditions of the Plan and the description in this prospectus supplement, the terms and conditions in the Plan shall control.

Eligibility and Participation

An employee of State-Investors Bank is eligible to become a participant in the Plan once the employee reaches age 21 and after completing one (1) year of employment in which the employee completed at least 1,000 hours of service. An eligible participant will enter the Plan on the first day of the calendar month coinciding with or next following the date an employee satisfies these requirements. After an employee enters the Plan, he or she is eligible to receive employer safe harbor matching contributions equal to 100% of the amount of the participant’s elective deferrals that do not exceed 3% of the participant’s eligible compensation, and 50% of the amount of the participant’s elective deferrals that exceed 3% of the participant’s eligible compensation but that do not exceed 5% of the participant’s compensation. The plan year is the calendar year, January 1 to December 31.

As of January 31, 2011, there were approximately 27 employees actively participating in the Plan.

Contributions Under the Plan

401(k) Contributions. As a Plan participant, during 2010 you were permitted to make elective deferral contributions to the Plan (in whole percentages) in an amount up to 75% of your Plan compensation. Effective March 1, 2011, the Plan was amended and restated and, in connection with the restatement of the Plan, you are now permitted make elective deferral contributions in any amount up to the maximum percentage of compensation permitted to under the tax laws. Contribution changes are permitted daily. The amount you elect is subject to certain restrictions and limitations, as discussed below, not to exceed $16,500 for 2011 or such higher amount as may be periodically set by the IRS, with such amount to be contributed to the Plan on your behalf. If you are 50 years or older, you can also make “catch up” contributions of up to $5,500 in 2011. Your pre-tax employee contributions are transferred by State-Investors Bank to the trustee and credited to your Plan account. The Plan defines “compensation” as your income reportable on Form W-2 for purposes of Section 6051 of the Internal Revenue Code, plus certain pre-tax contributions. Generally, you may elect to modify the amount contributed to your Plan account; however, special restrictions apply to the employer stock fund if you are subject to Section 16 of the Securities Exchange Act of 1934.

Employer Matching and Profit Sharing Contributions. State-Investors Bank currently contributes a matching contribution amount equal to 100% of the first 3% of your contribution, plus 50% of the next 2% of your compensation. State-Investors Bank may also make annual discretionary profit sharing contributions to the Plan. Such profit sharing contributions are not mandatory and historically have been determined on the basis of a fixed percentage of participants’ compensation. Discretionary profit sharing contributions are fully vested when contributed to the Plan.

Limitations on Contributions

Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account during any calendar year generally may not exceed the lesser of 100% of compensation for the calendar year or $49,000 (for 2011) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

Limitation on 401(k) Plan Contributions. By law, your total deferrals under the Plan may not exceed $16,500 for 2011 ($22,000 if you are 50 years or older), adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees. Section 401(k) of the Internal Revenue Code limits the amount of salary deferrals that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of State Investors Bancorp), or (2) for the preceding year had compensation from the employer in excess of $110,000 (for 2011), and if the employer so elects was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions either are recharacterized or are distributed before the close of the first 12 months following the calendar year to which such excess contributions relate.

Top-Heavy Plan Requirements. If for any calendar year the Plan is a top-heavy plan, State-Investors Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be regarded as a “top-heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the calendar year, was (1) an officer of State-Investors Bank having annual compensation in excess of $160,000 (for 2011), (2) a 5% owner of State Investors Bancorp (i.e., owns directly or indirectly more than 5% of the stock of State Investors Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of State Investors Bancorp or (3) a 1% or greater owner of State Investors Bancorp having annual compensation in excess of $150,000.

Loans

You are generally permitted to borrow money from your account once per year. The loan amount must be at least $1,000 and is limited to a maximum of 50% of your vested account balance, up to a maximum of $50,000. The interest rate will be determined at the time of the loan request. This rate will remain fixed for the life of the loan. You can borrow for any reason up to a maximum term of 60 months. If you are borrowing to purchase a residence, your loan may have a term of up to 180 months. Refinancing is not permitted. The Plan Administrator can provide you with information about the fees associated with a loan. Unlike a withdrawal, there are no tax penalties associated with the plan’s loan feature, unless you default on the loan repayment, in which case the loan is treated as a withdrawal.

Hardship Withdrawal

You can withdraw contributions made on your behalf if your employer determines that you have an immediate financial need created by severe hardship and you lack other reasonably available resources. The IRS defines financial hardship as:

•	Purchase of a primary residence and payment of certain expenses related to the repair of damage to a primary residence.

•	To prevent eviction from or foreclosure of a primary residence.

•	Tuition, including room and board, for the next 12 months of post-secondary education for yourself, your spouse or children.

•	Payment of unreimbursed medical expenses and certain funeral expenses.

•	Payment for expenses for repairing damages to a principal residence that would qualify for a casualty deduction under the Internal Revenue Code.

In the event of a hardship withdrawal, you may continue to make contributions to the 401(k) Plan.

In-Service Withdrawal

In general, you may make a full or partial withdrawal if you have an immediate financial need created by severe hardship, as described in the preceding paragraph under the header “Hardship Withdrawal.” If you make a withdrawal, you may continue to make contributions to the Plan. The Plan also provides for in-service withdrawals of rollover account balances and, to the extent that you are vested in your Plan account balance and have completed five (5) years of participation in the Plan, employer matching contributions. You are also entitled to apply for in-service distribution of your entire account balance if you have attained age 59 1/2.

Under current tax law, any amounts withdrawn from the plan—both contributions and earnings—will be taxed as ordinary income. Distributions before age 59 1/2, unless such distributions are a result of severance from employment at or after age 55, or death, are also subject to a 10% early withdrawal penalty, as well as regular income tax.

Investment of Contributions

All amounts credited to your accounts under the Plan are held in a trust. A trustee appointed by State-Investors Bank’s Board of Directors administers the trust. Accompanying this prospectus supplement is Annex B, which provides a description of the investment choices under the Plan.

Employer Stock

Each participant’s beneficial interest in his or her common stock of State Investors Bancorp will be valued using the unit accounting method and the common stock acquired by the trustee will be denominated in stock units and held in trust for the participants in the Plan. Initially one stock unit will equal one share of State Investors Bancorp common stock, and a stock unit initially will be valued at $10.00. Following the stock offering, the stock unit value will be determined by dividing the total market value of the State Investors Bancorp, Inc. Stock Fund at the end of each day by the total number of units held in the State Investors Bancorp, Inc. Stock Fund by all participants as of the close of the previous day. The change in stock unit value will reflect the day’s change in stock price, any cash dividends accrued and the interest earned on the cash component of the State Investors Bancorp, Inc. Stock Fund, less any investment management fees. All purchases will be made at prevailing market prices. Under certain circumstances, the Plan trustee may be required to limit the daily volume of shares purchased.

Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock will be paid out of a cash account managed by the Plan trustee. Therefore, although your account will not be directly adjusted for such fees, the market value of the shares held in your account will be reduced.

As of the date of this prospectus supplement, none of the shares of State Investors Bancorp common stock have been issued or are outstanding and there is no established market for State Investors Bancorp’s common stock. Accordingly, there is no record of the historical performance of State Investors Bancorp’s common stock. Generally, performance will be dependent upon a number of factors, including the financial condition and profitability of State Investors Bancorp and market conditions for State Investors Bancorp’s common stock.

Vesting

You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. In addition, you are always 100% vested in any employer safe harbor matching or other contributions made on your behalf (and the earnings thereon) under the Plan.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment or in installments over a period not in excess of his remaining life expectancy. Payment of your benefits must generally begin no later than the April 1 following the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire.

Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment.

Distribution Upon Termination of Employment

After termination of employment with State-Investors Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan administrator will furnish to you a quarterly statement showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

The Board of Directors of State-Investors Bank is the named fiduciary of the Plan for purposes of ERISA. The trustee for all the investment funds under the Plan, except the employer stock fund, is Pentegra Trust Company. Anthony Sciortino is currently the trustee of the State Investors Bancorp, Inc. Stock Fund. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of State-Investors Bank. Currently, the Plan administrator is State-Investors Bank. The address and telephone number of the administrator is 1041 Veterans Boulevard, Metairie, Louisiana 70005, (504) 832-9400.

The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

State-Investors Bank intends to continue the Plan indefinitely. Nevertheless, State-Investors Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. State-Investors Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that State-Investors Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General. The following is a brief summary of certain federal income tax aspects of the Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. State-Investors Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59  1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by State-Investors Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by State-Investors Bank which is included in such distribution.

Averaging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by State-Investors Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

Under a special rule, if you turned age 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments

Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by IRS regulations.

Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to an IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to an IRA. Distributions that are made directly to another retirement plan or a traditional IRA are generally not taxable to you until you take a distribution from such plan or IRA. Distributions may also be made to a Roth IRA, provided that the taxable amount of the distribution will be included in your taxable income. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or the participant and another individual), or for a period of 10 years or more, (2) a minimum distribution required by Section 401(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

All shares of common stock purchased in connection with the conversion by any of our directors or officers, including shares acquired in the Plan, will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as long as the common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, and Rule 144 under the Securities Act of 1933, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as State Investors Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans, must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations on a Form 5 within 45 days after the close of State Investors Bancorp’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Forms 4 or Forms 5 filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by State Investors Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for Plan benefits and the change in net assets available for Plan benefits at December  31, 2010, is available upon written request to the Plan administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for State Investors Bancorp and State-Investors Bank in connection with the conversion and offering.

ANNEX A

STATE-INVESTORS BANK 401(k) PLAN

Investment Election Form

Name of Plan Participant:	Social Security Number:

1. INSTRUCTIONS. This form provides your directions to sell certain investments in your State-Investors Bank 401(k) Plan account for the purpose of purchasing the common stock of State Investors Bancorp, Inc. during the stock offering.

To direct the investment of all or part of the funds credited to your account into the common stock of State Investors Bancorp, you should complete and submit this form to                     ,                     , to be received no later than 5:00 p.m., Central time on                      2011. A representative for State-Investors Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact                      at (            )         -        . If you do not complete and return this form to State-Investors Bank by 5:00 p.m. on                      2011, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions.

2. INVESTMENT DIRECTIONS. As directed below, I hereby authorize the sale of the funds currently credited to my account and the purchase of common stock of State Investors Bancorp with such proceeds. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. If the value of any fund you select is insufficient to cover the dollar amount selected below, then your order will be reduced accordingly. Be aware that the fund values change daily, and funds will not be transferred for several days after                      2011.

Plan Investment Funds	Dollar Amount
Target Retirement Income Fund	Sell $
Target Retirement 2010 Fund	Sell $
Target Retirement 2015 Fund	Sell $
Target Retirement 2020 Fund	Sell $
Target Retirement 2025 Fund	Sell $
Target Retirement 2030 Fund	Sell $
Target Retirement 2035 Fund	Sell $
Target Retirement 2040 Fund	Sell $
Target Retirement 2045 Fund	Sell $
Target Retirement 2050 Fund	Sell $
Pentegra Stable Value Fund	Sell $
Short Term Investment Fund	Sell $
Government Short Term Investment Fund	Sell $
Treasury Inflation Protected Securities Fund	Sell $
Aggregate Bond Index Fund	Sell $
S&P 500 Index Fund	Sell $
Vanguard Value Index Fund	Sell $
Vanguard Growth Index Fund	Sell $
S&P MidCap Index Fund	Sell $
Russell 2000 Index Fund	Sell $
Nasdaq 100 Index Fund	Sell $
US REIT Fund	Sell $
International Fund	Sell $

Number of Shares of State Investors Bancorp	Price Per Share	Total Amount To Purchase

	X $10.00 =		$

A-1

3. PURCHASER INFORMATION. To the extent that your order cannot be filled with common stock of State Investors Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections. Please indicate your purchase priority in the offering.

a.	☐	Eligible Account Holder—Check here if you were a depositor with $50.00 or more on deposit with State-Investors Bank as of October 31, 2009. Please list your accounts below.

b.	☐

Supplemental Eligible Account Holder—Check here if you were a depositor with $50.00 or more on deposit with State-Investors Bank as of March 31, 2011, but are not an Eligible Account Holder. Please list your account(s) below.

c.	☐	Other Member—Check here if you were a depositor with State-Investors Bank as of 2011, but are not an Eligible Account Holder or Supplemental Eligible Account Holder. Please list your account(s) below.

d.	☐	Community Member—Check if none of the above subscription offering categories applies, but you wish to place an order for common stock through the Plan in the community offering.

Please	Note: Failure to list all of your State-Investors Bank deposit accounts that qualify you in a, b or c above, may result in the loss of part or all of your subscription rights.

Account Title (Name(s) on Account)	Deposit Account Number

4. PURCHASE LIMITATIONS. The following restrictions apply to the aggregate number of shares you may request to purchase during the stock offering, including your purchase through the Plan plus any purchases you make outside the Plan, using a Stock Order Form:

•	Minimum number of shares: 25 shares ($250)

•	Maximum number of shares: up to 30,000 shares ($300,000)

•	Maximum number of shares for you, together with associates: shares ($ )

See “The Offering—Limitations on Common Stock Purchases” in the accompanying prospectus for more information.

5. ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form is irrevocable and shall be subject to all of the terms and conditions of State-Investors Bank 401(k) Plan and the Plan of Conversion. I acknowledge that I have received a copy of the prospectus and the prospectus supplement. To the extent your order cannot be filled with common stock of State Investors Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections.

Please contact the conversion center at (            )             -             for more information.

Signature of participant	Date:

Keep a Copy of this Form for Your Records

A-2

ANNEX B

STATE-INVESTORS BANK

401(k) PLAN

Investment Choices

You may currently direct the investment of your account into one or more of the following funds. Available information concerning the annual percentage returns of these funds for the prior three years is provided below.

Target Retirement Income Fund	Government Short Term Investment Fund
Target Retirement 2010 Fund	Treasury Inflation Protected Securities Fund
Target Retirement 2015 Fund	Aggregate Bond Index Fund
Target Retirement 2020 Fund	S&P 500 Index Fund
Target Retirement 2025 Fund	Vanguard Value Index Fund
Target Retirement 2030 Fund	Vanguard Growth Index Fund
Target Retirement 2035 Fund	S&P MidCap Index Fund
Target Retirement 2040 Fund	Russell 2000 Index Fund
Target Retirement 2045 Fund	Nasdaq 100 Index Fund
Target Retirement 2050 Fund	US REIT Fund
Pentegra Stable Value Fund	International Fund
Short Term Investment Fund

In connection with the offering of common stock of State Investors Bancorp, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the State Investors Bancorp, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

The net gain (or loss) of the funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) will be determined at least daily during the calendar year. For purposes of such allocations, all assets of the trust are valued at their fair market value.

Core Investment Funds. The annual percentage return on these funds for the prior three years was:

Funds	2010	2009	2008
Target Retirement Income Fund	9.75%	*	*
Target Retirement 2010 Fund	12.32%	*	*
Target Retirement 2015 Fund	13.77%	17.11%	-22.8%
Target Retirement 2020 Fund	14.71%	*	*
Target Retirement 2025 Fund	15.30%	20.75%	-28.7%
Target Retirement 2030 Fund	15.86%	*	*
Target Retirement 2035 Fund	16.08%	25.83%	-34.2%
Target Retirement 2040 Fund	16.31%	*	*
Target Retirement 2045 Fund	16.23%	26.35%	-34.1%
Target Retirement 2050 Fund	16.22%	*	*
Pentegra Stable Value Fund	3.66%	2.19%	2.9%

Funds	2010	2009	2008
Short Term Investment Fund	0.28%	0.19%	2.3%
Government Short Term Investment Fund	-0.05%	-0.09%	1.9%
Treasury Inflation Protected Securities Fund	6.23%	10.60%	*
Aggregate Bond Index Fund	6.59%	5.49%	4.9%
S&P 500 Index Fund	15.13%	26.01%	-37.3%
Vanguard Value Index Fund	14.28%	*	*
Vanguard Growth Index Fund	16.96%	*	*
S&P MidCap Index Fund	26.61%	36.58%	-36.5%
Russell 2000 Index Fund	26.71%	26.85%	-33.8%
Nasdaq 100 Index Fund	20.09%	53.98%	-42.0%
US REIT Fund	27.85%	26.77%	-39.3%
International Fund	7.83%	31.33%	-43.6%

*	The annual percentage return on these funds is not available due to date of inception and/or date of offering to the Plan

Investment Fund Descriptions

The following is a brief description of the above referenced investment funds available for participant election.

SSgA Target Retirement Funds (including SSgA Target Retirement Income Fund, SSgA Target Retirement 2010 Fund, SSgA Target Retirement 2015 Fund, SSgA Target Retirement 2020 Fund, SSgA Target Retirement 2025 Fund, SSgA Target Retirement 2030 Fund, SSgA Target Retirement 2035 Fund, SSgA Target Retirement 2040 Fund, SSgA Target Retirement 2045 Fund and SSgA Target Retirement 2050 Fund). These funds offer complete, low cost investment strategies with asset allocations which become more conservative as you near retirement and are designed for people who want a professional to decide what types of investments are best for their selected retirement date. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The funds seek to match, as closely as possible, the performance of the corresponding SSgA Custom Index, over the long term. Each fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each fund (other than the SSgA Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name.

Over time, the allocation to asset classes and funds change according to a predetermined “glide path.” (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund). Each fund’s asset allocation will become more conservative as it approaches its target retirement date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retirement. The allocations reflected in the glide path do not reflect tactical decisions made by SSgA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund’s strategic allocation according to its glide path and applicable benchmark. Each fund attempts to closely match the characteristics and returns or its custom benchmark as opposed to any attempts to outperform this benchmark.

Once a fund reaches its target retirement date, it will begin a five-year transition period to the SSgA Target Retirement Income Fund resulting at the end of that five-year period in an allocation to stocks that will remain fixed at approximately 35% of assets. The remainder of the fund will be invested in fixed-income securities.

Pentegra Stable Value Fund. The fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. The fund invests in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. Each issuer must meet the credit quality criteria in order to be approved by the investment manager. The fund is managed to a weighted average maturity of approximately 1.5-4.0 years and maintains an average AA credit quality.

Short Term Investment Fund. The fund seeks to maximize current income while preserving capital and liquidity through investing in a diversified portfolio of short-term securities. The fund’s yield reflects short-term interest rates. The fund seeks to maintain a diversified portfolio of short-term securities by investing in high-quality money market securities and other short-term debt investments. Most of the investments in the fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investors Service.

Government Short Term Investment Fund. This fund seeks to provide the safety of principal and current income offered by short-term U.S. government securities. The fund seeks to preserve principal and offer liquidity by investing only in short-term issues of the U.S. Treasury and its agencies. The fund’s investments have a short time to maturity, with no more than 20% of the fund invested beyond 90 days. No security may have a maturity of more than 13 months.

TIPS Index Fund. The fund seeks to match the total rate of return of the Barclays Capital U.S. Inflation Notes Index during a calendar year. The fund seeks to match the return of the index by investing in a portfolio of U.S. Treasury inflation protected securities. The duration of the fund is managed to that of the benchmark at all times, as are the sector and security weights. Overall sector and security weightings are also matched to the index. The fund is one of full replication, investing in a portfolio that owns the market-value weight of each security in the index.

Aggregate Bond Index Fund. The fund seeks to match the returns of the Barclays Capital U.S. Aggregate Bond Index. The fund invests primarily in government, corporate, mortgage-backed and asset-backed securities. The fund invests in a well-diversified portfolio that is representative of the broad domestic bond market.

S&P 500 Index Fund. The fund seeks to replicate the returns and characteristics of the S&P 500 Index. The fund seeks to maintain the returns of the index by investing in a portfolio that replicates the index by owning securities in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking, and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs in the fund. The fund uses a hierarchy of trading alternatives when appropriate—internal crossing, external crossing, futures, and open market trades—to attempt to capitalize on every opportunity to reduce the fund’s transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in unleveraged S&P 500 stock index futures contracts. Futures help enable better tracking of index returns and allow for greater liquidity.

Vanguard Value Index. The fund seeks to track the investment performance of the MSCI US Prime Market Value Index, an unmanaged benchmark representing U.S. large-capitalization value stocks. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.

Vanguard Growth Index. The fund seeks to track the investment performance of the MSCI US Prime Market Growth Index, an unmanaged benchmark representing large U.S. firms. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.

S&P MidCap Fund. The fund seeks to replicate the returns and characteristics of the S&P MidCap 400 Index. The fund seeks to match the return of the index by investing in a portfolio that owns units of one or more portfolios that hold securities of the index, in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate—internal crossing, external crossing, futures, and open market trades – to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in S&P MidCap 400 stock index futures contract. Futures help enable better tracking of index returns and allow for greater liquidity.

Russell 2000 Index Fund. The fund seeks to replicate the returns and characteristics of the Russell 2000 Index. The fund seeks to match the return of the index by investing in a portfolio that holds the securities of the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate—internal crossing, external crossing, futures, and open market trades—to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% exposure to the equity market and help increase tracking accuracy, the base fund may hold Russell 2000 Index futures contracts (no more than 5% of the holdings are futures). Futures help enable better tracking of index returns and allow for greater liquidity.

Nasdaq 100 Index Fund. The fund seeks to match the performance of the NASDAQ 100 Index. The fund invests in all of the stocks in the NASDAQ 100 Index in proportion to their weighting in the Index. The Fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

REIT Index Fund. The fund invests primarily in equity shares of real estate investment trusts (REITs). The fund typically invests in all securities in the Dow Jones/Wilshire REIT Index in proportion to their weighting in the Index. The fund seeks to match the performance of the Dow Jones/Wilshire REIT Index while providing daily liquidity. As such we seek to maintain sector and security weightings that closely match the Index. The Dow Jones/Wilshire REIT Index is comprised of 90 publicly traded REITs. To be included in the Index, a company must be an equity owner and operator of commercial (or residential) real estate and must generate at least 75% of its revenue from such assets. The REITs invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. REITS generate income from rentals or lease payments and offer the potential for growth from property appreciation and the potential for capital gains from the sale of properties.

International Fund. The fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index while providing daily liquidity. The fund typically invests in all the stocks in the MSCI EAFE Index in proportion to their weighting in the Index. The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.            Other Expenses of Issuance and Distribution.

SEC filing fees*	$3,378
Office of Thrift Supervision filing fees	12,000
Nasdaq filing fees	50,000
FINRA filing fees*	3,410
Printing, postage, mailing and EDGAR expenses	95,000
Legal fees	350,000
Blue Sky filing fees and expenses	5,000
Accounting fees and expenses	75,000
Appraiser’s fees and expenses	47,500
Business plan fees and expenses	32,000
Financial advisor expenses (including legal fees)(1)	90,000
Conversion agent fees and expenses	10,000
Transfer agent fees and expenses	7,500
Certificate printing	3,000
Miscellaneous	41,212

Total	$825,000

*	Estimated

(1)

In addition to the foregoing expenses, Keefe, Bruyette & Woods will receive fees based on the number of shares sold in the conversion and offering. Based upon the assumptions and the information set forth under “Pro Forma Data” and “The Conversion and Offering - Marketing Arrangements” in the Prospectus, it is estimated that such fees will be $187,550, $225,500, $263,450 and $307,093 at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, respectively.

Item 14.            Indemnification of Directors and Officers.

      In accordance with the Louisiana Business Corporation Law, Article 8 of the Registrant’s Articles of Incorporation provides as follows:

      A.        Personal Liability of Directors and Officers.  A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

      B.        Indemnification.   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

      C.        Advancement of Expenses.  Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

      D.        Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

      E.        Insurance.  The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

      F.        Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

      G.        Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

      H.        Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Item 15.            Recent Sales of Unregistered Securities

      Not applicable.

Item 16.            Exhibits and Financial Statement Schedules

      The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

      (a)       List of Exhibits (filed herewith unless otherwise noted)

No.	Description
1.1	Engagement Letter with Keefe, Bruyette & Woods as financial advisor
1.2	Form of Agency Agreement with Keefe, Bruyette & Woods(1)
2.1	Plan of Conversion
3.1	Articles of Incorporation State Investors Bancorp, Inc.
3.2	Bylaws of State Investors Bancorp, Inc.
4.0	Form of Stock Certificate of Home Federal Bancorp, Inc. of Louisiana
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality(1)
8.1	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters
8.2	Opinion of Sagona, Bourg, Lee, Matthew & Co., L.L.C. re: Louisiana tax matters(1)
8.3	Letter of RP Financial, LC. re: Subscription Rights
10.1	State-Investors Bank Supplemental Executive Retirement Agreement for Anthony S. Sciortino
10.2	State-Investors Bank 2009 Supplemental Retirement Plan for Non-Employee Directors
10.3	Form of Employment Agreement between State-Investors Bank and Anthony S. Sciortino
10.4	Form of Employment Agreement between State Investors Bancorp, Inc. and Anthony S. Sciortino

No.	Description
10.5	Form of Employment Agreement between State-Investors Bank and Daniel McGowan
10.6	Form of Employment Agreement between State Investors Bancorp, Inc. and Daniel McGowan
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0(1) and Exhibit 8.1, respectively)
23.2	Consent of Hannis T. Bourgeois, LLP
23.3	Consent of RP Financial, LC.
23.4	Consent of Sagona, Bourg, Lee, Matthew & Co., L.L.C. (included in Exhibit 8.2)(1)
24.0	Power of Attorney (included in Signature Page of this Registration Statement)
99.1	Subscription Order Form and Instructions(1)
99.2	Additional Solicitation Material(1)
99.3	Appraisal Report of RP Financial, LC.

(1) To be filed by amendment.

(b)        Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)          That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)          That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)        That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following completion of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Metairie, Louisiana on March 7, 2011.

STATE INVESTORS BANCORP, INC.

By:	/s/ Anthony S. Sciortino
Anthony S. Sciortino
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Anthony S. Sciortino, his true and lawful attorney, with full power to sign for each person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Anthony S. Sciortino Anthony S. Sciortino	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	March 7, 2011

/s/ Daniel McGowan Daniel McGowan	Director, Chief Financial Officer (principal financial and accounting officer)	March 7, 2011

/s/ Jules G. Albert, Jr. Jules G. Albert, Jr.	Director	March 7, 2011

/s/ Joseph J. Lepow Joseph J. Lepow	Director	March 7, 2011

/s/ Mahlon L. Oustalet Mahlon L. Oustalet	Director	March 7, 2011

/s/ Salvatore E. Panzeca Salvatore E. Panzeca	Director	March 7, 2011

/s/ Dalton L. Woolverton Dalton L. Woolverton	Director	March 7, 2011